UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
PSYCHIATRIC SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $.01 per share, of Psychiatric Solutions, Inc. (“Common Stock”).
(2)	Aggregate number of securities to which transaction applies:

55,922,050 shares of Common Stock

1,316,477 shares of restricted Common Stock

6,447,308 options to purchase shares of Common Stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (A) the product of the sum of (i) 55,922,050 shares of Common Stock and (ii) 1,316,477 shares of restricted Common Stock multiplied by the merger consideration of $33.75 per share, and (B) options to purchase 5,120,007 shares of Common Stock (only includes the options with an exercise price less than $33.75 per share) multiplied by $10.33 (which is the difference between $33.75 and the weighted average exercise price of $23.42 per share). The filing fee was calculated by multiplying 0.0000713 by the sum of the amounts calculated pursuant to clauses (A) and (B) of the preceding sentence.
(4)	Proposed maximum aggregate value of transaction: $1,984,689,959
(5)	Total fee paid: $141,508

☑	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067

September 8, 2010

TO OUR STOCKHOLDERS:

On May 16, 2010, Psychiatric Solutions, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Universal Health Services, Inc., a Delaware corporation (“UHS”), and Olympus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of UHS (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of UHS (the “merger”). If the merger is completed, you will be entitled to receive $33.75 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock that you own as of the effective time of the merger.

A special meeting of our stockholders will be held on Tuesday, October 5, 2010, at 9:00 a.m. (Central Time) to vote on a proposal to adopt the merger agreement so that the merger can occur. The special meeting will be held at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067. Notice of the special meeting and the related proxy statement is enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger, and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of the Company’s common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has determined that the merger is advisable and that the terms of the merger are fair to and in the best interests of the Company and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. This recommendation is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of four independent and disinterested directors.

Your vote is very important.  We cannot complete the merger unless holders of a majority of all outstanding shares of the Company’s common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Sincerely,

Christopher Grant, Jr.	Joey A. Jacobs
Chairman of the Special Committee of the Board of Directors	Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated September 8, 2010, and is first being mailed to stockholders on or about September 8, 2010.

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 5, 2010

TO OUR STOCKHOLDERS:

PLEASE TAKE NOTICE that a special meeting of stockholders of Psychiatric Solutions, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, October 5, 2010, at 9:00 a.m. (Central Time), at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, for the following purposes:

(1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of May 16, 2010, by and among the Company, Universal Health Services, Inc., a Delaware corporation (“UHS”), and Olympus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of UHS (“Merger Sub”), as the merger agreement may be amended from time to time;

(2) To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement;

(3) To consider and vote on the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan previously approved by stockholders at the Company’s 2010 annual meeting of stockholders; and

(4) To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 5, 2010.

The Company’s Proxy Statement and form of proxy card are available at http://www.psysolutions.com.

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is August 24, 2010. Accordingly, only stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of our stockholders entitled to vote at the special meeting will be available at our principal executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, during ordinary business hours for ten days prior to the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The adjournment proposal and the proposal to approve the amendment to the Company’s equity incentive plan each requires the affirmative vote of a majority of the shares of the Company’s common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal and the proposal to approve the amendment to the equity incentive plan.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at 8:30 a.m. (Central Time). If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. To obtain directions to attend the special meeting and vote in person, please contact Brent Turner, our Executive Vice President, Finance and Administration, by mail at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, or by phone at (615) 312-5700.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Joey A. Jacobs
Chairman, President and Chief Executive Officer

Franklin, Tennessee
September 8, 2010

ii

References to the “Company,” “we,” “our” or “us” in this proxy statement refer to Psychiatric Solutions, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

This Summary, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in this proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information” beginning on page 75.

The Parties to the Merger (see page 12).  Psychiatric Solutions, Inc., a Delaware corporation, offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults and is the largest operator of owned or leased freestanding psychiatric inpatient facilities with more than 11,000 beds in 32 states, Puerto Rico and the U.S. Virgin Islands. We also manage freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others. Universal Health Services, Inc., a Delaware corporation (“UHS”), is one of the nation’s largest hospital companies operating, through its subsidiaries, acute care hospitals, behavioral health care facilities and ambulatory centers located throughout the United States and Puerto Rico. UHS also acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust whose stock is publicly traded on the New York Stock Exchange (the “NYSE”). Olympus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of UHS (“Merger Sub”), was formed solely for the purpose of completing the proposed merger (as defined below). Merger Sub has not engaged in any business except as contemplated by the merger agreement (as defined below).

The Merger (see page 16).  You are being asked to vote to adopt an agreement and plan of merger (the “merger agreement”) providing for Merger Sub to be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of UHS (the “surviving corporation”). As a result of the merger, the Company will cease to be an independent, publicly-traded company. See “The Merger Agreement” beginning on page 50.

Merger Consideration (see page 50).  If the merger is completed, you will be entitled to receive $33.75 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock, par value $.01 per share (the “Common Stock”), that you own as of the effective time of the merger. See “The Merger Agreement — Merger Consideration” beginning on page 50.

Treatment of Outstanding Options and Restricted Common Stock (see page 50).  Upon consummation of the merger, all outstanding options to acquire Common Stock will become fully vested and exercisable (to the extent not already vested and exercisable) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $33.75 exceeds the applicable option exercise price, without interest and less any applicable withholding taxes. Additionally, upon consummation of the merger, each outstanding share of restricted Common Stock will become fully vested and transferable and cancelled and converted into the right to receive $33.75 in cash, without interest and less any applicable withholding taxes. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Options and Other Awards” beginning on pages 38 and 50, respectively.

Restrictions on Solicitations of Other Offers (see page 55).  The merger agreement provides that from and after the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, we are generally not permitted to:

•	solicit, initiate or knowingly encourage any inquiries or the implementation or submission of any acquisition proposal, or participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal; or

•	withhold, withdraw or modify, in a manner adverse to UHS or Merger Sub, the recommendation of our board of directors that the stockholders adopt the merger agreement, approve or recommend any acquisition proposal, or approve or recommend, or cause us or any of our subsidiaries to enter into, any letter of intent, merger agreement, acquisition agreement or similar agreement with respect to any acquisition proposal.

Notwithstanding these restrictions, prior to the adoption of the merger agreement by our stockholders, under certain circumstances, our board of directors (acting through the special committee or otherwise) may respond to an unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” beginning on page 56, including, if required, paying a termination fee.

Conditions to the Merger (see page 58).  The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including, among others, the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any law or taken any other action after the date of the merger agreement which is in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	any waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have expired or been terminated;

•	the Company’s, UHS’ and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 58; and

•	the Company, UHS and Merger Sub must have performed the obligations that each is required to perform under the merger agreement in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 58.

Termination of the Merger Agreement (see page 59).  The merger agreement may be terminated:

•	by mutual written consent of the Company and UHS;

•	by either the Company or UHS if:

•	the merger is not completed on or before December 31, 2010, provided that such right will not be available to any party whose failure to fulfill any material obligation under the merger agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date;

•	if any governmental authority will have enacted, issued, promulgated, enforced or entered any law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such law or action will have become final and nonappealable; provided that such right will not be available to any party whose failure to fulfill any material obligation under the merger agreement has been the principal cause of such action; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by UHS if:

•	our board of directors or any committee of our board of directors (i) withholds, withdraws or modifies, in a manner adverse to UHS or Merger Sub, its recommendation that our stockholders adopt the merger agreement; (ii) approves or recommends to our stockholders an acquisition proposal for us from a third party; or (iii) approves or recommends, or causes or permits us or any of our subsidiaries to enter into, any letter of intent, merger agreement, acquisition agreement or similar agreement with respect to an acquisition proposal from a third party, or will have publicly proposed to effect the foregoing;

•	we have materially breached our agreements and covenants related to the solicitation or receipt of acquisition proposals from third parties; or

•	we have breached any of our representations or warranties, or failed to perform our covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a certain condition to closing and is incapable of being cured prior to December 31, 2010, provided that neither UHS nor Merger Sub is then in material breach of any of its representations, warranties, agreements or covenants under the merger agreement;

•	by the Company if:

•	prior to our stockholders’ adoption of the merger agreement at the special meeting or any adjournment thereof, our board of directors (acting through the special committee or otherwise) determines in good faith that a written acquisition proposal for us from a third party is a superior proposal and that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties; provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 55 and 56, respectively, and provided that we have paid the termination fee owed to UHS as described under “The Merger Agreement — Termination Fee” beginning on page 60; or

•	UHS or Merger Sub has breached any of its representations or warranties, or failed to perform any of its agreements or covenants under the merger agreement, which breach or failure to perform would give rise to the failure of a certain condition to closing and where such breach or failure to perform is incapable of being cured prior to December 31, 2010, provided that we are not in material breach of any of our representations, warranties, agreements or covenants under the merger agreement.

Termination Fee (see page 60).  The Company will be obligated to pay a termination fee of $71.5 million as directed by UHS if the merger agreement is terminated under certain circumstances (including the termination of the merger agreement due to a superior proposal). In certain other circumstances, we will be obligated to pay all of the expenses of UHS incurred in connection with the transactions contemplated by the merger agreement (which would be credited against the termination fee to the extent it subsequently becomes due). The payment to UHS or its designees of the termination fee and/or reimbursement of UHS’ expenses will be the sole and exclusive remedy of UHS for any loss suffered by UHS or Merger Sub as a result of the failure of the merger to be consummated and upon such payment, we will not have any further liability or obligation relating to or arising out of the merger agreement (except in the case of fraud or a breach by the Company of the merger agreement). See the circumstances in which we are required to pay a termination fee or reimburse expenses in “The Merger Agreement — Termination Fee” beginning on page 60.

Specific Performance; Remedies (see page 62).  The parties to the merger agreement will be entitled to enforce any provision of the merger agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of the merger agreement without posting any bond or other undertaking.

The Special Meeting (see page 13).  The special meeting will be held on Tuesday, October 5, 2010 at 9:00 a.m. (Central Time), at the Company’s executive offices located at 6640 Carothers Parkway, Franklin, Tennessee 37067. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the special meeting to solicit additional proxies. See “Questions and Answers About the Special Meeting and the Merger” beginning on page 6 and “The Special Meeting” beginning on page 13.

The Special Committee and its Recommendation (see page 24).  The special committee is a committee of our board of directors that was formed on March 4, 2010 for the purpose of evaluating, accepting or rejecting strategic alternatives available to the Company, including a possible transaction relating to the sale of the Company and any alternative thereto. The special committee is comprised of four independent and disinterested directors. The members of the special committee are Christopher Grant, Jr. (Chair), David M. Dill, Richard D. Gore and Edward K. Wissing. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our stockholders, recommended to our board of directors that the merger and the merger agreement be approved and declared advisable by our board of directors, and that our board of directors submit the merger agreement to our stockholders and recommend that our stockholders adopt the merger agreement. For a discussion of the material factors considered by the special committee in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 24.

Board Recommendation (see page 27).  The Company’s board of directors, acting upon the unanimous recommendation of the special committee, recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 24.

Shares Owned by Our Directors and Executive Officers (see page 14).  As of August 24, 2010, the record date, our directors and executive officers held and were entitled to vote, in the aggregate, shares of Common Stock representing approximately 2.51% of the outstanding shares of Common Stock. See “The Special Meeting — Shares Owned by Our Directors and Executive Officers” beginning on page 14.

Interests of Our Directors and Executive Officers in the Merger (see page 38).  In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include, among other things, the treatment of shares (including shares of restricted Common Stock) and options held by the directors and executive officers, as well as indemnification and insurance arrangements with executive officers and directors and change in control severance benefits that may become payable to certain executive officers and employees. These interests are more fully described, together with a more detailed description of the total cash payments our directors and executive officers will receive in connection with the merger, under “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 38.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee (see page 27). Goldman, Sachs & Co. (“Goldman Sachs”) rendered its oral opinion to the special committee (subsequently confirmed in writing) to the effect that, as of May 16, 2010 and based upon and subject to the factors and assumptions set forth in its written opinion, the per share merger consideration to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a fee of approximately $20 million for its services in connection with the transaction, $3.25 million of which became due prior to the consummation of the transaction.

Financing of the Merger (see page 38).  The consummation of the merger is not conditioned on the receipt of financing by UHS. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided. The debt financing will provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses. On May 16, 2010, UHS entered into a financing commitment letter with JPMorgan Chase Bank, N.A. (“JPMorgan”), Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Deutsche Bank AG New York Branch (“Deutsche Bank”), pursuant to which JPMorgan and Deutsche Bank have, taken together, committed to provide the financing necessary to consummate the merger and to refinance certain existing indebtedness. See “The Merger — Financing of the Merger” beginning on page 38.

Regulatory Approvals (see page 37).  Under the HSR Act and related rules, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. The Company and UHS filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on May 28, 2010. After discussions with the FTC, UHS withdrew its notification and report form effective as of June 25, 2010, and refiled on June 28, 2010. The Company and UHS each received a Request for Additional Information (“Second

Request”) from the FTC on July 28, 2010. The Second Request has the effect of extending the waiting period for an additional 30 calendar days from the date of both of the parties’ substantial compliance with the Second Request, unless the waiting period is terminated sooner by the FTC or voluntarily extended by the parties.

Though not a condition to the consummation of the merger, U.S. federal and state laws and regulations may require that we or UHS obtain approvals, consents or certificates of need from, file new license and/or permit applications with, and/or provide notice to applicable governmental authorities in connection with the merger. See “The Merger Agreement — Efforts to Complete the Merger,” beginning on page 57, for information on the obligations of the parties under the merger agreement to obtain the regulatory approvals required to consummate the merger.

U.S. Federal Income Tax Consequences (see page 47).  If you are a U.S. Holder (as defined below), the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). Your receipt of cash in exchange for your shares of Common Stock in the merger generally will cause you to recognize gain or loss measured by the difference, if any, between the amount of cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Common Stock. If you are a Non-U.S. Holder (as defined below), any gain realized on your receipt of cash in the merger generally will not be subject to U.S. federal income tax unless you have certain connections to the United States. Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable U.S. federal, state, local, foreign and other tax consequences of the merger to you. See “Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 47.

Appraisal Rights (see page 64).  Under Delaware law, holders of Common Stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. The appraisal amount you would receive could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Common Stock intending to exercise his, her or its appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the stockholder vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting — Rights of Stockholders Who Object to the Merger” and “Appraisal Rights” beginning on pages 15 and 64, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Market Price of Common Stock (see page 67).  The closing sale price of Common Stock on The NASDAQ Global Select Market (the “NASDAQ”) on May 14, 2010, the last trading day prior to the announcement of the execution of the merger agreement, was $32.63 per share. On March 9, 2010, which was the last trading day prior to the day we publicly announced that we had been approached by third parties in connection with a potential acquisition of the Company, the closing price of our common stock was $23.91 per share. The $33.75 per share to be paid for each share of Common Stock in the merger represents a premium of approximately 41.15% to the closing price on March 9, 2010. See “Market Price and Dividend Data” beginning on page 67.

Amendment to Equity Incentive Plan (see page 71).  The Company’s stockholders approved an amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “equity incentive plan”) at the Company’s annual meeting of stockholders in May 2010. The amendment increased the number of shares of Common Stock subject to grant under the equity incentive plan by 900,000 and restricted the repricing of options. As part of the resolution of certain stockholder lawsuits filed in connection with the merger, the Company agreed to allow the stockholders to revote on the proposal to amend the equity incentive plan. The Company’s board of directors recommends that the Company’s stockholders vote “FOR” the amendment to the equity incentive plan. See “Approval of an Amendment to the Equity Incentive Plan (Proposal No. 3)” beginning on page 71.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by UHS pursuant to the merger agreement. Once the merger agreement has been adopted by the stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of UHS, will merge with and into the Company. The Company will be the surviving corporation and become a wholly-owned subsidiary of UHS.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $33.75 in cash, without interest and less any applicable withholding taxes, in exchange for each share of Common Stock that you own at the effective time of the merger, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of Common Stock at the effective time of the merger, you will receive $3,375.00 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not own any shares in the surviving corporation.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of the Company will be held on Tuesday, October 5, 2010, at 9:00 a.m. (Central Time), at the Company’s executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement;

• to approve an amendment to the equity incentive plan, which amendment was previously approved by the stockholders at the Company’s 2010 annual meeting of stockholders; and

• to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	The Company’s board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement;

• “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

• “FOR” the proposal to amend the equity incentive plan.

You should read “The Merger — Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” beginning on page 24 for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the merger agreement. In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 38. For a discussion of the proposal to amend the equity incentive plan, see “Approval of an Amendment to the Equity Incentive Plan (Proposal No. 3)” beginning on page 71.

Q:	What effects will the proposed merger have on the Company?

A:	As a result of the proposed merger, the Company will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of UHS. Upon the consummation of the merger, you will no longer have any interest as a stockholder in our future earnings or growth. Following consummation of the merger, the registration of our Common Stock and our reporting obligations with respect to the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of the Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and the Common Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay UHS a termination fee and/or reimburse UHS for its out-of-pocket expenses. See “The Merger Agreement — Termination Fee” beginning on page 60.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of Common Stock are entitled to notice, but only stockholders of record holding Common Stock as of the close of business on August 24, 2010, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately 57,270,488 shares of Common Stock outstanding. Approximately 200 holders of record held such shares. Every holder of Common Stock is entitled to one vote for each such share the stockholder held as of the record date.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at 8:30 a.m. (Central Time). If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q:	What vote is required for our stockholders to adopt the merger agreement?

A:	An affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote on the matter is required to adopt the merger agreement.

Q:	What vote is required for our stockholders to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:	What vote is required for our stockholders to approve the amendment to the Company’s equity incentive plan?

A:	The proposal to amend the equity incentive plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by us. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation. We will pay Innisfree approximately $50,000, plus out-of-pocket expenses, for its assistance. Our directors, officers and employees also may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We also will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on the enclosed proxy card; or using the Internet voting instructions printed on the enclosed proxy card. You also can attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	How do I vote? How can I revoke my vote?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the amendment to the equity incentive plan. You have the right to revoke your proxy at any time before the vote taken at the special meeting through one of the following ways:

• if you hold your shares in your name as a stockholder of record, by notifying our Executive Vice President, General Counsel and Secretary, Christopher L. Howard, at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• by submitting a later-dated proxy card; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or electronically?

A:	If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If your shares are held in “street name” by your broker, bank or other nominee and directly by you as a record holder, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please be sure to vote using each proxy card and/or voting instruction form you receive by telephone or the Internet or by signing and returning each proxy card and/or voting instruction card separately in the envelopes provided, in order to ensure that all of your shares are voted.

Q:	How are votes counted?

A:	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present and will count as shares present and entitled to vote on the proposal to adopt the merger agreement. If you abstain, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Abstentions will be counted as shares present and entitled to vote on the proposal to adjourn the meeting and will have the same effect as a vote AGAINST the proposal to adjourn the meeting. Broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

For the proposal to amend the equity incentive plan, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Abstentions will be counted as shares present and entitled to vote on the proposal to amend the equity incentive plan and will have the same effect as a vote AGAINST the proposal to amend the equity incentive plan. Broker non-votes will not count as shares present and entitled to vote on the proposal to amend the equity incentive plan. As a result, broker non-votes will have no effect on the vote to amend the equity incentive plan, which requires the vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and “FOR” the amendment to the equity incentive plan, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	A representative of Corporate Communications Inc. will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to our transfer agent, StockTrans, Inc., at (800) 733-1121.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $33.75 per share in cash, without interest and less any applicable withholding taxes, to be received by our stockholders in the merger. In order to receive the $33.75 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “Appraisal Rights” beginning on page 64.

Q:	Will the merger be taxable to me?

A:	If you are a U.S. Holder (as defined below), the merger will be a taxable transaction to you for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of Common Stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes with respect to each such share equal to the difference, if any, between the amount of cash per share received for such share (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such share. If you are a Non-U.S. Holder (as defined below), any gain received on your receipt of cash in the merger generally will not subject to U.S. federal income tax unless you have certain connections to the United States. For a more detailed explanation of the tax consequences of the merger see “Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 47 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2010. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to the Merger” beginning on page 58.

Q:	Should I send in my stock certificates now?

A:	No, please do not submit your stock certificates at this time. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	How can I obtain additional information about the Company?

A:	We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for the year ended December 31, 2009, excluding certain of its exhibits, and other filings with the SEC without charge to any stockholder who makes a written or oral request to Brent Turner, our Executive Vice President, Finance and Administration, at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, or at (615) 312-5700.

Our SEC filings also may be accessed on the internet at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.psysolutions.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 75.

Q:	Whom should I contact if I have questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor, Innisfree, toll-free at (877) 456-3510 (banks and brokers call collect at (212) 750-5833), or contact us in writing at our principal executive offices at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, Attention: Brent Turner, Executive Vice President, Finance and Administration, or by telephone at (615) 312-5700.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary” and “The Merger” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement or other matters;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration or termination of any waiting period applicable to the consummation of the merger under the HSR Act;

•	the failure of UHS to obtain the necessary debt financing to consummate the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the pending merger on our physician and patient relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the debt financing that will be obtained for the merger;

•	the merger agreement restricts our ability to take certain actions without UHS’ approval, including making certain acquisitions, dispositions, investments or capital expenditures and entering into, terminating or amending material contracts;

and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-Q and Form 10-K. See “Where You Can Find More Information” beginning on page 75. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

The Company

Psychiatric Solutions, Inc. is a Delaware corporation with its headquarters in Franklin, Tennessee. We are a leading provider of inpatient behavioral health care services in the United States, and offer an extensive continuum of behavioral health programs to critically ill children, adolescents and adults. We operate 94 inpatient behavioral health care facilities with approximately 11,000 beds in 32 states, Puerto Rico, and the U.S. Virgin Islands. The Company offers these services through a combination of acute inpatient behavioral facilities and residential treatment centers. We also manage freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

Our principal executive offices are located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and our telephone number is (615) 312-5700. For more information about us, please visit our website at www.psysolutions.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. We are publicly traded on the NASDAQ under the symbol “PSYS.”

UHS

Universal Health Services, Inc. is a Delaware corporation with its headquarters in King of Prussia, Pennsylvania. UHS is one of the nation’s largest hospital companies operating, through its subsidiaries, acute care hospitals, behavioral health care facilities and ambulatory centers located throughout the United States and Puerto Rico. UHS also acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust whose stock is publicly traded on the New York Stock Exchange.

UHS’ principal executive offices are located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, and its telephone number is (610) 768-3300. For more information about UHS, please visit its website at www.uhsinc.com. UHS’ website address is provided as an inactive textual reference only. The information provided on UHS’ website is not part of this proxy statement, and therefore is not incorporated by reference. UHS’ common stock is publicly traded on the NYSE under the symbol “UHS.”

Merger Sub

Olympus Acquisition Corp. is a Delaware corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, Olympus Acquisition Corp. will cease to exist and the Company will continue as the surviving corporation and wholly-owned subsidiary of UHS. Merger Sub is wholly-owned by UHS and has not engaged in any business except as contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, and its telephone number is (610) 768-3300.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	Tuesday, October 5, 2010
Time:	9:00 a.m. (Central Time)
Place:	6640 Carothers Parkway, Suite 500 Franklin, Tennessee 37067

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked (i) to vote on a proposal to adopt the merger agreement, (ii) to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and (iii) to vote on an amendment to the equity incentive plan previously approved by stockholders at the Company’s 2010 annual meeting of stockholders. A copy of the merger agreement is attached as Annex A to this proxy statement and a copy of the amendment to the equity incentive plan is attached as Annex D to this proxy statement.

Record Date

We have fixed the close of business on August 24, 2010 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were 57,270,488 shares of Common Stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or represented by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote will constitute a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting, but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any adjournment may be made without notice (if the adjournment is not more than 30 days) by an announcement at the special meeting of the time, date and place of the adjourned meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present and will count as shares present and entitled to vote on the proposal to adopt the merger agreement. If you abstain, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Abstentions will be counted as shares present and entitled to vote on the proposal to adjourn the meeting and will have the same effect as a vote AGAINST the proposal to adjourn the meeting. Broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

The proposal to amend the equity incentive plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter. For this proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Abstentions will be counted as shares present and entitled to vote on the proposal to amend the equity incentive plan and will have the same effect as a vote AGAINST the proposal to amend the equity incentive plan. Broker non-votes will not count as shares present and entitled to vote on the proposal to amend the equity incentive plan. As a result, broker non-votes will have no effect on the vote to amend the equity incentive plan, which requires the vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

Shares Owned by Our Directors and Executive Officers

As of August 24, 2010, the record date, our directors and executive officers held and were entitled to vote, in the aggregate, 1,435,405 shares of Common Stock, representing approximately 2.51% of the outstanding Common Stock. If our directors and executive officers vote their shares in favor of adopting the merger agreement, 2.51% of the outstanding shares of Common Stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately 47.50% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail, by telephone or over the Internet. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or over the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies and “FOR” the approval of the amendment to the equity incentive plan, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Executive Vice President, General Counsel and Secretary, Christopher L. Howard, at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to tender your stock certificates and receive the merger consideration.

Rights of Stockholders Who Object to the Merger

Our stockholders are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 64 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we have retained Innisfree to assist in the solicitation. We will pay Innisfree approximately $50,000, plus out-of-pocket expenses, for its assistance. Our directors, executive officers and employees also may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We also will request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We currently are not aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have questions about the merger or other matters in this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at (877) 456-3510 (banks and brokers call collect at (212) 750-5833), or contact us in writing at our principal executive offices at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, Attention: Brent Turner, Executive Vice President, Finance and Administration, or by telephone at (615) 312-5700.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during our regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

In 2007 and early 2008, in the context of exploring a potential acquisition by the Company of the behavioral health business of UHS, the Company held discussions with four private equity firms regarding a possible equity investment in the Company. The Company submitted a preliminary offer to acquire UHS’ behavioral health business with the assistance of one of these private equity firms. The Company’s offer was not accepted and there were no further discussions between the Company and UHS with respect to that potential transaction. In November and December 2009, three of these private equity firms contacted the Company and requested an opportunity to update their due diligence review of the Company for the purpose of determining whether they would be interested in a possible equity investment in the Company or potentially acquiring the entire Company. The Company entered into confidentiality agreements with these private equity firms on November 16, 2009, November 23, 2009, and December 18, 2009, and provided them confidential information concerning the Company. In connection with their due diligence efforts, each of the private equity firms met with members of the Company’s senior management, including Messrs. Jacobs, Turner, Fincher, Polson and Howard. From November 2009 into the spring of 2010, management had informal discussions regarding potential strategic transaction structures and issues with investment banks with whom the Company had pre-existing relationships. In November 2009, Mr. Jacobs informed two of the Company’s independent directors that the Company had been contacted by private equity firms with whom it had pre-existing relationships. Mr. Jacobs did not inform the other directors given the preliminary nature of the discussions with the private equity firms. After meeting with senior management and conducting due diligence reviews during November and December 2009 and January and February 2010, each of the three private equity firms determined not to pursue an investment in or acquisition of the Company at that time.

In September 2009, the Company explored the possible acquisition of a company owned by another private equity firm, which private equity firm is referred to in this proxy statement as Potential Purchaser One. The Company elected not to pursue the acquisition.

In December 2009, Potential Purchaser One contacted the Company to discuss the possibility of an equity investment in or an acquisition of the entire Company and entered into a confidentiality agreement with the Company on December 21, 2009. The Company provided confidential information concerning the Company to Potential Purchaser One in December 2009 and January and February 2010. Mr. Jacobs briefly informed one of the independent directors of discussions with Potential Purchaser One in December 2009 and briefly updated him on the status of those discussions in late February 2010. In January and February 2010, senior management, including Messrs. Jacobs, Turner, Fincher, Polson and Howard, met with Potential Purchaser One and its representatives to discuss Potential Purchaser One’s evaluation of the Company and the possibility of Potential Purchaser One acquiring the entire Company.

On February 22, 2010, members of the Company’s senior management made presentations to three different investment banks regarding possible debt financing such banks would provide to Potential Purchaser One in connection with a potential acquisition of the Company.

In late February 2010, Potential Purchaser One, through its legal counsel, conducted further due diligence on the Company, including at the Company’s corporate headquarters and the offices of the Company’s legal counsel, from February 23 through February 26, 2010.

On February 24, 2010, Mr. Jacobs informed the members of the audit committee of the Company’s board of directors that members of senior management were in discussions with Potential Purchaser One regarding a potential transaction. On February 25, 2010, Mr. Jacobs informed the full board of directors via e-mail that a potential transaction would be discussed at an upcoming board meeting. On March 2, 2010, at a telephonic meeting of the board of directors, management advised the board of directors of its discussions with Potential

Purchaser One and the three other private equity firms regarding a possible acquisition of the Company. Management advised the board of directors that the three private equity firms were no longer interested in pursuing a potential transaction, but that Potential Purchaser One remained interested. The board of directors determined that it should consider establishing a special committee comprised of independent, disinterested directors to review, evaluate and consider such a transaction, as well as potential strategic alternatives available to the Company. At the meeting, representatives of Waller Lansden Dortch & Davis, LLP (“Waller Lansden”), counsel for the Company, advised the board of directors regarding its fiduciary duties in engaging in a possible strategic review process.

On March 4, 2010, acting by unanimous written consent, the board of directors established a special committee, comprised of Messrs. Grant, Dill, Gore and Wissing. The board of directors determined that the special committee should be comprised solely of independent, disinterested directors who had sufficient time to devote to the evaluation and consideration of any potential transaction with respect to the Company. Although Mr. Clein, an independent director, was not formally a member of the special committee due to his other time commitments, he was invited to attend all meetings of the special committee and attended a significant number of such meetings. The board of directors granted the special committee the exclusive power and authority to, among other things, review, evaluate and consider all strategic alternatives available to the Company, including determining whether pursuing a possible sale of the Company would be in the best interests of the Company and its stockholders, and, as appropriate, to reject or to recommend to the board of directors any strategic alternatives it considered.

Mr. Grant interviewed representatives of Shearman & Sterling LLP (“Shearman & Sterling”) as potential legal counsel for the special committee and discussed with the special committee the results of his interview. The special committee determined to engage Shearman & Sterling as its legal advisor, based upon Shearman & Sterling’s reputation and experience. A meeting of the special committee was held by telephone on March 4, 2010. At the meeting, representatives of Shearman & Sterling reviewed with the special committee its fiduciary duties in connection with its consideration of strategic alternatives available to the Company. The special committee selected Mr. Grant as its chairman and discussed the engagement of an independent financial advisor. The special committee arranged interviews with four candidates, including representatives of Goldman Sachs.

In early March 2010, the Company received a subpoena from the DOJ seeking various documents relating to compensation, stock sales, option awards, option exercises and personnel records for certain current and former senior level executives since 2006 and a subpoena from the DOJ seeking various other stock related documents including, but not limited to, communications with investment firms and investors. The Company disclosed the receipt of these subpoenas to Potential Purchaser One, and to other potential parties to a strategic transaction described below, in the course of their due diligence reviews of the Company, and publicly disclosed the receipt of these subpoenas in its quarterly report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC. The Company has been cooperating, and will continue to cooperate, with the DOJ in connection with these inquiries.

On March 5, 2010, the board of directors received a written proposal from Potential Purchaser One regarding an acquisition of the Company at a price of $27.75 per share. The proposal indicated that Potential Purchaser One had secured fully committed financing in connection with its proposal. The proposal also indicated that Potential Purchaser One would need permission from the independent directors to discuss with senior management compensation arrangements that Potential Purchaser One would propose to enter into with senior management, and the special committee instructed senior management not to have any discussions with Potential Purchaser One or any other potential purchaser at such time.

On March 8, 2010, the independent members of the Company’s board of directors met at the offices of Shearman & Sterling in New York to interview candidates to serve as the special committee’s financial advisor. After these interviews, the special committee determined to engage Goldman Sachs as its financial advisor, based upon Goldman Sachs’ qualifications, expertise and reputation. Also on March 8, 2010, at the request of Potential Purchaser One, representatives of Potential Purchaser One met with the independent directors to review the proposal submitted by Potential Purchaser One on March 5, 2010.

On March 10, 2010, the online edition of The Wall Street Journal reported that the Company was in talks with Bain Capital regarding an acquisition of the Company. The Company issued a press release later the same day in response to The Wall Street Journal article confirming that it had been approached by third parties in connection with a potential acquisition of the Company and that it had established a special committee, which had retained Goldman Sachs and Shearman & Sterling as its financial and legal advisors, respectively. The Company’s common stock, which closed at $23.91 on the day prior to The Wall Street Journal report, closed at $29.00 on March 10, 2010.

At a telephonic meeting of the special committee on March 11, 2010, representatives of Goldman Sachs informed the special committee that, following The Wall Street Journal article, they had received calls from parties expressing interest in pursuing a potential transaction with the Company, including UHS, two of the private equity firms that had entered into confidentiality agreements with the Company in late 2009, and other private equity and strategic buyers. Additionally, Potential Purchaser One contacted representatives of Goldman Sachs to express its continued interest in pursuing a potential transaction with the Company.

Also on March 11, 2010, representatives of Goldman Sachs and Shearman & Sterling met with members of management at the Company’s offices in Franklin, Tennessee and received a presentation regarding the Company’s business and financial results. During a telephonic meeting of the special committee on March 12, 2010, representatives of Goldman Sachs updated the special committee regarding those presentations and advised the special committee that they continued to receive calls from parties expressing interest in pursuing a potential transaction with the Company.

Although Company management prepares an annual budget, the Company does not in the ordinary course of business prepare long-term projections as to future revenues, earnings or other operating results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The Company has followed this practice since its inception. However, to assist the special committee with its evaluation of strategic alternatives available to the Company, the special committee requested the Company’s management to prepare a five-year business plan for the Company. At a telephonic meeting of the special committee on March 17, 2010, the special committee determined to schedule a meeting with management for the following week so that members of management could present additional financial and other information regarding the Company to the special committee and representatives of Goldman Sachs. On March 24, 2010, the special committee and its legal and financial advisors met with members of management at the offices of Shearman & Sterling in New York to discuss management’s preliminary views with respect to a five-year business plan.

The special committee directed representatives of Goldman Sachs to apply certain sensitivity adjustments to management’s preliminary five-year plan following the meeting on March 24, 2010, and to consult with management as management continued to modify and refine its five-year business plan. At a telephonic meeting of the special committee on March 31, 2010, representatives of Goldman Sachs discussed with the special committee modifications that management had made to its preliminary five-year plan, as well as sensitivity adjustments representatives of Goldman Sachs had applied to management’s five-year plan at the direction of the special committee, which included an increase in the Company’s total indebtedness of $500 million and the repurchase by the Company of approximately 30% of its outstanding shares. The special committee discussed the modifications and sensitivities and directed representatives of Goldman Sachs to discuss with management further refinements to management’s five-year plan. The special committee further directed representatives of Goldman Sachs to prepare financial analyses for various strategic alternatives available to the Company.

On March 26, 2010, the Company received a request from the Financial Institutions Regulatory Authority (“FINRA”) for information concerning trading in the Company’s securities on rumors of a potential strategic transaction involving the Company. The Company responded to FINRA’s request on April 19, 2010.

On April 5, 2010, the special committee held a meeting at the offices of Shearman & Sterling in New York, during which representatives of Goldman Sachs discussed with the special committee its preliminary financial analyses of various strategic alternatives available to the Company, including remaining an independent company, pursuing a sale or merger with a company within the health care industry, pursuing a leveraged buyout transaction with a private equity firm, conducting a share repurchase program, issuing a special dividend payment, pursuing acquisitions of additional facilities, divesting selected facilities and converting the Company into a real estate investment trust. Following discussions, the special committee directed representatives of Goldman Sachs to explore on behalf of the special committee both a possible sale of the Company as well as other alternatives available to the Company if the Company remained independent, including a leveraged recapitalization or an extraordinary dividend.

At a telephonic meeting of the special committee on April 7, 2010, representatives of Goldman Sachs discussed with the special committee further modifications that management had made to its five-year plan, including modifications to management’s assumptions regarding the Company’s future pricing. The special committee discussed the modifications and directed representatives of Goldman Sachs to discuss with management further refinements to management’s five-year plan. At a telephonic meeting of the special committee on April 9, 2010, representatives of Goldman Sachs reviewed with the special committee management’s further revised five-year plan and discussed with the special committee its preliminary financial analyses of strategic alternatives available to the Company that they had updated since the special committee’s April 5 meeting based on the further revised five-year plan. After discussion, the special committee directed representatives of Goldman Sachs to use the operating forecasts reflected in management’s revised five-year plan for purposes of any further financial analyses. Management’s revised five-year business plan is described under “Certain Financial Projections” beginning on page 34. The special committee also directed representatives of Goldman Sachs to use, for purposes of any further financial analyses, capital structure assumptions provided by the special committee, which included an increase in the Company’s total indebtedness of $500 million and the repurchase by the Company of approximately 30% of its outstanding shares. The special committee directed representatives of Goldman Sachs to use these assumptions because the special committee had concluded that, in the event that the Company remained independent, the Company would likely return value to the Company’s stockholders by increasing the Company’s indebtedness to repurchase a portion of its outstanding shares.

Also at the April 9 meeting, the special committee discussed the initial proposal from Potential Purchaser One to acquire the Company for $27.75 per share. After considering various factors, including Goldman Sachs’ preliminary financial analyses, the special committee directed representatives of Goldman Sachs to inform Potential Purchaser One that the special committee was not prepared to explore a possible sale of the company at a price of $27.75 per share. The special committee also instructed representatives of Goldman Sachs to inform Potential Purchaser One that it was welcome to continue its due diligence on the Company if it agreed to certain amendments to the confidentiality agreement it had entered into with the Company, including the addition of a customary standstill provision prohibiting it from, among other things, acquiring the stock or assets of the Company without the special committee’s consent. Representatives of Goldman Sachs then reviewed with the special committee a list of 19 potential strategic, private equity and real estate investment trust parties that representatives of Goldman Sachs could contact to gauge their interest in pursuing a possible transaction with the Company. The 19 potential parties were those that Goldman Sachs believed, based on publicly available information and its knowledge of the parties and experience, could potentially be interested in pursuing a possible transaction with the Company. Certain of these identified parties had previously indicated to Goldman Sachs their interest in pursuing a possible transaction with the Company. After discussion, the special committee authorized representatives of Goldman Sachs to contact each of the 19 parties identified by representatives of Goldman Sachs, as well as three other strategic parties identified by the special committee. Of these 22 parties, 12 were private equity firms, five were strategic companies and five were real estate investment trusts. The special committee also instructed representatives of Goldman Sachs to discuss with management other possible strategic alternatives, including a share repurchase program and the payment of an extraordinary dividend.

As directed by the special committee, in the days following the April 9 meeting, representatives of Goldman Sachs contacted the 22 parties previously identified with the special committee, and the Company entered into confidentiality agreements with five of those parties, including UHS, two private equity firms jointly exploring a possible transaction with the Company (with the consent of the special committee), a third private equity firm and one real estate investment trust. Additionally, a private equity firm that had executed a confidentiality agreement and conducted a due diligence review of the Company in December 2009 and

January 2010 indicated to representatives of Goldman Sachs that it was only interested in evaluating a possible transaction with the Company jointly with Potential Purchaser One. The special committee consented to such a joint evaluation, but stated that both parties (which are collectively referred to in this proxy statement as the “co-bidders”) would need to enter into amendments to their confidentiality agreements before they would be allowed to proceed further. The special committee requested that both parties amend their confidentiality agreements to include provisions that provided additional protection for the Company and its stockholders, including standstill provisions. At the direction of the special committee, representatives of Goldman Sachs advised each of the interested parties that preliminary indications of interest with respect to a possible acquisition of the Company would be due by April 30, 2010.

At a telephonic meeting of the special committee held on April 26, 2010, representatives of Goldman Sachs informed the special committee that the co-bidders had advised representatives of Goldman Sachs that they would not improve upon Potential Purchaser One’s initial proposal to acquire the Company for $27.75 per share until all interested parties were required to submit their final proposals.

On April 27, 2010, the real estate investment trust that had entered into a confidentiality agreement with the Company informed representatives of Goldman Sachs that it was no longer interested in pursuing an acquisition of the Company.

Between the time each of the parties entered into confidentiality agreements with the Company and April 30, 2010, the parties conducted due diligence reviews of the Company, and members of management conducted separate due diligence sessions for each requesting party.

On April 30, 2010, UHS submitted a non-binding preliminary indication of interest to acquire the Company for a price in the range of $32.00 to $34.00 per share in cash and stated that its offer was not subject to a financing condition. The co-bidders advised representatives of Goldman Sachs that, while they would be willing to “meaningfully improve” upon the $27.75 per share price that Potential Purchaser One had initially indicated in its preliminary proposal submitted on March 5, 2010, they would not propose an increased price until all parties were required to submit their final proposals. Also on April 30, 2010, three other private equity firms (two of which were acting jointly) submitted preliminary proposals to acquire the Company for a price in the range of $27.00 to $28.00 per share in cash, and unlike the co-bidders, these parties did not indicate an ability to increase their purchase price beyond this price range.

On the morning of May 3, 2010, at a telephonic meeting of the special committee, representatives of Goldman Sachs described for the special committee the terms of the preliminary indications of interest, including the price ranges that the parties had submitted. After discussion, the special committee directed representatives of Goldman Sachs to advise the private equity parties proposing $27.00 to $28.00 per share that the special committee was not prepared to pursue a transaction in that price range. The special committee also concluded that it would be advisable to focus on securing improved and definitive proposals from UHS and the co-bidders. Neither the proposal from UHS nor the proposal from the co-bidders was conditioned upon the agreement of senior management to remain with the surviving company. The special committee determined that it was in the best interests of the Company and its stockholders to continue to explore the possibility of a transaction with both UHS and the co-bidders on an expedited basis in light of, among other things, speculative press reports concerning a possible transaction. The special committee directed representatives of Goldman Sachs to inform UHS and the co-bidders that the special committee required final proposals by May 14, 2010. At a telephonic meeting of the special committee in the afternoon of May 3, 2010, representatives of Shearman & Sterling reviewed with the special committee the provisions commonly found in merger agreements for transactions such as those proposed by UHS and the co-bidders, including provisions relating to antitrust and other regulatory matters, and discussed with the special committee the draft agreements they would send to each of UHS and the co-bidders.

Between May 3, 2010 and May 14, 2010, UHS and the co-bidders continued their due diligence reviews of the Company, and the Company entered into amended confidentiality agreements with the co-bidders. At the direction of the special committee, representatives of Shearman & Sterling sent initial drafts of the merger agreements to each of UHS and the co-bidders on May 4, 2010. Also at the direction of the special committee, between May 4, 2010 and May 14, 2010, representatives of Shearman & Sterling had multiple meetings with members of the Company’s management and with counsel for each of UHS and the co-bidders regarding antitrust and other regulatory matters, and negotiated the terms of the draft merger agreements with counsel for each of UHS and the co-bidders.

On May 14, 2010, representatives of Shearman & Sterling and Goldman Sachs had multiple discussions with UHS and the co-bidders regarding the proposals they were expected to submit later that day, including, in the case of Shearman & Sterling, the terms of the draft merger agreements each of the parties indicated it would be willing to accept. Later that day, UHS submitted a proposal to acquire the Company at a price of $32.50 per share, and the co-bidders submitted a proposal to acquire the Company at a price of $30.50 per share.

A meeting of the special committee was held at the offices of Shearman & Sterling in New York on May 14, 2010. At the meeting, representatives of Shearman & Sterling reviewed with the special committee its fiduciary duties in connection with the evaluation of a proposal to acquire the Company. Representatives of Shearman & Sterling also discussed with the special committee the status of negotiations regarding the draft merger agreements with each of UHS and the co-bidders, and the principal provisions and other terms of the draft merger agreements submitted by the two parties, including provisions relating to certainty of closing and remedies with respect to breaches of the agreements, such as the ability of the Company to pursue specific performance if the co-bidders or UHS failed to satisfy their respective obligations. Pursuant to the respective terms of the draft merger agreements with UHS and the co-bidders, the Company would be permitted to pursue specific performance against UHS but not against the co-bidders. Additionally, representatives of Shearman & Sterling reviewed with the special committee the antitrust and other regulatory matters with respect to a potential transaction with each party. Representatives of Goldman Sachs discussed with the special committee its updated financial analyses regarding strategic alternatives available to the Company and the proposed purchase prices offered by UHS and the co-bidders. Mr. Jacobs met separately with the special committee and encouraged the special committee not to end the auction process prematurely and to proceed in the manner the special committee concluded was in the best interests of the Company and all of its stockholders.

The special committee discussed the viability and potential benefits to the Company’s stockholders of various strategic alternatives available to the Company, including remaining independent and pursuing a leveraged stock repurchase. In addition, the special committee evaluated the relative benefits expected to be realized by the Company’s stockholders from the available strategic alternatives and from a sale of the Company to UHS or the co-bidders, and ultimately determined that a sale would be in the best interests of the Company’s stockholders.

In considering the competing proposals from UHS and the co-bidders, the special committee considered the strategic alternatives available to the Company, the purchase prices submitted by the parties, as well as the terms of the draft merger agreements each of the parties indicated it would be willing to accept. In assessing certainty of closing, the special committee considered the potential adverse impact on the Company and its business if an announced sale failed to close. On the basis of the foregoing, the special committee determined that it would be in the best interests of the Company’s stockholders to continue discussions with the co-bidders and authorized its advisors to communicate to the co-bidders its request that they improve their price and the terms of their draft merger agreement with respect to certainty of closing, and to provide the special committee with its best, final proposal by mid-afternoon on the following day. The special committee also directed representatives of Shearman & Sterling to inform counsel to UHS that the special committee would be proceeding with another party over the weekend regarding a transaction involving the Company and that Goldman Sachs was instructed not to engage with UHS’ financial advisors. Upon receipt of this information, counsel to UHS expressed its objection to such an approach.

Following the meeting on May 14, 2010 and throughout the day on May 15, 2010, at the direction of the special committee, representatives of Shearman & Sterling continued to negotiate the terms of the draft merger agreement with the co-bidders and representatives of Goldman Sachs continued to have discussions with the co-bidders regarding the co-bidders’ ability to improve their proposed purchase price. On May 15, 2010, the special committee received a revised proposal from the co-bidders, which increased the price they would be willing to pay to acquire the Company to $31.25 per share and included improved terms relating to certainty of closing, including less stringent conditions to the co-bidders’ obligation to close in the event regulatory consents were not obtained.

At a telephonic meeting of the special committee in the afternoon of May 15, 2010, the special committee discussed the revised proposal that the co-bidders had submitted. The special committee reviewed and considered the relative value and certainty of closing provided by the proposals submitted by the co-bidders and by UHS and determined that the proposal from the co-bidders was more favorable to the Company and its stockholders. Nevertheless, the special committee also determined to provide UHS with an opportunity to improve its proposal. The special committee authorized its advisors to communicate to UHS that the special committee was prepared to recommend to the Company’s board of directors a transaction with a third party, unless UHS was able to meaningfully improve its offer to acquire the Company. The special committee also directed representatives of Goldman Sachs to inform the co-bidders that the special committee had determined to approach a third party and offer it an opportunity to improve its proposal.

At the special committee’s direction, immediately following the meeting on May 15, 2010, representatives of Shearman & Sterling telephoned counsel to UHS and advised it that the special committee had a proposal from another party that it considered more attractive than the proposal from UHS, and that the special committee was prepared to execute a merger agreement with that other party unless UHS improved both its price and the terms of its draft merger agreement with respect to certainty of closing, including with respect to obtaining regulatory approvals. UHS’ legal and financial advisors subsequently informed representatives of Shearman & Sterling and Goldman Sachs, respectively, that UHS would submit a revised and improved proposal the following morning.

At a telephonic meeting of the special committee on the morning of May 16, 2010, representatives of Goldman Sachs and Shearman & Sterling discussed with the special committee a revised proposal received earlier that morning from UHS pursuant to which UHS increased its proposed purchase price by $1.00 to $33.50 per share and agreed to revisions to the draft merger agreement that improved terms relating to the timing and certainty of closing. Representatives of Goldman Sachs also discussed with the special committee the fact that UHS’ financial advisor had indicated that the revised proposal reflected UHS’ best offer and that they had offered their highest price. After discussion of this revised proposal and the improved terms offered by UHS (including with respect to UHS’ commitment to obtain antitrust approval), the special committee determined that UHS’ proposal was more favorable to the Company and its stockholders than the proposal from the co-bidders and directed representatives of Shearman & Sterling and Goldman Sachs to finish negotiations with UHS prior to the meetings of the special committee and board of directors scheduled for that evening. The special committee also requested that representatives of Goldman Sachs inform the co-bidders that the special committee expected to recommend to the Company’s board of directors by the end of the day that the Company enter into a transaction with another party.

The special committee held a telephonic meeting in the late afternoon of May 16, 2010, during which representatives of Goldman Sachs discussed with the special committee the conversation they had with the co-bidders earlier that day at the direction of the special committee. Representatives of Goldman Sachs informed the special committee that the co-bidders had advised representatives of Goldman Sachs that they may be able to increase their $31.25 price proposal, but not by a material amount. The special committee then discussed a revised proposal submitted by the co-bidders after the co-bidders’ conversation with representatives of Goldman Sachs, which increased their offer by $0.75 to $32.00 per share, with an indication that, if the incremental move would be of interest to the special committee, the co-bidders may be able to offer up to $33.00 per share subject to receiving agreement from their financing sources. Representatives of Shearman & Sterling informed the special committee that the merger agreement with UHS had been finalized and reviewed with the special committee the resolution of the issues that had remained open as of that morning, and the special committee discussed the financial and other terms of the revised proposal submitted by UHS. After considering the relative value and certainty of closing provided by the revised proposals submitted by the co-bidders and by UHS, the special committee concluded that even if the co-bidders could submit a proposal at $33.00 per share, the UHS offer was more favorable to the Company and its stockholders, in light of, among other things, the fact that UHS was offering a higher purchase price and greater closing certainty, including because the Company’s sole remedy if the co-bidders failed to consummate the transaction would be to seek payment of a specified reverse termination fee (as opposed to requiring them to consummate the transaction). The special committee determined that, if the co-bidders submitted a proposal at $33.00 per share, the special committee would seek an increase from UHS to the per share purchase price proposed by UHS. Representatives of Goldman Sachs reviewed with the special committee its financial analyses and rendered to the special committee Goldman Sachs’ oral opinion to the effect that, as of the date of the merger agreement and subject to the factors and assumptions described in the opinion, the per share merger consideration to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The special committee unanimously agreed to recommend to the entire board of directors that it approve and declare advisable the merger and the merger agreement with UHS, and that the board of directors submit the merger agreement to the Company’s stockholders and resolve to recommend that the Company’s stockholders adopt the merger agreement.

Immediately following the special committee meeting, a telephonic meeting of the entire board of directors was convened at which members of senior management of the Company and representatives of Waller Lansden, Shearman & Sterling and Goldman Sachs were in attendance. At the meeting, the special committee recommended to the board of directors that it approve and declare advisable the merger and the merger agreement with UHS at $33.50 per share, and that the board of directors submit the merger agreement to the Company’s stockholders and resolve to recommend that the Company’s stockholders adopt the merger agreement. Representatives of Goldman Sachs confirmed to the board of directors that they had rendered to the special committee Goldman Sachs’ oral opinion to the effect that, as of the date of the merger agreement and subject to the factors and assumptions described in the Goldman Sachs opinion, the per share merger consideration to be paid to the holders of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. During discussion of the UHS proposal and the recommendation of the special committee, representatives of Goldman Sachs received an e-mail from the co-bidders increasing the per share purchase price being offered by the co-bidders to $33.00. Mr. Jacobs then suggested that the special committee should consider the co-bidders’ revised proposal and request UHS to improve the per share purchase price it proposed to pay to acquire the Company. The board of directors determined that it would be appropriate to temporarily adjourn the meeting to permit the special committee to separately discuss the revised proposal from the co-bidders.

A telephonic meeting of the special committee was convened during which the special committee discussed the revised proposal submitted by the co-bidders. After discussion, the special committee concluded that while the co-bidders’ proposal continued to be less favorable in terms of price and closing certainty than the current proposal submitted by UHS, it would be in the stockholders’ best interests to request that UHS improve the financial terms of its offer in light of the revised proposal from the co-bidders. The special committee meeting was temporarily adjourned and Mr. Grant and representatives of Goldman Sachs requested UHS to improve the financial terms of its offer. UHS indicated that it would be willing to increase its proposed purchase price, but only if it could submit its revised proposal at a meeting of the board of directors at which none of the non-independent directors were present.

The special committee meeting was reconvened and the special committee discussed UHS’ response. After further discussion, the special committee unanimously agreed to recommend to the board of directors that UHS be permitted to submit its revised proposal at a meeting of the board of directors at which Messrs. Jacobs and Petrie, the non-independent directors, were not present. Representatives of Goldman Sachs then confirmed the opinion rendered to the special committee, which was subsequently confirmed in writing, to the effect that, as of the date of the merger agreement and subject to the factors and assumptions described in the opinion, the per share merger consideration to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

When the meeting of the board of directors reconvened, the special committee informed the board of directors of its determination that the proposal from the co-bidders continued to be inferior to the proposal from UHS. The special committee also informed the board of directors that, in response to a request from the special committee, UHS had indicated that it would improve its proposal if it were permitted to present its revised proposal at a meeting of the board of directors at which Messrs. Jacobs and Petrie, the non-independent directors, were not present. After discussion, Mr. Jacobs requested that the independent directors and the special committee’s advisors pursue the highest purchase price per share possible from UHS, and Messrs. Jacobs and Petrie, the members of senior management and representatives of Waller Lansden recused themselves from the meeting. Counsel to UHS joined the meeting and stated that UHS would increase its proposed per share purchase price by $0.25 to $33.75. After discussion, the Company’s board of directors (other than Messrs. Jacobs and Petrie, who had recused themselves) unanimously approved and deemed advisable the merger and the merger agreement with UHS, resolved to submit the merger agreement to the Company’s stockholders and to recommend that the Company’s stockholders adopt such merger agreement. Thereafter, the Company, UHS and Merger Sub executed the merger agreement.

Immediately prior to the end of the meeting of the board of directors at which Messrs. Jacobs and Petrie were not present, representatives of Goldman Sachs informed the independent directors that the co-bidders had just informed them that they would be willing to participate in a discussion to solicit best and final offers from all bidders. The independent directors discussed the communication from the co-bidders and the fact that if either UHS or the co-bidders failed to consummate a merger transaction with the Company, the Company’s sole remedy against the co-bidders would be to seek payment from them of the reverse termination fee, whereas the Company could pursue specific performance against UHS. As a result, the agreement with UHS provided greater closing certainty, and the special committee believed that it was unlikely that the co-bidders would amend the terms of their previous proposal to provide closing certainty comparable to UHS. The special committee discussed the fact that when it previously requested the co-bidders’ best, final proposal the co-bidders made their $31.25 per share proposal and informed representatives of Goldman Sachs that they could not increase their proposal by a material amount. In addition, the special committee discussed the fact that the communication from the co-bidders provided no certainty that the co-bidders would improve the financial and other terms of their offer to be comparable to the agreement reached with UHS. Thereafter, the independent directors directed representatives of Goldman Sachs to inform the co-bidders that the Company had already reached an agreement to sell the Company to a third party.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors

The Special Committee

The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with UHS and Merger Sub. The special committee unanimously determined that the merger is advisable and that the terms of the merger are fair to and in the best interests of the Company and its stockholders and recommended to the board of directors that it approve and declare advisable the merger and the merger agreement with UHS, and that the board of directors submit the merger agreement to the Company’s stockholders and resolve to recommend that the Company’s stockholders adopt the merger agreement.

In the course of reaching its determination, the special committee considered a number of substantive factors that the special committee believed supported its decision, including the following:

•	its knowledge of the Company’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•	its belief that the merger is more favorable to the Company’s stockholders than any other alternative reasonably available, including the alternative of remaining a stand-alone, independent company and pursuing an initiative such as a leveraged stock repurchase, as well as the potential rewards, risks and uncertainties associated with those alternatives;

•	the current and historical market prices and trading multiples of the Common Stock, including the trading multiples of the Common Stock relative to those of other industry participants, the fact that the cash merger price of $33.75 per share represented a premium of approximately 41% to the closing share price of the Common Stock on March 9, 2010, the last trading day prior to the Company’s issuance of a press release announcing that it had been approached by third parties regarding a potential sale;

•	the financial analyses performed by Goldman Sachs in connection with rendering its opinion to the special committee, and the opinion rendered by Goldman Sachs that, as of May 16, 2010 and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration of $33.75 to be paid by UHS to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement;

•	the fact that financial and other terms and conditions of the merger agreement, including the level of commitment by UHS to obtain applicable regulatory approvals and the absence of a financing condition, were the product of extensive arm’s-length negotiations among the parties and were designed to provide as much certainty as was possible that the merger would ultimately be consummated on a timely basis;

•	the fact that if UHS or Merger Sub fails, or threatens to fail, to satisfy their obligations under the merger agreement, the Company is entitled to enforce any provision of the merger agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any such failure or threatened failure, in addition to any other remedies to which the Company may be entitled;

•	the fact that if the Company entered into a transaction with the co-bidders and the co-bidders failed to consummate a merger transaction with the Company, the Company’s sole remedy would be to seek payment from the co-bidders of a reverse termination fee;

•	the fact that 21 potential purchasers in addition to UHS were contacted on behalf of the special committee to determine whether they would be interested in potentially acquiring the Company and that no other potential purchaser was prepared to make an offer to acquire the Company on terms, including with respect to price, as favorable to the Company and its stockholders as those offered by UHS;

•	the fact that on March 10, 2010 the media reported that the Company was in talks with Bain Capital regarding an acquisition of the Company and that on the same day the Company issued a press release confirming that it had been approached by third parties in connection with a potential acquisition, each of which gave potential acquirors an opportunity to approach the Company to propose a possible acquisition;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to furnish information to, and participate in discussions and negotiations with, any third party that makes an unsolicited bona fide written proposal that constitutes or may reasonably be expected to constitute a superior proposal;

•	the fact that subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation that the Company’s stockholders adopt the merger agreement or terminate the merger agreement to enter into an agreement with respect to a superior proposal prior to the adoption of the merger agreement by the Company’s stockholders upon the payment to UHS of a termination fee of $71.5 million;

•	the fact that the merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock;

•	the availability of appraisal rights to the holders of Common Stock who comply with all of the procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Chancery Court;

•	the fact that negotiations were conducted under the oversight of a special committee comprised solely of independent directors who are not employees of the Company;

•	the fact that the special committee retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement; and

•	the fact that the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the board of director’s approval of the merger agreement.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that the Company will no longer exist as an independent public company and its stockholders will no longer participate in the growth, or benefit from any future appreciation in the value, of the Company;

•	the fact that the merger consideration represents a discount to the highest price at which the Common Stock has traded in recent years;

•	that, under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and must pay a termination fee of $71.5 million in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if the Company terminates the merger agreement to enter into an agreement with respect to a superior proposal;

•	the fact that certain provisions of the merger agreement may have the effect of discouraging third parties from submitting a superior proposal, including the requirement that the Company provide UHS with an opportunity to propose revisions to the merger agreement prior to being able to terminate the merger agreement to accept a superior proposal;

•	the fact that the merger might not be completed in a timely manner or at all due to a failure to receive necessary regulatory and other approvals, including under the HSR Act or any state health care law or regulation;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which, subject to the limitations specified in the merger agreement, may delay or prevent the Company from taking certain actions during the time that the merger agreement remains in effect;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential impact on the Company’s businesses;

•	the interests that the Company’s directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of the Company generally, as described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”;

•	the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger. If the merger is not consummated, the Company may be required to bear such costs and expenses;

•	the risk that the pendency of the merger could adversely affect the relationship between the Company and its employees, physicians, patients, agents, vendors and others with whom it has business dealings; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommends the merger agreement and the merger based upon the totality of the information it considered.

Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee and without Messrs. Jacobs and Petrie present, at a meeting described above on May 16, 2010, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, (iii) determined to submit the merger agreement to the Company’s stockholders for adoption and (iv) recommended the adoption by the Company’s stockholders of the merger agreement. In reaching these determinations, the board of directors (without the participation of Messrs. Jacobs and Petrie) considered (i) the fact that the special committee received an opinion rendered by Goldman Sachs that the per share merger consideration to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders as of May 16, 2010 (the full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement) and the fact that representatives of Goldman Sachs discussed with the special committee the financial analyses performed by Goldman Sachs in connection with rendering such opinion, and (ii) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors by unanimous action of the independent directors approved and recommends the merger agreement and the merger based upon the totality of the information it considered.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee

Goldman Sachs rendered its oral opinion to the special committee of the board of directors of the Company (subsequently confirmed in writing) to the effect that, as of May 16, 2010 and based upon and subject to the factors and assumptions set forth in its written opinion, the per share merger consideration to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal operating forecasts for the Company prepared by its management, and capital structure assumptions provided by the special committee (the “special committee’s capital structure assumptions”), each as approved for Goldman Sachs’ use by the special committee.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of the Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies with publicly traded securities; reviewed the financial terms of certain recent business combinations in the behavioral health industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, and Goldman Sachs did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the special committee that the internal operating forecasts for the Company prepared by its management, and approved for Goldman Sachs’ use by the special committee, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of May 16, 2010, of the $33.75 per share in cash to be paid to the holders of the shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement.

Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $33.75 per share in cash to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or UHS or the ability of the Company or UHS to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses performed by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 14, 2010, and is not necessarily indicative of current market conditions.

Analysis of Implied Premia and Multiples.  Goldman Sachs calculated that the $33.75 per share in cash to be paid to the stockholders of the Company pursuant to the merger agreement represented implied premia of:

•	41.2% to the $23.91 closing price of the Company’s shares on March 9, 2010, the last trading day before the Company first announced that it had been approached by third parties in connection with a potential acquisition of the Company (the “undisturbed price”); and

•	3.4% to the $32.63 closing price of the Company’s shares on May 14, 2010, the last trading day before the announcement of the merger by the Company.

Goldman Sachs also calculated the following implied multiples for the Company:

•	enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the twelve-month period ending March 31, 2010 (the “LTM period”) and estimates of EBITDA for 2010 and 2011; and

•	share price as a multiple of estimates of earnings per share (“EPS”) for 2010 and 2011.

Goldman Sachs calculated these multiples using enterprise values for the Company based upon and using share prices for the Company equal to:

•	$33.75, the price per share being paid in the merger;

•	$23.91, the undisturbed price of the Company’s shares; and

•	$32.63, the May 14, 2010 closing price for the Company’s shares.

The enterprise values for the Company used by Goldman Sachs were calculated by multiplying each of the foregoing share prices by the number of fully diluted outstanding shares of the Company, adjusted to reflect the special committee’s capital structure assumptions, and adding to the result the Company management’s estimate of the Company’s net debt (total debt less cash and cash equivalents) as of June 30, 2010, adjusted to reflect the special committee’s capital structure assumptions, and the Company management’s estimate of the Company’s minority interest amount as of June 30, 2010. The special committee’s capital structure assumptions reflected an increase in the Company’s total indebtedness of approximately $500 million and the repurchase by the Company of approximately 30% of its outstanding shares. For the foregoing multiple calculations, Goldman Sachs utilized the EBITDA results for the Company for the LTM period adjusted to reflect the special committee’s capital structure assumptions and estimates for 2010 and 2011 derived by applying the special committee’s capital structure assumptions to both Company management’s operating forecasts and estimates derived from the median estimates for the Company most recently published by Institutional Broker’s Estimate System (“IBES”) as of May 14, 2010.

Goldman Sachs compared the multiples it calculated for the Company to the median of similar multiples it calculated for the following publicly traded corporations in the health care services industry (the “selected health care services companies”):

Acute Care Hospitals	Other Alternative Site/Post-Acute Facilities

Community Health Systems, Inc.	AmSurg Corp.
Health Management Associates, Inc.	DaVita Inc.
LifePoint Hospitals, Inc.	HealthSouth Corporation
Tenet Healthcare Corporation	Select Medical Holdings Corporation
Universal Health Services, Inc.

Although none of the selected health care services companies is directly comparable to the Company, these companies were chosen because they are publicly traded companies in the health care services industry with operations and equity market values that for purposes of analysis may be considered similar to the current operations and equity market value of the Company.

For purposes of calculating multiples for the selected health care services companies, Goldman Sachs utilized an enterprise value for each company calculated by multiplying the number of fully diluted outstanding shares of that company derived from the company’s most recent public filings with the SEC by that company’s closing share price on May 14, 2010, and adding to that result the company’s net debt (total debt less cash and cash equivalents) as reflected in its most recent public filings with the SEC. For purposes of its calculations with respect to the selected health care services companies, Goldman Sachs utilized each company’s EBITDA results for the LTM period derived from its most recent public filings with the SEC and estimates for each company derived from the median estimates for that company most recently published by IBES as of May 14, 2010.

The following table shows the multiples Goldman Sachs calculated for the Company and the median of similar multiples it calculated for the selected health care services companies:

					Company, Based on
	Company, Based				$32.63				Other
	on $33.75		Company, Based on		Closing Price on				Alternative Site/
	Merger		$23.91		May 14,		Acute Care		Post-Acute
	Consideration		Undisturbed Price		2010		Hospitals		Facilities

Management Forecasts
Enterprise Value as a Multiple of:
EBITDA for LTM Period	9.8	x	8.4	x	9.6	x	6.9	x	8.6	x
2010 Estimated EBITDA	9.4	x	8.1	x	9.3	x	7.0	x	7.8	x
2011 Estimated EBITDA	8.9	x	7.6	x	8.7	x	6.7	x	7.4	x
Share Price as Multiple of:
2010 Estimated EPS	14.7	x	10.4	x	14.3	x	15.0	x	13.1	x
2011 Estimated EPS	12.8	x	9.1	x	12.4	x	13.6	x	11.7	x
IBES Estimates
Enterprise Value as a Multiple of:
EBITDA for LTM Period	9.8	x	8.4	x	9.6	x	6.9	x	8.6	x
2010 Estimated EBITDA	9.5	x	8.1	x	9.3	x	7.0	x	7.8	x
2011 Estimated EBITDA	9.0	x	7.7	x	8.8	x	6.7	x	7.4	x
Share Price as Multiple of:
2010 Estimated EPS	14.3	x	10.1	x	13.8	x	15.0	x	13.1	x
2011 Estimated EPS	12.4	x	8.8	x	12.0	x	13.6	x	11.7	x

Illustrative Present Value of Future Share Prices.  Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the Common Stock. This analysis is intended to provide an indication of implied present values of theoretical future share prices of the Common Stock. For purposes of this analysis, Goldman Sachs first derived theoretical future share prices for the Common Stock for each of the years from 2010 through 2015 by applying illustrative forward price per share as multiples (“P/E multiples”) of estimated EPS of 9.0x and 13.0x to EPS estimates derived by applying the special committee’s capital structure assumptions to the Company management’s operating forecasts for each of those years. The illustrative forward P/E multiples utilized for purposes of this analysis were selected by Goldman Sachs based on its professional judgment and experience taking into account current and historical trading data and current P/E multiples for the Company and the selected health care services companies. By applying illustrative discount rates of 10.5% and 12.0% to the theoretical future share prices, Goldman Sachs derived implied present values per share of Common Stock ranging from $19.48 to $31.42.

For purposes of its analysis, Goldman Sachs applied discount rates of 10.5% and 12.0% derived by utilizing a cost of equity capital analysis based on the capital asset pricing model and taking into account certain financial metrics, including beta, for the Company, as well as certain financial metrics for the United States equity markets generally. The applied discount rates of 10.5% and 12.0% were based upon Goldman Sachs’ judgment of an illustrative range based upon the above analysis.

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis utilizing estimates of the Company’s unlevered free cash flow for the period from January 1, 2010 through December 31, 2015 derived from the Company management’s operating forecasts for those years to determine illustrative ranges of implied present values per share of Common Stock as of April 1, 2010. For purposes of this analysis, unlevered free cash flow was derived by taking the Company management’s estimate of EBITDA, subtracting taxes (calculated by multiplying the tax rate contained in the Company management’s forecasts by the Company management’s estimate of earnings before interest and taxes), adding the Company management’s estimate of the increase in deferred tax liability, subtracting its estimate of capital expenditures and subtracting its estimate of the amount of increase in net working capital. In addition, stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow.

Using discount rates ranging from 7.5% to 9.0%, Goldman Sachs derived illustrative ranges of implied present values per share of the Common Stock by discounting to present value (a) estimates of the Company’s unlevered free cash flows for the period from January 1, 2010 through December 31, 2015 and (b) illustrative terminal values for the Company as of December 31, 2015 derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to estimates of the Company’s unlevered free cash flows for 2015.

Based on the forgoing calculations, Goldman Sachs derived an illustrative range of implied present values of $22.67 to $43.18 per share of the Common Stock.

For purposes of its analysis, Goldman Sachs applied a range of discount rates from 7.5% to 9.0%, derived by utilizing a weighted average cost of capital analysis based on the capital asset pricing model and taking into account certain financial metrics, including beta, for the Company, as well as certain financial metrics for the United States equity markets generally. The applied discount rates ranging from 7.5% to 9.0% were based upon Goldman Sachs’ judgment of an illustrative range based upon the above analysis.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain public financial information for the Company to corresponding financial information, ratios and public market multiples for the selected health care services companies. Although none of the selected health care services companies are directly comparable to the Company, the selected health care services companies were chosen by Goldman Sachs because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

The Company operates inpatient behavioral health care facilities that offer a wide range of inpatient behavioral health care services through a combination of acute inpatient behavioral facilities and residential treatment centers offering longer term treatment programs primarily for children and adolescents with chronic behavioral health problems. The selected health care companies chosen by Goldman Sachs included companies that operate acute care hospitals as well as companies that provide post-acute care services or operate other alternative site treatment facilities.

Goldman Sachs compared the following multiples it calculated for the Company based on the closing price per share on May 14, 2010, the last trading day prior to the announcement of the merger agreement, to similar multiples it calculated for the selected health care services companies:

•	enterprise value as a multiple of actual EBITDA for the LTM period and estimated EBITDA for 2010 and 2011;

•	P/E multiple of estimated EPS for 2010, 2011 and 2012; and

•	ratio of 2011 P/E multiple to estimated five-year cumulative average EPS growth rate (the “2011 PE/5-Year EPS CAGR”).

All of these multiples for the Company and the selected health care services companies were calculated using estimates for each company derived from the median estimates for that company most recently published by IBES as of May 14, 2010, without any adjustment to reflect the special committee’s capital structure assumptions.

The results of these calculations are summarized as follows:

	Enterprise Value/EBITDA						P/E Multiple						2011 PE /5-Year
	LTM												EPS
	Period		2010		2011		2010		2011		2012		CAGR

Company	9.5	x	9.2	x	8.7	x	14.1	x	13.1	x	12.3	x	0.9	x
Acute Care Hospitals
High	7.7	x	7.5	x	7.2	x	18.1	x	20.0	x	17.8	x	2.0	x
Mean	7.1	x	7.0	x	6.6	x	15.0	x	14.3	x	13.1	x	1.4	x
Median	6.9	x	7.0	x	6.7	x	15.0	x	13.6	x	12.3	x	1.4	x
Low	6.5	x	6.5	x	6.2	x	12.8	x	11.9	x	11.1	x	0.9	x
Other Alternative Site/Post-Acute Facilities
High	10.8	x	9.4	x	8.8	x	14.3	x	13.5	x	11.3	x	1.4	x
Mean	9.0	x	8.1	x	7.6	x	13.1	x	11.9	x	10.1	x	1.1	x
Median	8.6	x	7.8	x	7.4	x	13.1	x	11.7	x	9.6	x	1.1	x
Low	7.8	x	7.4	x	6.6	x	12.0	x	10.6	x	9.4	x	0.7	x

Selected Precedent Transactions Analysis.  Goldman Sachs analyzed certain publicly available information relating to 13 selected transactions that involved companies in the health care services industry that were announced since 2004 and involved aggregate enterprise value of between $430 million and $33.1 billion.

While none of the selected transactions is directly comparable to the transaction between the Company and UHS, the aggregate equity consideration paid in the selected transactions and the companies that participated in the selected transactions are such that, for purposes of analysis, the transactions may be considered similar to the transaction between the Company and UHS.

Goldman Sachs calculated and reviewed the enterprise value of the target company as a multiple of EBITDA for the four-quarter period prior to the announcement of the applicable transaction (“LTM EBITDA”). For purposes of this analysis, the target companies’ enterprise values were calculated by multiplying the announced per-share transaction price by the number of that company’s fully diluted outstanding shares as disclosed in the company’s most recent filings with the SEC prior to the announcement of the applicable transaction and adding to that result the company’s net debt as disclosed in the company’s most recent public filings with the SEC prior to the announcement of the applicable transaction.

The selected transactions, the multiples calculated for each transaction and the mean and median multiples calculated for all of the selected transactions are as follows:

Enterprise Value as
a Multiple of LTM
Date Announced	Acquiror	Target	EBITDA

April 2007	Crestview Partners, L.P.	Symbion, Inc.	8.3x
March 2007	TPG Partners V, L.P.	HealthSouth Corporation (Surgery)	9.7x
March 2007	Community Health Systems, Inc.	Triad Hospitals, Inc.	10.6x
January 2007	Welsh, Carson, Anderson & Stowe X, L.P.	United Surgical Partners International, Inc.	10.8x
December 2006	Psychiatric Solutions, Inc.	Horizon Health Corporation	12.7x
July 2006	Private Investment Funds affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Merrill Lynch Global Private Equity	HCA Inc.	8.6x
March 2006	Vestar Capital Partners V, L.P.	National Mentor Holdings, Inc.	9.6x
October 2005	Bain Capital Partners, LLC	CRC Health Corporation	12.2x
March 2005	Psychiatric Solutions, Inc.	Ardent Health Services LLC (Behavioral)	12.8x
December 2004	DaVita Inc.	Gambro Healthcare, Inc.	8.4x
August 2004	LifePoint Hospitals, Inc.	Province Healthcare Company	12.6x
July 2004	The Blackstone Group	Vanguard Health Systems, Inc.	11.2x
May 2004	Texas Pacific Group and JLL Partners	IASIS Healthcare Corporation	9.2x
Mean of Selected Transactions			10.5x
Median of Selected Transactions			10.6x

The multiples reflected in the above table were calculated by Goldman Sachs to allow for a comparison with the multiples calculated by Goldman Sachs and described under “—Analysis of Implied Premia and Multiples.”

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the special committee that, as of May 16, 2010 and based upon and subject to the factors and assumptions set forth therein, the $33.75 per share in cash to be paid to the holders of shares of Common Stock (other than UHS and its affiliates) pursuant to the merger agreement was fair from a financial point of view to those holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses.

Because these analyses inherently are subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, UHS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration of $33.75 per share in cash was determined through arm’s-length negotiations between the special committee and UHS and, consistent with the recommendation of the special committee, was approved by the board of directors of the Company. Goldman Sachs provided advice to the special committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the special committee or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to recommend that the board of directors approve the merger agreement and by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, UHS or any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the special committee in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has not otherwise been engaged to provide investment banking or other financial services to the Company during the two-year period ending May 16, 2010. Goldman Sachs has provided certain investment banking and other financial services to UHS and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to UHS’ offering of 7.125% Notes due 2016 (aggregate principal amount of $150,000,000) in May 2008. Goldman Sachs also may provide investment banking and other financial services to the Company and UHS and their respective affiliates in the future for which the investment banking division of Goldman Sachs may receive compensation.

The special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated March 8, 2010, the special committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a fee of approximately $20 million for its services in connection with the transaction, $3.25 million of which became due prior to the consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Projections

The Company does not as a matter of course prepare or make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In particular, the yearly fluctuations in federal and state budgets directly impact our revenue since the majority of our revenue comes from the Medicare and Medicaid programs and various state agencies, making it difficult to accurately forecast our results. The Company has followed this practice since its inception. At the request of the special committee, however, the Company’s management developed a five-

year business plan for the Company (the “financial projections”). In developing the financial projections, the Company’s management discussed the financial projections with the special committee and Goldman Sachs. The financial projections were subsequently disclosed to UHS and other parties that expressed an interest in pursuing a potential transaction involving the sale of the Company. None of the Company, UHS or their respective affiliates assumes any responsibility for the accuracy of the financial projections. The financial projections set forth below are included in this proxy statement solely because this information was provided to Goldman Sachs and to UHS (and other interested bidders), and not to influence your decision as to whether to vote for the proposal to adopt the merger agreement. The inclusion of the financial projections in this proxy statement should not be regarded as an indication that the Company, the board of directors, the special committee, Goldman Sachs, UHS or any other recipient of the financial projections considered, or now considers, them to be material or to be reliable predictions of future results, and they should not be relied upon as such.

At the time the financial projections set forth below were prepared, the projections represented the best estimates and judgments of the Company’s management concerning the future financial performance of the Company. While the financial projections were prepared in good faith, they are forward-looking statements that are subjective in many respects, and reflect numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond the Company’s control, including estimates and assumptions regarding general economic conditions, federal and state budgets, unemployment levels and payrolls and the impact of such factors on the Company’s business and its behavioral health facilities. Important factors that may affect actual results and cause the financial projections not to be accurate include, but are not limited to, employment trends, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, government regulation, the rate at which the Company is reimbursed by the federal and state governments and other third parties for its services, general business and economic conditions, competition and other factors described under the captions “Risk Factors” and “Forward-Looking Statements” in our most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and under “Special Note Regarding Forward-Looking Statements” beginning on page 11 of this proxy statement. In addition, the financial projections do not reflect any events that could affect the Company’s prospects, including changes in general business or economic conditions, the passage of health care reform bills by the U.S. Congress or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The financial projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year. There can be no assurance that the financial projections are or will be accurate or that the Company’s future financial results will not vary, even materially, from the financial projections. None of the Company, UHS or their respective affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the financial projections to reflect circumstances existing or arising after the date such financial projections were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error or to have changed.

Set forth below is a summary of the financial projections which were provided to UHS (and other interested bidders) in their respective evaluations of a possible transaction with the Company.

	Fiscal Year Ending December 31,									CAGR
	2007A	2008A	2009A	2010E	2011E	2012E	2013E	2014E	2015E	‘07A-‘09A	‘10E-‘15E

Net Revenues	$1,415	$1,696	$1,805	$1,896	$1,983	$2,073	$2,167	$2,267	$2,381	13.0%	4.7%
Adjusted EBITDA(1)	$251	$305	$329	$351	$372	$394	$416	$440	$476	14.5%	6.3%
EBITDA(2)	$235	$285	$311	$332	$353	$374	$395	$418	$453	15.2%	6.4%
Diluted EPS	$1.37	$1.87	$2.14	$2.25	$2.42	$2.53	$2.77	$3.05	$3.41	24.8%	8.7%

(1)	Adjusted EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, stock compensation and other expenses.

(2)	EBITDA is defined as income from continuing operations attributable to stockholders before interest expense (net of interest income), income taxes, depreciation and amortization.

As described in the section entitled “Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee” beginning on page 27, at the direction of the special committee, Goldman Sachs performed its financial analyses in connection with the rendering of its fairness opinion to the special committee using the above summary financial projections and certain capital structure assumptions provided by the special committee. The special committee’s capital structure assumptions reflected an increase in the Company’s total indebtedness of approximately $500 million and the repurchase by the Company of approximately 30% of its outstanding shares, which resulted in diluted EPS amounts for the years 2010E-2015E of $2.29, $2.63, $2.86, $3.09, $3.41 and $3.98, respectively, which amounts were used by Goldman Sachs to perform its financial analyses in connection with the rendering of its fairness opinion to the special committee. In addition to the financial projections above, the Company’s unlevered free cash flow was estimated by taking the Company management’s estimate of EBITDA, and then (i) subtracting taxes (calculated by multiplying the tax rate contained in the Company management’s forecasts by the Company management’s estimate of earnings before interest and taxes), (ii) adding the Company management’s estimated increase in deferred tax liability of $4 million to $5 million annually from 2010 to 2015, (iii) subtracting its estimate of capital expenditures ranging from $95 million for 2010 to $119 million for 2015 and (iv) subtracting its estimated increase in net working capital of $8 million to $11 million annually from 2010 to 2015.

Each of Adjusted EBITDA and EBITDA is not a measure recognized by U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

The financial projections should be read together with the historical financial statements of the Company, which have been filed with the SEC. See “Where You Can Find More Information” on page 75. The financial projections were not prepared with a view toward public disclosure and, accordingly, do not comply with published guidelines of the SEC, the Public Company Accounting and Oversight Board or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability, and accordingly assume no responsibility for them or their achievability.

There can be no assurance that any financial projections will be, or are likely to be, realized, or that the assumptions on which they are based will prove to be, or are likely to be, correct. None of the Company, UHS or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholders or any other person regarding the ultimate performance of the Company compared to the financial projections set forth above. The Company has not made any representation to UHS, in the merger agreement or otherwise, concerning the financial projections. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to adopt the merger agreement.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of UHS.

Upon the consummation of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company, shares owned by UHS or Merger Sub immediately prior to the effective time of the merger or shares held by stockholders who are entitled to, and who properly exercise, appraisal rights under Delaware law) will be converted into the right to receive $33.75 in cash, without interest and less any applicable withholding taxes. Upon the consummation of the merger, all outstanding options to acquire Common Stock will become fully vested and exercisable (to the extent not already vested and exercisable) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $33.75 exceeds the applicable option exercise price, without interest and less any applicable withholding taxes. Upon the consummation of the merger, each outstanding share of restricted Common Stock will become fully vested and transferable and cancelled and converted into the right to receive $33.75 in cash, without interest and less any applicable withholding taxes.

The Common Stock currently is registered under the Exchange Act and is traded on the NASDAQ under the symbol “PSYS.” As a result of the merger, the Company will be a wholly-owned subsidiary of UHS, and there will be no public market for its common stock. After the merger, the Common Stock will cease to be traded on the NASDAQ, and price quotations with respect to sales of shares of common stock in the public market no longer will be available. In addition, registration of the Common Stock under the Exchange Act will be terminated.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation, and the current officers of the Company will become the initial officers of the surviving corporation. The amended and restated certificate of incorporation of the Company will be amended and restated as provided in the merger agreement. The by-laws of the Company will be amended and restated as provided in the merger agreement.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and the Common Stock will continue to be listed and traded on the NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, in connection with the nature of the behavioral health care industry on which our business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock. From time to time, our board of directors (acting through the special committee or otherwise) will evaluate and review, among other things, the business, operations, properties, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Delisting and Deregistration of Common Stock

If the merger is completed, the Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act. We will no longer file periodic reports with the SEC on account of the Common Stock.

Regulatory Approvals

Under the HSR Act and related rules, the merger cannot be completed until the Company and UHS file a notification and report form with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired or been terminated. The Company and UHS filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on May 28, 2010. The initial HSR Act 30-day waiting period was set to expire on June 28, 2010. After discussions with the FTC, UHS withdrew its notification and report form effective as of June 25, 2010, and refiled on June 28, 2010. Refiling restarted the initial HSR Act 30-day waiting period. The Company and UHS each received a Second Request from the FTC on July 28, 2010. The Second Request has the effect of extending the waiting period for an additional 30 calendar days from the date of both of the parties’ substantial compliance with the Second Request, unless the waiting period is terminated sooner by the FTC or voluntarily extended by the parties. At any time before or after consummation of the merger, the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or UHS. At any time before or after the consummation of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or UHS. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

It is possible that the FTC may seek additional regulatory concessions or impose additional conditions or states or private parties may commence litigation to prevent the completion of the merger. There can be no assurance that:

•	the Company and UHS will be able to satisfy or comply with any conditions imposed; or

•	litigation, if any, will be resolved favorably by the Company and UHS.

The merger is also subject to review under state antitrust laws and could be the subject of challenges by states or private parties under the antitrust laws. The Attorneys General of three states are investigating the merger in tandem with the FTC.

Though not a condition to the consummation of the merger, United States federal and state laws and regulations may require that the Company or UHS obtain approvals, file new licenses and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

See “The Merger Agreement — Efforts to Complete the Merger” for information on the obligations of the parties under the merger agreement to obtain the regulatory approvals required to consummate the merger.

Financing of the Merger

UHS estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $3.63 billion, which includes approximately $1.98 billion to be paid to the Company’s stockholders, with the remaining funds to be used to refinance certain existing indebtedness, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

The merger agreement does not contain any condition relating to the receipt of financing by UHS. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided. The debt financing will provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses. On May 16, 2010, UHS entered into a financing commitment letter with JPMorgan, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Deutsche Bank, pursuant to which JPMorgan and Deutsche Bank have, taken together, committed to provide the financing necessary to consummate the merger and to refinance certain existing indebtedness. Since May 16, 2010, JPMorgan and Deutsche Bank have assigned, and certain other financial institutions approved by UHS have assumed, a portion of the commitments originally provided by JPMorgan and Deutsche Bank. The financing commitment letter provides for senior secured credit facilities in an aggregate amount of $4.15 billion, comprised of (i) a $500 million “tranche A” term loan facility, (ii) a $2.85 billion “tranche B” term loan facility and (iii) an $800 million revolving credit facility. The amount of the “tranche B” term loan facility will be reduced by an amount equal to the gross cash proceeds (if any) obtained by UHS prior to the closing of the merger from the issuance and sale of senior unsecured notes.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors, the Company’s stockholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of the Company’s stockholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

The Company’s Equity Compensation Plans

Upon the consummation of the merger, all of our equity compensation awards (including awards held by our executive officers and directors) will be subject to the following treatment:

•	all outstanding options to acquire Common Stock will become fully vested and exercisable (to the extent not already vested and exercisable) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $33.75 exceeds the applicable per share option exercise price; and

•	all shares of restricted Common Stock will become fully vested and transferable and cancelled and converted into the right to receive $33.75 in cash.

See “The Merger Agreement — Treatment of Options and Other Awards” and “The Merger Agreement — Employee Benefits” for a more complete discussion of the treatment of these plans and awards.

All of the preceding cash payments will be without interest and subject to applicable withholding taxes.

In the second quarter of 2009, the compensation committee of the Company’s board of directors (the “compensation committee”) retained Pearl Meyer & Partners (“PM&P”) to review the compensation of the Company’s executive officers compared to companies in its peer group. PM&P issued two reports in the third quarter of 2009 evaluating the compensation of Mr. Jacobs and the Company’s other executive officers, respectively. The reports indicated that the amount of annual long-term equity awards historically granted to the Company’s executive officers was generally low relative to its peer group. After consideration of various factors, including these reports, the compensation committee determined to grant the executive officers equity awards at a more competitive level.

As part of its determination to grant annual long-term equity awards at a more competitive level, and based on the PM&P reports and a review of the equity compensation programs of the Company’s peer group, on December 18, 2009, the compensation committee adopted the Amended 2009 Long-Term Equity Compensation Plan (the “2009 Equity Compensation Plan”) and adopted the 2010 Long-Term Equity Compensation Plan (the “2010 Equity Compensation Plan”) for eligible employees, including the Company’s executive officers. The compensation committee took these actions to more closely align the Company’s long-term incentive compensation with those of its peers. According to PM&P, the Company’s historical compensation strategy was unique in that it required that financial performance goals for a fiscal year be met in advance of equity awards being granted for such year. By contrast, the vesting of equity awards granted by peer companies may be subject to the achievement of performance goals, but the number of awards that might be granted usually are not conditioned upon the achievement of performance goals. However, the Company’s equity compensation plans historically set financial performance goals to determine whether and, if so, how many equity awards will be available for grant to employees, including executive officers, for a particular year. The compensation committee would then determine the number and allocation of equity awards for a particular year only after the end of the year based on the Company’s financial results relative to the performance goals for that year.

2009 Equity Compensation Plan.  The 2009 Equity Compensation Plan revised the criteria set forth in the 2009 Long-Term Equity Compensation Plan adopted by the compensation committee on March 2, 2009, and provided that the compensation committee would grant stock options to purchase up to 1.5% of the issued and outstanding shares of Common Stock as of the grant date if the Company’s 2009 adjusted earnings per share (“EPS”) was equal to or greater than $2.11. Additional equity awards could be granted if the Company’s adjusted EPS for 2009 exceeded the Company’s adjusted EPS for 2008 by at least 14%. At the discretion of the compensation committee, restricted stock could be issued in lieu of stock options.

Because equity awards made under the Company’s equity compensation plans historically have been based on the prior year’s performance, grants typically have been made in February shortly after the completion of the Company’s audited financial statements. On February 11, 2010, the compensation committee met to determine whether and the extent to which the performance goals set forth in the 2009 Equity Compensation Plan had been achieved. Based on the Company’s 2009 financial performance in relation to the performance goals set forth in the 2009 Equity Compensation Plan, the compensation committee could have issued options to purchase 1,405,640 shares of Common Stock. For purposes of the 2009 Equity Compensation Plan, the compensation committee determined that each share of restricted Common Stock was equivalent to an option to purchase 2.5 shares of Common Stock, which determination was based on information provided by PM&P and guidelines established by RiskMetrics Group. Pursuant to the 2009 Equity Compensation Plan, on February 11, 2010, the compensation committee approved the grant of a total of 560,000 shares of restricted Common Stock, the equivalent of 1,400,000 options. At the time these grants were approved, discussions concerning a potential transaction were ongoing with Potential Purchaser One, which had executed a confidentiality agreement and commenced due diligence. The restricted Common Stock awards were effective on February 26, 2010 and vest 25% per year over four years. Of the shares of restricted stock granted, 458,000 shares were granted to the Company’s executive officers.

2010 Equity Compensation Plan.  For 2010, the compensation committee transitioned to an equity compensation plan in which the maximum equity awards available for grant are set at the beginning of the year and equity grants are made during the year for which the plan was adopted, which methodology is more comparable to peer company equity plans. Pursuant to the 2010 Equity Compensation Plan, on February 11, 2010, the compensation committee had the discretion to grant stock options to purchase up to 1.5% of the Company’s issued and outstanding shares of Common Stock as of the grant date, which amounted to options to purchase a maximum of 843,000 shares. On February 11, 2010, pursuant to the terms of the 2010 Equity Compensation Plan, the compensation committee approved the grant of options to purchase a total of 816,750 shares of Common Stock, of which options to purchase 621,000 shares of Common Stock were granted to the Company’s executive officers. At the time these grants were approved, discussions concerning a potential transaction were ongoing with Potential Purchaser One, which had executed a confidentiality agreement and commenced due diligence. The options to purchase Common Stock were effective on February 26, 2010, and vest and become exercisable in equal installments over four years. The exercise price of the stock options is $21.00 per share, which was the closing price of the Common Stock on the NASDAQ on February 25, 2010. Consistent with prior years, the exercise price of annual option grants was the closing price of the Common Stock on the NASDAQ on the second trading day after the issuance of the Company’s fourth quarter earnings release and the effective date of the grants was the first day thereafter.

The compensation committee also had the discretion to grant shares of restricted Common Stock in an amount up to 1.5% of the Company’s issued and outstanding shares of Common Stock as of the grant date divided by 2.5 (the exchange ratio for restricted stock determined based on information provided by PM&P and guidelines established by RiskMetrics Group). This amounted to a maximum of 337,356 shares of restricted Common Stock. On February 11, 2010, pursuant to the terms of the 2010 Equity Compensation Plan, the compensation committee approved the grant of a total of 336,000 shares of restricted Common Stock, of which 230,000 shares were granted to the Company’s executive officers. These restricted stock grants were effective on February 26, 2010, and vest 25% per year over four years; provided, however, that all shares of restricted stock will be forfeited if a certain financial performance goal is not met in 2010.

Prior Equity Awards.  The table below sets forth the equity awards granted to the Company’s executive officers during 2010, 2009 and 2008.

	Option Awards				Restricted Stock Awards
Name	2010 (#)		2009 (#)	2008 (#)	2010 (#)		2009 (#)	2008 (#)

Joey A. Jacobs	270,000	(1)	50,000	125,000	295,000	(2)	50,000	100,000
Ronald M. Fincher	108,000	(1)	—	212,500	120,000	(2)	—	35,000
Jack E. Polson	81,000	(1)	20,000	37,500	90,000	(2)	25,000	30,000
Brent Turner	81,000	(1)	20,000	37,500	95,000	(2)	25,000	30,000
Christopher L. Howard	81,000	(1)	20,000	37,500	88,000	(2)	25,000	30,000

(1)	Granted pursuant to the 2010 Equity Compensation Plan.

(2)	Of the 295,000 shares of restricted Common Stock granted to Joey Jacobs, 95,000 shares were granted pursuant to the 2010 Equity Compensation Plan and 200,000 shares were granted pursuant to the 2009 Equity

Compensation Plan. Of the 120,000 shares of restricted Common Stock granted to Mr. Fincher, 40,000 shares were granted pursuant to the 2010 Equity Compensation Plan and 80,000 shares were granted pursuant to the 2009 Equity Compensation Plan. Of the 90,000 shares of restricted Common Stock granted to Mr. Polson, 30,000 shares were granted pursuant to the 2010 Equity Compensation Plan and 60,000 shares were granted pursuant to the 2009 Equity Compensation Plan. Of the 95,000 shares of restricted Common Stock granted to Mr. Turner, 35,000 shares were granted pursuant to the 2010 Equity Compensation Plan and 60,000 shares were granted pursuant to the 2009 Equity Compensation Plan. Of the 88,000 shares of restricted Common Stock granted to Mr. Howard, 30,000 shares were granted pursuant to the 2010 Equity Compensation Plan and 58,000 shares were granted pursuant to the 2009 Equity Compensation Plan.

Outstanding Equity Awards.  The table below sets forth, for each person who has been a director or executive officer of the Company at any time since January 1, 2009, the aggregate number of shares of Common Stock subject to outstanding vested and unvested options as of August 24, 2010, the aggregate number of shares of Common Stock subject to outstanding unvested options that will become fully vested in connection with the merger, the weighted average exercise price per share and the value of such unvested options, and the weighted average exercise price per share and value of vested and unvested options (in all cases before applicable withholding taxes). The information assumes that all such options remain outstanding on the closing date of the merger.

	Aggregate	Weighted	Aggregate	Weighted
	Number of	Average	Number of	Average
	Shares	Exercise	Shares	Exercise		Value of
	Subject to	Price of	Subject to	Price of	Value of	Vested and
	Vested	Vested	Unvested	Unvested	Unvested	Unvested
Name	Options	Options	Options	Options	Options(1)	Options(2)

Directors
Mark P. Clein	22,000	$33.90	2,000	$35.61	$—	$34,080
David M. Dill	34,000	$30.58	2,000	$35.61	$—	$145,200
Richard D. Gore	36,000	$26.51	2,000	$35.61	$—	$298,130
Christopher Grant, Jr.	22,000	$33.90	2,000	$35.61	$—	$34,080
Joey A. Jacobs	1,362,931	$20.34	385,000	$22.70	$4,369,750	$22,997,095
William M. Petrie, M.D.	34,000	$28.75	2,000	$35.61	$—	$207,360
Edward K. Wissing	30,000	$30.01	2,000	$35.61	$—	$149,600
Executive Officers (who are not directors)
Terrance R. Bridges(3)	—	$—	—	$—	$—	$—
Ronald M. Fincher	128,500	$31.79	270,000	$27.30	$1,786,188	$2,172,735
Christopher L. Howard	132,499	$30.24	124,334	$23.30	$1,373,963	$2,062,375
Jack E. Polson	328,499	$23.19	124,334	$23.30	$1,373,963	$5,067,625
Brent Turner	232,699	$28.08	124,334	$23.30	$1,373,963	$2,916,487

(1)	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the amount, if any, by which $33.75 (the per share amount of merger consideration) exceeds the actual exercise price per share of the unvested options.

(2)	Illustrates the economic value of all options (whether vested or unvested) to be cancelled and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the amount, if any, by which $33.75 (the per share amount of merger consideration) exceeds the actual exercise price per share of all such options.

(3)	Mr. Bridges resigned as the Company’s Co-Chief Operating Officer effective as of September 25, 2009.

The following table identifies, for each person who has been a director or executive officer of the Company at any time since January 1, 2009, the aggregate number of shares of restricted stock as of August 24, 2010 and the value of such restricted stock that will become fully vested and transferable in connection with the merger. The information assumes that all such shares of restricted stock remain outstanding on the closing date of the merger.

	Aggregate Shares of	Values of Shares of
Name	Restricted Stock	Restricted Stock(1)

Directors
Mark P. Clein	5,600	$189,000
David M. Dill	5,600	$189,000
Richard D. Gore	5,600	$189,000
Christopher Grant, Jr.	5,600	$189,000
Joey A. Jacobs	397,500	$13,415,625
William M. Petrie, M.D.	5,600	$189,000
Edward K. Wissing	5,600	$189,000
Executive Officers (who are not directors)
Terrance R. Bridges(2)	—	$—
Ronald M. Fincher	143,750	$4,851,563
Christopher L. Howard	131,334	$4,432,523
Jack E. Polson	133,334	$4,500,023
Brent Turner	138,334	$4,668,773

(1)	Illustrates the economic value of all shares of restricted stock that will become fully vested, transferable and cashed out in connection with the merger by multiplying (for each individual) the aggregate number of shares of restricted stock by $33.75 (the per share amount of merger consideration).

(2)	Mr. Bridges resigned as the Company’s Co-Chief Operating Officer effective as of September 25, 2009.

Change in Control Severance Agreements and Potential Severance Payments

Each of our current executive officers (other than Mr. Jacobs) is party to a change in control severance agreement (“CIC Agreement”) with the Company. During March and April 2010, the compensation committee, at the request of senior management, discussed the implementation of change in control severance arrangements with certain of the Company’s key officers, as a retention and performance incentive. Since competitors with behavioral health businesses had shown interest in potentially acquiring the Company, the compensation committee was concerned with retaining and motivating certain members of the Company’s senior management, and determined it would be in the best interests of the Company and its stockholders to enter into change in control arrangements with these key officers. The compensation committee retained PM&P to assist it in evaluating the terms of such arrangements and met on April 5, 2010 to discuss the same, including the fact that such arrangements, in the opinion of PM&P, were reasonable and comparable to severance agreements with senior executives at other publicly-traded health care companies. Following discussions with the Company’s other independent directors, the compensation committee approved such agreements for each of the Company’s executive officers (other than Mr. Jacobs) and Steven T. Davidson and Kathy L. Bolmer on April 15, 2010. At the time these CIC Agreements were approved, Potential Purchaser One had already submitted an offer to acquire the Company for $27.75 per share, and the Company’s senior management had participated in due diligence calls with two different investment banks regarding possible debt financing such banks would provide to Potential Purchaser One in connection with a potential acquisition of the Company.

The CIC Agreements provide for certain compensation and benefits to be paid to the executive officers in the event of the involuntary or constructive termination of such executive officer’s employment within 12 months following a change in control of the Company, other than as a result of such executive officer’s death or disability. The compensation and benefits payable under the CIC Agreements include a lump sum payment equal to the sum of: (i) the earned but unpaid base pay due to the executive officer; (ii) two times the sum of the executive officer’s base pay plus incentive pay in an amount equal to the higher of (A) the highest annual amount of incentive pay paid to or earned by the executive officer with respect to any of the three fiscal years prior to the fiscal year in which the change in control occurs and (B) 100% of the incentive pay amount that would be payable to the executive officer, assuming that both the Company and the executive officer satisfy 100% (but not in excess of 100%) of the performance objectives specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the executive officer for the fiscal year in which the change in control occurs; (iii) the executive officer’s accrued but unused paid time off or sick pay and unreimbursed business expenses; (iv) any other compensation or benefits payable to the executive officer in accordance with the terms of the Company’s existing plans and programs; and (v) a pro-rata portion of the incentive pay amount that would be payable to the executive officer, assuming both the Company and the executive officer satisfy 100% (but not in excess of 100%) of the performance objectives specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the executive officer for the fiscal year in which the separation date occurs. Additionally, the executive officer will be entitled to (a) full vesting of stock options and restricted stock or other equity-based awards that have not otherwise become vested, (b) the provision of certain health and welfare benefits for 24 months following the termination of employment and (c) reimbursement of up to $25,000 for outplacement counseling expenses and related benefits for 12 months following the termination of employment.

The CIC Agreements provide that if the executive officer receives payments or distributions that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the aggregate parachute payments is less than the net after-tax amount if the aggregate parachute payments to be made to the executive officer were three times the executive officer’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment will be reduced to an amount that will equal three times the executive officer’s base amount, less $1.00. The Company does not anticipate that this reduction provision of the CIC Agreements will apply to any of the executive officers.

For purposes of the CIC Agreements, a constructive termination is a termination of employment by the executive officer upon the occurrence of certain events, including: (i) a material adverse change in the nature or scope of the executive officer’s responsibilities or duties; (ii) a reduction in the executive officer’s base or incentive pay; (iii) certain changes in the executive officer’s principal location of work; or (iv) a change in business circumstances which materially hinders the executive officer’s performance or materially reduces his responsibilities or duties.

For 2010, all of our executive officers participate in the Company’s Executive Performance Incentive Plan (the “Executive Plan”), which was approved by the Company’s stockholders in May 2006. The Executive Plan provides for the payment of cash incentive bonuses to participants based upon the achievement of objective performance goals established annually by the compensation committee. Under Section 162(m) of the Code, the Company may not deduct for federal income tax purposes compensation paid to certain employees (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year to the extent that any of these persons receives more than $1 million in compensation in any one taxable year. However, if the Company pays compensation that is “performance-based” under Section 162(m), it can receive a federal income tax deduction for the compensation even if such compensation exceeds $1 million in a single taxable year. Payments to executives pursuant to the Executive Plan are designed to qualify for the “performance-based” exception under Section 162(m) of the Code.

The Executive Plan provides that in the event the Company experiences a change in control, the executives participating in the plan will receive the maximum amount payable under an award pursuant to the plan, whether or not the performance goals specified in the award have been achieved. Therefore, the bonus amounts for 2010 payable to the Company’s executive officers have been determined in accordance with the Executive Plan.

Assuming that the merger is completed and the executive officers are terminated on December 1, 2010, and that the executive officers were entitled to full benefits available under their respective CIC Agreements and the Executive Plan, the executive officers would receive approximately the amounts set forth in the table below. The table does not include (i) any earned but unpaid base pay due to the executive officer; (ii) the value of any accrued but unused paid time off or sick pay and unreimbursed business expenses; (iii) the value of continued medical benefits or outplacement counseling and related benefits that could be received by the executive officers; or (iv) the value of any equity-based awards.

Potential Estimated Cash
Name	Severance Payment

Ronald M. Fincher	$2,603,596
Christopher L. Howard	$2,225,295
Jack E. Polson	$2,225,295
Brent Turner	$2,225,295

Joey A. Jacobs Employment Agreement

Concurrently with the compensation committee’s consideration of the adoption of the CIC Agreements, the compensation committee discussed amending the severance provisions of Mr. Jacobs’ employment agreement. The compensation committee considered that competitors with behavioral health businesses had shown interest in potentially acquiring the Company, and determined, after consulting PM&P and reviewing similar arrangements with chief executive officers of comparable companies, that to retain and further incentivize performance, it would be in the best interests of the Company and its stockholders to amend Mr. Jacobs’ employment agreement in April 2010. The amendment was approved by written consent of the compensation committee on April 15, 2010. At the time the Amendment was approved, Potential Purchaser One had already submitted an offer to acquire the Company for $27.75 per share, and the Company’s senior management had participated in due diligence calls with two different investment banks regarding possible debt financing such banks would provide to Potential Purchaser One in connection with a potential acquisition of the Company.

Mr. Jacobs’ employment agreement provides that upon Mr. Jacobs’ voluntary or involuntary separation from service with the Company, other than as a result of his death or disability, within 12 months following a change in control, Mr. Jacobs will be entitled to a lump sum payment equal to the sum of: (i) Mr. Jacobs’ earned but unpaid base salary through the termination date; (ii) three times the sum of Mr. Jacobs’ base salary plus an amount equal to the higher of (A) the highest annual amount of bonus compensation paid to or earned by Mr. Jacobs with respect to the three fiscal years prior to the fiscal year in which the change in control occurs, and (B) 100% of the bonus compensation amount that would be payable to Mr. Jacobs, assuming that both the Company and Mr. Jacobs satisfy 100% (but not in excess of 100%) of the performance objectives specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to Mr. Jacobs for the fiscal year in which the change in control occurs; (iii) Mr. Jacobs’ accrued but unused paid time off or sick pay and unreimbursed business expenses; (iv) any other compensation or benefits payable to Mr. Jacobs in accordance with any plans or programs of the Company; and (v) a pro-rata portion of the bonus compensation amount that would be payable to Mr. Jacobs, assuming both the Company and Mr. Jacobs satisfy 100% (but not in excess of 100%) of the performance objectives specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to Mr. Jacobs for the fiscal year in which the termination date occurs. Additionally, Mr. Jacobs will be entitled to (a) full vesting of stock options and restricted stock or other equity-based awards that have not otherwise become vested, (b) the provision of certain health and welfare benefits for 36 months following the termination of employment and (c) reimbursement of up to $25,000 for outplacement counseling expenses and related benefits for 12 months following the termination of employment.

Mr. Jacobs participates in the Executive Plan. Therefore, the bonus amount for 2010 payable to him has been determined in accordance with the Executive Plan.

Pursuant to the employment agreement and the Executive Plan, assuming that the merger is completed and Mr. Jacobs’ employment terminates on December 1, 2010, he would be entitled to receive a potential estimated cash severance payment of $14,164,161. This amount does not include (i) any earned but unpaid base pay due to Mr. Jacobs; (ii) the value of any accrued but unused paid time off or sick pay and unreimbursed business expenses; (iii) the value of continued medical benefits or outplacement counseling and related benefits that could be received by Mr. Jacobs; or (iv) the value of any equity-based awards.

Compensation to the Independent Directors

Our board of directors has authorized the payment of $150,000 to the chairman of the special committee and $100,000 to each of the other members of the special committee, as compensation for their service on the special committee. In addition, the board of directors has authorized a payment to Mark P. Clein, an independent director, in an amount equal to a percentage of $100,000 which is proportionate to the number of meetings of the special committee that he attended compared to the total number of meetings of the special committee held as compensation for his service to the special committee. The board has also authorized the reimbursement to each of these independent directors of out-of-pocket expenses incurred in connection with his service on the special committee. The compensation and reimbursement to be paid to these independent directors are not contingent upon the completion of any transaction or any favorable recommendation of the special committee.

Indemnification and Insurance

For a period of six years following the effective time of the merger, UHS and the surviving corporation have agreed to indemnify and hold harmless, to the fullest extent permitted by law, each of the present and former directors and officers of the Company and its subsidiaries against any and all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the effective time of the merger. Also, the surviving corporation has agreed to honor and fulfill in all respects the obligations of the Company and its subsidiaries under all indemnification agreements between the Company or any of its subsidiaries and any of its or their respective present or former directors and officers.

The merger agreement requires that the surviving corporation either (i) cause to be obtained at the effective time of the merger “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the effective time of the merger, or (ii) maintain in effect for six years from the effective time of the merger, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the surviving corporation may substitute policies of at least the same coverage containing terms and conditions that are not less favorable than the current policies) with respect to matters occurring prior to the effective time of the merger. If the annual premiums of insurance coverage exceed 300% of the Company’s current annual premiums, UHS or the surviving corporation must obtain as much coverage as is possible under substantially similar policies for a cost not exceeding 300% of the current annual premiums paid by the Company.

Litigation Related to the Merger

Between May 17, 2010 and June 2, 2010, seven putative class action complaints were filed on behalf of alleged public stockholders of the Company. Two of the lawsuits, Carpenters Pension Fund of West Virginia v. Psychiatric Solutions, Inc., et al., Case No. 38359, and Pedric v. Psychiatric Solutions, Inc., et al., Case No. 38391, were filed in the Chancery Court for Williamson County, Tennessee. One of the lawsuits, Smith v. Psychiatric Solutions, Inc., et al., Case No. 10-862-II, was filed in the Chancery Court for Davidson County, Tennessee. The Smith case was transferred to Williamson County. Another three lawsuits, Oklahoma Police Pension and Retirement System v. Jacobs, et al., Case No. CA 5514, City of Miami Police Relief and Pension Fund v. Jacobs, et al., Case No. 5515, and Plumbers & Pipefitters, Local 152 Pension Fund v. Psychiatric Solutions, Inc., et al., Case No. 5532, were filed in the Court of Chancery for the State of Delaware. A seventh lawsuit, Rosinek v. Psychiatric Solutions, Inc., et al., Case No. 3:10-cv-00534, was filed in the United States District Court for the Middle District of Tennessee. The defendants generally include the Company, members of the Company’s board of directors and, in certain of the cases, officers of the Company. UHS and/or its affiliates are named as defendants in some of the lawsuits. The lawsuits allege, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed merger by failing to maximize stockholder value. The lawsuits also allege that the directors have put their personal interests ahead of those of the stockholders, including by approving the merger to extinguish any personal liability they could suffer from previously asserted derivative claims related to, among other things, violations of fiduciary duties and federal securities laws and also by negotiating a merger agreement that includes broad director and officer insurance and indemnification provisions protecting them against civil and criminal claims for six years from the date of the merger agreement. Certain of the lawsuits allege that various individual defendants will receive improper change of control payments and merger consideration in connection with equity awards that plaintiffs contend were improper. Certain of the lawsuits also allege that the Company and UHS aided and abetted the various breaches of fiduciary duty. Certain of the lawsuits also allege that various individual defendants caused the Company to issue a proxy statement containing materially false and misleading statements and omissions in connection with the Company’s 2010 annual stockholder meeting. Among other things, the lawsuits seek to enjoin the Company and our directors from consummating the merger and also seek rescission of the allegedly improper equity awards. The three Delaware cases were consolidated and set for trial beginning on August 5, 2010. The three Tennessee state court cases were consolidated in Williamson County, and then stayed in favor of the consolidated Delaware action by agreed order of the Williamson County court. The Tennessee federal court case was also stayed by way of agreed order.

After substantially completing fact discovery in the consolidated Delaware action, without admitting liability on the part of any of the defendants, the parties to the consolidated Delaware action, the consolidated Tennessee state court action and the Tennessee federal court action have agreed in principle to terms of settlement as follows: (1) requiring additional disclosures in this proxy statement regarding, among other things, the background of and negotiations relating to the merger, the Executive Plan, the amendment to the Company’s 2009 Long-Term Equity Compensation Plan and adoption of the 2010 Equity Compensation Plan, the circumstances surrounding the compensation committee’s approval of equity and restricted stock grants in February 2010, and the financial disclosures relating to the transaction, including the discounted cash flow and other analyses performed by Goldman Sachs; (2) allowing the Company’s stockholders to revote on the proposal to amend the equity incentive plan to increase the number of shares of Common Stock subject to grant under the equity incentive plan by 900,000 and to restrict the repricing of options, which was approved by the Company’s stockholders at the Company’s annual meeting of stockholders in May 2010; (3) requiring the release by the class of stockholders entitled to vote on the merger of any and all claims that have been or could have been made against any of the defendants relating to the merger, the disclosures made by or on behalf of the Company through and including consummation of the merger, and the compensation received by any defendant through and including the consummation of the merger; and (4) requiring the Company to pay plaintiffs’ reasonable attorneys’ fees and expenses in the amounts negotiated and agreed to by the parties, or, if no agreement can be reached, amounts ordered by the court or courts. The settlements in those actions are subject to court approval, which has not yet been obtained. The settlement will not affect the form or amount of the consideration to be received by the Company’s stockholders in the merger. The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions complained of in the aforementioned lawsuits or that they have engaged in any wrongdoing. The defendants have entered into the settlement to eliminate the uncertainty, burden, risk, expense and distraction of further litigation.

In addition, the plaintiff in a case already pending in the United States District Court for the Middle District of Tennessee, James Pedric v. Joey Jacobs, et al., Case No. 3:09-cv-01211 (“Pedric I”), a purported stockholder derivative lawsuit, amended his complaint to allege that the February 2010 stock option awards were improper in light of the merger, and that the Company’s executive officers and directors entered into the merger agreement to escape liability in Pedric I. The defendants in Pedric I are the Company as a nominal defendant, along with each of the members of the board of directors and certain of the Company’s executive officers. Because Pedric I is a purported stockholder derivative action, upon consummation of the merger, any potential derivative liability of the Pedric I defendants may be extinguished by operation of law. Defendants filed a motion to dismiss the Pedric I amended complaint on August 5, 2010. The Pedric I defendants believe that the suit is meritless and are defending the suit vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
TO OUR STOCKHOLDERS

The following summary is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders, each as defined below, whose shares of Common Stock are converted into the right to receive cash in the merger. This summary generally is limited to holders who hold their shares of Common Stock as capital assets (generally, property held for investment) and does not deal with special tax situations including, but not limited to, those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, brokers, dealers in securities or currencies, banks or other financial institutions, hybrid entities, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, regulated investment companies, controlled foreign corporations, passive foreign investment companies, individual retirement and other tax-deferred accounts, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, U.S. Holders whose “functional currency” is not the U.S. dollar, and persons who hold their shares of Common Stock in connection with a hedging, straddle, conversion or other risk reduction transaction.

This discussion does not address any tax consequences to stockholders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements. Such stockholders should consult their own tax advisor for a full understanding of the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of Common Stock or shares of restricted Common Stock, including the transactions described in this proxy statement relating to other equity compensation and benefit plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “Tax Partnership”) is a beneficial owner of shares of Common Stock, the tax treatment of a partner in the Tax Partnership will generally depend upon the status of the partner and the activities of the Tax Partnership. A beneficial owner that is a Tax Partnership and partners in such a Tax Partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

This discussion does not address any alternative minimum tax consequences, U.S. federal estate or gift tax laws, or the tax laws of any state, local or foreign government that may be applicable to stockholders.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling has been or is expected to be sought from the IRS with respect to the statements made and the conclusions reached in this discussion, and the IRS would not be precluded from taking contrary positions. There can be no assurance that the IRS will not take a different position concerning the U.S. federal income tax consequences of the merger or that any such position would not be sustained.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Exchange of Shares of Common Stock for Cash in the Merger

The exchange of shares of Common Stock for cash in the merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder whose shares of Common Stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) of Common Stock held by a U.S. Holder.

In general, capital gain or loss realized will be long-term capital gain or loss if the U.S. Holder has held its shares of Common Stock for more than one year at the effective time of the merger. Non-corporate U.S. Holders may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than the rate that is applicable to ordinary income. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. Holder generally will be subject to backup withholding (currently at the rate of 28%) on cash payments received in the merger unless the U.S. Holder provides the paying agent with such U.S. Holder’s correct taxpayer identification number (“TIN”) and certifies, under penalties of perjury, that the U.S. Holder is a United States person as defined in the Code, the TIN is correct and the U.S. Holder either (a) is exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest or dividends or (c) has been informed by the IRS that backup withholding is no longer required. Each U.S. Holder should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger also will be subject to information reporting unless an exemption applies.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of Common Stock that is neither a U.S. Holder, a Tax Partnership, nor a former citizen or long-term resident of the United States. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below.

Exchange of Shares of Common Stock for Cash in the Merger

Any gain realized on the receipt of cash in the merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case such Non-U.S. Holder generally will be subject to a tax equal to 30% (or, if applicable, a lower treaty rate) of the Non-U.S. Holder’s net gain realized in the merger, which may be offset by U.S. source capital losses; or

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder), in which case such Non-U.S. Holder will be taxed as described below.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain from the disposition of the shares of Common Stock in the merger is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder), then such Non-U.S. Holder will be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or, if applicable, a lower treaty rate) of the effectively connected earnings and profits attributable to such gain, subject to adjustments.

In addition, any gain to a Non-U.S. Holder upon the exchange of shares of Common Stock for cash in the merger may be subject to U.S. federal income tax if such stock constitutes a U.S. real property interest by reason of the Company’s status as a U.S. real property holding corporation (a “USRPHC”) during the relevant statutory period. We believe that we currently are not a USRPHC. In the event we were a USRPHC during the relevant statutory period, as long as the Common Stock is regularly traded on an established securities market, such stock will be treated as a U.S. real property interest only with respect to a Non-U.S. Holder that has actually or constructively held more than 5% of the outstanding Common Stock.

Each Non-U.S. Holder should consult with its own tax advisors regarding whether it will be subject to U.S. federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 28%) may apply to cash payments made to a non-corporate Non-U.S. Holder in the merger, unless the holder or other payee certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined in the Code), in the manner described in the letter of transmittal and otherwise complies with the backup withholding rules or otherwise establishes an exemption in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a Non-U.S. Holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger also will be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of shares of restricted Commons Stock or options to purchase shares of Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable following the satisfaction or waiver of all conditions to the obligations of the respective parties to the merger agreement to complete the merger.

As the surviving corporation, the Company will become a wholly-owned subsidiary of UHS at the effective time of the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation, and the officers of the Company will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

We or UHS may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by our stockholders. Additional details regarding the termination of the merger agreement appear in “— Termination of the Merger Agreement.”

Merger Consideration

Each share of Common Stock issued and outstanding immediately before the merger will be cancelled and converted into the right to receive $33.75 in cash, without interest and less any applicable withholding taxes, other than:

•	shares held by the Company in treasury or owned by UHS or Merger Sub, which will be cancelled; and

•	shares held by stockholders who have properly demanded and perfected their appraisal rights under Delaware law.

After the merger is effective, each holder of any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected under Delaware law) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Appraisal Rights.”

Treatment of Options and Other Awards

Upon the consummation of the merger, each outstanding option to acquire Common Stock under the Company’s equity incentive plans will become fully vested and exercisable (to the extent not already vested and exercisable) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $33.75 exceeds the applicable option exercise price, without interest and less any applicable withholding taxes. Additionally, each outstanding share of restricted Common Stock will, upon the consummation of the merger, become fully vested and transferable and be cancelled and converted into the right to receive $33.75 in cash, without interest and less any applicable withholding taxes.

The effect of the merger upon our stock purchase and certain other employee benefit plans is described below under “— Employee Benefits.”

Payment for the Shares

Before the merger, UHS will designate a paying agent reasonably satisfactory to us to make payment of the merger consideration as described above. At the effective time of the merger, UHS will deposit, or cause the surviving corporation to deposit, with the paying agent, for the benefit of the stockholders, cash in an amount sufficient to pay the aggregate merger consideration required to be paid pursuant to the merger agreement.

At the effective time of the merger, we will close the Company’s stock transfer books, and there will be no further registration of transfers of shares of Common Stock that were outstanding immediately prior to the effective time of the merger on the records of the Company.

As promptly as practicable after the consummation of the merger, UHS will cause to be mailed to each stockholder of record at the effective time of the merger a letter of transmittal and instructions advising how to surrender stock certificates or non-certificated shares represented by book-entry in exchange for the merger consideration. The paying agent will pay each stockholder of record at the effective time of the merger its merger consideration after (1) in the case of certificated shares, such stockholder surrenders its stock certificates to the paying agent for cancellation, together with a duly completed and validly executed letter of transmittal, or (2) in the case of non-certificated shares, the paying agent receives an “agent’s message,” together with any other required documents. Interest will not be paid or accrue in respect of the merger consideration. The paying agent, UHS or the surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Any holders of Common Stock that have not complied with the exchange procedure by that time must look only to UHS or the surviving corporation for, and UHS and the surviving corporation will remain liable for, payment of their claim for the merger consideration. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of UHS free and clear of any prior claims or interest of any person previously entitled thereto.

If the paying agent is to pay some or all of the merger consideration to a person other than the person in whose name the certificated or non-certificated shares are registered, the person requesting payment must have all documents required to evidence the transfer of shares and, with respect to certificated shares, stock certificates properly endorsed or otherwise in proper form for transfer, and the person requesting payment must pay any fiduciary or surety bonds or any transfer or other taxes payable by reason of the transfer or establish to UHS’ reasonable satisfaction that the taxes have been paid or are not required to be paid.

The instructions to the letter of transmittal will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in form and substance and with surety reasonably satisfactory to the surviving corporation as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to UHS and Merger Sub and representations and warranties made by UHS and Merger Sub to us. The representations and warranties contained in the merger agreement were made solely for purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. The representations and warranties may have been made for purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts and may be subject to standards of materiality or material adverse effect applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, UHS or Merger Sub or any of their respective subsidiaries or affiliates. In addition, the representations and warranties contained in the merger agreement may be qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the merger agreement and such information may have been disclosed for purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the Company’s representations and warranties set forth in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s or UHS’ public disclosures.

In the merger agreement, the Company, UHS and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its respective obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of litigation;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	finder’s or broker’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, UHS also made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement.

The Company also made representations and warranties relating to, among other things:

•	capital structure;

•	compliance with applicable laws;

•	possession of licenses and permits;

•	documents filed with the SEC;

•	accuracy of financial statements;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2009;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	labor relations and employment-related matters;

•	real property interests;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance; and

•	approval by our board of directors of the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for the Company is defined to mean (i) any event, circumstance, state of facts, change or effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) any event, circumstance, state of facts, change or effect that would prevent or materially delay the consummation of the merger or otherwise prevent us from performing the Company’s obligations under the merger agreement; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect (except, in the case of clauses (A)(1), (A)(2) or (A)(4) below, to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other for-profit and comparable or similar companies operating in the industries in which the Company and its subsidiaries operate, after taking into account the Company’s size relative to such other for-profit companies): (A) any event, circumstance, state of facts, change or effect resulting from or relating to (1) a change in general economic, political or financial market conditions, including interest or exchange rates, (2) a change generally affecting the industries in which the Company and its subsidiaries operate (including seasonal fluctuations) or general economic conditions that generally affect the industries in which the Company and its subsidiaries conduct business, (3) any change in accounting requirements or principles required by generally accepted accounting principles (or any interpretations thereof) or required by any change in applicable laws (or any interpretations thereof), (4) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after the date of the merger agreement, (5) any legal action, investigation, review or examination undertaken by a governmental authority, or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to any health care business or health care facility the Company and its subsidiaries operate, that is currently pending or arises after the date of the merger agreement, in each case to the extent such regulatory condition is consistent in nature, scope and impact on the Company and its subsidiaries, taken as a whole, with regulatory conditions arising and fully resolved from time to time in the conduct of the business of the Company and its subsidiaries on or before December 31, 2009, (6) any acts of terrorism or war or any weather related event, fire or natural disaster or any escalation thereof, (7) the announcement of the execution of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement, including any legal actions, challenges or investigations to the extent relating to the merger agreement or the transactions contemplated thereby made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), (8) the identity of UHS or any of its affiliates as the acquiror of the Company or any facts or circumstances concerning UHS or any of its affiliates, or (9) compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, the merger agreement or the taking of any action consented to or requested by UHS; or (B) any failure, in and of itself, to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Common Stock (provided that, except as otherwise identified in the definition of “material adverse effect,” the underlying causes of such failure or decline may be taken into account in determining whether there is a material adverse effect on the Company).

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, subject to certain exceptions, until the consummation of the merger, we will conduct our business in the ordinary course of business, and we will use our reasonable best efforts to preserve substantially intact our business organization and our current relationships with any persons with which we have material business relations.

We also have agreed that, subject to certain exceptions, until the consummation of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by UHS, we will not:

•	amend or otherwise change organizational or governing documents, or authorize or adopt (or publicly propose) a plan of complete or partial liquidation or dissolution;

•	(i) issue, grant, sell, dispose of, deliver, encumber, or authorize any such issuance, grant, sale, disposition, delivery or encumbrance of, any shares of any class of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its subsidiaries (except for the issuance of shares issuable pursuant to employee stock options outstanding on the date of the merger agreement and in accordance with their terms) or (ii) sell, dispose of, transfer, abandon, lease, license or otherwise encumber, or authorize any such sale, disposition, transfer, abandonment, lease, license or encumbrance of, any properties, rights or assets that are material to the Company and its subsidiaries, taken as a whole;

•	declare, set aside, make or pay any dividend or other distribution with respect to any capital stock other than dividends or other distributions to the Company or any of its direct or indirect wholly owned subsidiaries by any direct or indirect wholly owned subsidiary of the Company;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our capital stock or that of our subsidiaries (or any rights, warrants or options to acquire any such capital stock);

•	(i) acquire (including by purchase, merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization (or any division or business thereof); (ii) except among the Company and any of our wholly owned subsidiaries and except for borrowings under existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money, issue any debt securities or calls, options, warrants or other rights to acquire debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (iii) except with respect to the Company or any of its wholly owned subsidiaries and as required in accordance with its terms, redeem, purchase, prepay, defease or cancel any indebtedness for borrowed money; (iv) except with respect to the Company or any of its wholly owned subsidiaries, make any loans, advances, investments or capital contributions in any material amount in or to any third party; (v) enter into, terminate, amend or fail to renew any contract material to the Company and its subsidiaries, or waive, release or assign any material rights or claims under any such material contract; or (vi) authorize or make any commitment with respect to capital expenditures that, individually or taken together, exceed by 10% the aggregate amount of the annual capital expenditures budget of the Company and its subsidiaries;

•	(i) increase the compensation payable or to become payable or the benefits provided to the Company’s current or former directors, officers or employees, except with respect to officers or employees below the level of facility executive officer or with respect to other officers or employees whose annual compensation after such increase does not exceed $100,000, in each case in the ordinary course of business consistent with past practice; (ii) grant any retention, severance, change in control or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or any of its subsidiaries; (iii) establish, adopt, enter into, terminate or amend any employee benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan or a collective bargaining agreement if it were in existence as of the date of the merger agreement, for the benefit of any director, officer or employee except as required by law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its subsidiaries; or (v) take any action to accelerate the time of vesting or payment of (or fund or otherwise secure) any compensation or benefits under any employee benefit plan except, in the case of the matters described in clauses (ii) and (iii), with respect to newly hired employees and promoted employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion), plans, agreements, benefits and compensation arrangements (including grants under the Company’s equity incentive plans) in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business or except as required by applicable law, make, change or rescind any material tax election, file any amended material tax return, enter into any closing agreement relating to taxes, waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business) or settle or compromise any material income tax liability or other tax liability in excess of $1.0 million in the aggregate;

•	fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and its subsidiaries and its and their respective properties, assets and businesses;

•	pay, discharge or settle (x) any legal action, other than payments, discharges and settlements involving not more than $1.0 million in the aggregate (net of insurance proceeds) and that do not require any actions or impose any material restrictions on the business or operations of the Company and its subsidiaries, or (y) any legal action involving any stockholder or group of stockholders;

•	make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by generally accepted accounting principles or applicable law;

•	(i) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act without complying with the notice requirements and all other provisions of such act or (ii) except as required by law, enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Restrictions on Solicitations of Other Offers

Pursuant to the merger agreement, we have agreed not to:

•	solicit, initiate or knowingly encourage any inquiries or the implementation or submission of any acquisition proposal; or

•	participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal.

Notwithstanding the foregoing restrictions, at any time prior to the adoption of the merger agreement by our stockholders, we or our board of directors (through the special committee or otherwise) are permitted to furnish information to, or engage in negotiations or discussions with, any party that submits a written acquisition proposal after May 16, 2010 to the extent that:

•	we receive from such party a written acquisition proposal that is not a result of a violation of the prohibitions described above;

•	our board of directors (acting through the special committee or otherwise) determines in good faith, after consultation with its advisors, that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal;

•	after consultation with its outside counsel, our board of directors (acting through the special committee or otherwise) determines in good faith that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law; and

•	we receive from such party an executed confidentiality agreement with terms no less favorable with regard to confidentiality than those to which UHS agreed.

In such cases, we (A) will promptly notify UHS within two business days of the existence of an acquisition proposal from a third party and provide the material terms and conditions of such acquisition proposal and the identity of the person making such acquisition proposal, and will keep UHS reasonably informed of any material developments with respect to such acquisition proposal and (B) promptly provide to UHS any material non-public information concerning us or our subsidiaries provided to such other party which was not previously provided to UHS.

An “acquisition proposal” means any bona fide proposal or offer (including any proposal from or to our stockholders) from any party other than UHS or Merger Sub relating to (A) any direct or indirect acquisition of (1) more than 15% of the assets of us and our subsidiaries, taken as a whole, or (2) more than 15% of any class of our equity securities; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person beneficially owning, directly or indirectly, 15% or more of any class of our equity securities; or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us.

A “superior proposal” means a bona fide written acquisition proposal that (A) relates to more than 50% of our outstanding Common Stock or more than 50% of the assets of us and our subsidiaries, taken as a whole, (B) is on terms that our board of directors determines in good faith (after consultation with its financial and legal advisors and after taking into account all financial, legal, regulatory and other aspects of such acquisition proposal and of the merger agreement, including the relative risks of non-consummation and any changes to the terms of the merger agreement proposed by UHS to us during the notice period described below in response to such acquisition proposal or otherwise) are more favorable to our stockholders than the terms of the merger agreement and (C) our board of directors determines is reasonably capable of being consummated.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Except as set forth below, our board of directors (acting through the special committee or otherwise) will not, and will not publicly propose to, (A) withhold, withdraw or modify, in a manner adverse to UHS or Merger Sub, its recommendation that our stockholders adopt the merger agreement; (B) approve or recommend any acquisition proposal; or (C) approve or recommend, or cause or permit us or any of our subsidiaries to enter into, any letter of intent, merger agreement, acquisition agreement or similar agreement (other than a confidentiality agreement on certain terms) with respect to any acquisition proposal.

Notwithstanding the foregoing, prior to the adoption of the merger agreement by our stockholders:

•	in response to the receipt of a written acquisition proposal that is not a result of a breach of the restrictions on solicitation of other offers described above, if our board of directors (acting through the special committee or otherwise) (A) determines in good faith (after consultation with its advisors) that such acquisition proposal is a superior proposal and (B) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then our board of directors (acting through the special committee or otherwise) may approve and recommend such superior proposal (or any acquisition agreement with respect to such superior proposal) and, in connection with the approval or recommendation of such superior proposal, withdraw or modify its recommendation that our stockholders adopt the merger agreement and/or cause the Company to terminate the merger agreement; or

•	other than in connection with an acquisition proposal, if our board of directors (acting through the special committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then our board of directors (acting through the special committee or otherwise) may withdraw or modify its recommendation that our stockholders adopt the merger agreement.

Notwithstanding the foregoing, our board of directors may not take either of the actions described above until at least five business days after the Company provides UHS with written notice advising that our board of directors intends to take such action and specifying the reasons for doing so, including, if the basis of the proposed action by our board of directors is a superior proposal from a third party, the material terms and conditions of any such superior proposal. During the five-day notice period we will, and will cause our financial advisors and outside legal counsel to, negotiate with UHS in good faith (to the extent UHS desires to negotiate). Any amendment to the terms of a superior proposal will require us to send a new written notice to UHS and extend the notice period by an additional two business days. In determining whether to take either of the actions described above, our board of directors will take into account any changes to the terms of the merger agreement proposed by UHS in response to the aforementioned notice or otherwise.

If we terminate the merger agreement because our board of directors (acting through the special committee or otherwise) is approving and recommending a superior proposal (or any acquisition agreement with respect to such superior proposal), then we must concurrently pay to UHS the termination fee as described in further detail below in “— Termination Fee.”

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use reasonable best efforts to:

•	promptly obtain all authorizations, consents, orders and approvals of all governmental authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the merger agreement;

•	cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers;

•	provide such other information to any governmental authority as such governmental authority may reasonably request in connection with the merger agreement;

•	obtain all necessary consents, approvals or waivers from third parties; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by and fully carry out the purposes of the merger agreement.

Each party also has agreed to make as promptly as practicable its respective filing pursuant to the HSR Act and any other applicable antitrust, competition or trade regulation law with respect to the merger and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable antitrust, competition or trade regulation law.

Pursuant to the merger agreement, UHS has agreed to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority or any other party so as to enable the parties to consummate the transactions contemplated by the merger agreement, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to the merger agreement. However any such sale, divestiture, disposition or other arrangement must be conditioned upon the consummation of the transactions contemplated by the merger agreement. In addition, UHS has agreed to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether preliminary or permanent) that would prevent closing prior to the date on which the merger agreement is terminated pursuant to its terms. In no event, however, will UHS or any of its subsidiaries be required to agree to or take any action that, individually or in the aggregate, would result in it making proposals, executing or carrying out agreements

(including consent decrees) or submitting to laws (A) providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of UHS, the Company or any of their respective subsidiaries or the holding separate of the capital stock of the Company or any such subsidiary or (B) imposing or seeking to impose any limitation on the ability of UHS, the Company or any of their respective subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or to own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company or our subsidiaries or of UHS or its subsidiaries, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect upon the Company and its subsidiaries and the behavioral health care services business of UHS and its subsidiaries, taken as a whole.

We have agreed to provide all reasonable cooperation in connection with the arrangement of any financing necessary to consummate the merger as may be reasonably requested by UHS and that is necessary or customary in connection with UHS’ efforts to obtain such financing; provided that (A) we are not required to pay any commitment fee or any other fee or incur any other liability in connection with such financing prior to the effective time of the merger, and (B) the effectiveness of any documentation we execute in connection with such financing will be subject to the consummation of the merger. UHS and Merger Sub have agreed to indemnify and hold harmless us and our subsidiaries for and against any and all liabilities, losses, damages and expenses suffered or incurred by us in connection with the arrangement of such financing and any information utilized in connection therewith.

We have agreed to commence as soon as reasonably practicable after the receipt of a written request from UHS to do so, offers to purchase and related consent solicitations with respect to any or all of our outstanding debt securities specified by UHS and permitted by applicable law on the terms and subject to conditions reasonably requested by UHS. UHS will prepare, subject to our review, all necessary documentation in connection with any such offers or consent solicitations. The offers to purchase the debt securities will be conditioned on the closing of the merger. See “The Merger — Financing of the Merger” for a description of the financing arranged by UHS to fund the proposed merger and related transactions.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock;

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any law or taken any other action after the date of the merger agreement which is in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated.

Conditions to UHS’ and Merger Sub’s Obligations.  The obligations of UHS and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the representations and warranties made by us in the merger agreement with respect to our capital structure, authority relative to the merger agreement, board approval and the required stockholder vote will be true and correct in all respects (except for de minimis failures to be true and correct) as of the closing of the merger as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties made by us in the merger agreement with respect to the lack of any event, circumstance, state of facts, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on us and our subsidiaries since

December 31, 2009 will be true and correct in all respects as of the closing of the merger as though made as of such time;

•	all other representations and warranties made by us in the merger agreement will be true and correct (disregarding all qualifications or limitations as to “materiality” and “material adverse effect” set forth in such representations and warranties) as of the closing of the merger as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us; and

•	we will have performed or complied in all material respects with all material agreements and material covenants required by the merger agreement to be performed or complied with by us on or prior to the closing of the merger.

Conditions to the Company’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by UHS and Merger Sub in the merger agreement that are qualified as to materiality will be true and correct in all respects, and those that are not so qualified will be true and correct in all respects, in each case as of the closing of the merger, as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the merger agreement or otherwise prevent or materially delay UHS or Merger Sub from performing its obligations under the merger agreement; and

•	UHS and Merger Sub will have performed or complied in all material respects with all material agreements and material covenants required by the merger agreement to be performed or complied with by them on or prior to the closing of the merger.

If a failure to satisfy one or more of these conditions to the merger is not considered by our board of directors to be material to our stockholders, the board of directors (acting through the special committee or otherwise) can waive compliance with such condition or conditions. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the Company and UHS;

•	by either the Company or UHS if:

•	the merger is not consummated on or before December 31, 2010, provided that such right will not be available to any party whose failure to fulfill any material obligation under the merger agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date;

•	if any governmental authority will have enacted, issued, promulgated, enforced or entered any law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such law or action will have become final and nonappealable, provided that such right will not be available to any party whose failure to fulfill any material obligation under the merger agreement has been the principal cause of such action; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment thereof;

•	by UHS if:

•	our board of directors or any committee of our board of directors (i) withholds, withdraws or modifies, in a manner adverse to UHS or Merger Sub, its recommendation that our stockholders adopt the merger agreement; (ii) approves or recommends to our stockholders an acquisition proposal for us from a third party; or (iii) approves or recommends, or causes or permits us or any of our subsidiaries to enter into any letter of intent, merger agreement, acquisition agreement or similar agreement with respect to an acquisition proposal from a third party, or will have publicly proposed to effect the foregoing;

•	we have materially breached our agreements and covenants related to the solicitation or receipt of acquisition proposals from third parties; or

•	we have breached any of our representations or warranties, or failed to perform any of our covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a certain condition to closing and is incapable of being cured prior to December 31, 2010, provided that neither UHS nor Merger Sub is then in material breach of any of its representations, warranties, agreements or covenants under the merger agreement;

•	by the Company if:

•	prior to our stockholders’ adoption of the merger agreement at the special meeting or any adjournment thereof, our board of directors (acting through the special committee or otherwise) determines in good faith that a written acquisition proposal for us from a third party is a superior proposal and that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties; provided that we have complied with our obligations under the merger agreement described under “— Restrictions on Solicitations of Other Offers” and “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 55 and 56, respectively, and provided that we have paid the termination fee owed to UHS as described under “— Termination Fee” below; or

•	UHS or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a certain condition to closing and is incapable of being cured prior to December 31, 2010, provided that we are not in material breach of any of our representations, warranties, agreements or covenants under the merger agreement.

Termination Fee

We have agreed to reimburse all of UHS’ out-of-pocket fees and expenses, if either we or UHS terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or any adjournment thereof.

We must pay a termination fee of $71.5 million at the direction of UHS if:

•	we or UHS terminates the merger agreement because the merger has not occurred prior to December 31, 2010 and (i) at or prior to the termination date, an acquisition proposal involving the purchase of more than 50% of our outstanding Common Stock or 50% of our assets and the assets of our subsidiaries has been publicly announced and not publicly withdrawn or otherwise becomes publicly known, and (ii) within 12 months after such termination, we enter into, or submit to our stockholders for adoption, an agreement with respect to, or consummate, any acquisition proposal;

•	UHS terminates the merger agreement because our board of directors or any committee of our board of directors (i) withholds, withdraws or modifies, in a manner adverse to UHS or Merger Sub, its recommendation that our stockholders adopt the merger agreement; (ii) approves or recommends to our stockholders an acquisition proposal from a third party; or (iii) approves or recommends, or causes or permits the Company or any of its subsidiaries to enter into, any letter of intent, merger agreement, acquisition agreement or similar agreement with respect to an acquisition proposal from a third party;

•	UHS terminates the merger agreement because we have materially breached our agreements and covenants related to the solicitation or receipt of acquisition proposals from third parties;

•	we terminate the merger agreement, prior to our stockholders’ adoption of the merger agreement because our board of directors (acting through the special committee or otherwise) has determined in good faith that a written acquisition proposal for us from a third party is a superior proposal and that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties;

•	UHS terminates the merger agreement due to our breach of any of our representations or warranties, or failure to perform any of our covenants or agreements, set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to the obligations of UHS and Merger Sub to consummate the merger and is incapable of being cured prior to December 31, 2010, and (ii) at or prior to the special meeting of our stockholders, an acquisition proposal involving the purchase of more than 50% of our outstanding Common Stock or 50% of our assets and the assets of our subsidiaries has been publicly announced and not publicly withdrawn or otherwise becomes publicly known, and (iii) within 12 months after such termination, we enter into, or submit to our stockholders for adoption, an agreement with respect to, or consummate, any acquisition proposal; or

•	we or UHS terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or at any adjournment thereof; provided that (i) at or prior to the special meeting of our stockholders, an acquisition proposal involving the purchase of more than 50% of our outstanding Common Stock or 50% of our assets and the assets of our subsidiaries has been publicly announced and not publicly withdrawn or otherwise becomes publicly known, and (ii) within 12 months after such termination, we enter into, or submit to our stockholders for adoption, an agreement with respect to, or consummate, any acquisition proposal.

If we are obligated to pay a termination fee because any party terminates the merger agreement due to the failure of our stockholders to adopt the merger agreement, as described above, any amounts previously paid to UHS as expense reimbursement will be credited toward the termination fee payable by us. The payment to UHS or its designees of the termination fee and/or reimbursement of UHS’ expenses will be the sole and exclusive remedy of UHS for any loss suffered by UHS or Merger Sub as a result of the failure of the merger to be consummated, and upon such payment, we will not have any further liability or obligation relating to or arising out of the merger agreement (except in the case of fraud or a breach by the Company of the merger agreement).

Employee Benefits

UHS has agreed that, for a period of 18 months immediately following the effective time of the merger, it will provide, or cause the surviving corporation and its subsidiaries to provide, each of our employees employed at the effective time of the merger, with a base salary, employee benefits, incentive compensation and other variable compensation (other than, in each case, equity-based compensation) that, taken as a whole, is no less favorable than those provided to each such employee immediately prior to the effective time of the merger. UHS also has agreed that, for the same 18-month period, it will, or it will cause the surviving corporation and its subsidiaries to, provide each such employee with equity-based compensation that is no less favorable than the equity-based compensation then provided to other similarly situated employees of UHS and its subsidiaries. UHS has agreed to cause the surviving corporation and its subsidiaries to honor in accordance with their terms all contracts and commitments of the Company that are applicable to any of our current or former employees or directors, including all severance agreements.

UHS has agreed that our employees will receive credit for service accrued or deemed accrued with us prior to the merger for all purposes (other than benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by UHS, the surviving corporation or any of their respective subsidiaries under which such employees may be eligible to participate on or after the effective time of the merger to the same extent recognized by us under comparable employee benefit plans prior to the merger. UHS also has agreed (i) to waive, or cause its insurance carrier to waive, all limitations as to pre-existing and at-work conditions with respect to participation and coverage requirements applicable to each participating employee under any welfare benefit plan (other than any dependent life insurance plan) of UHS or its subsidiaries to the same extent waived under a comparable Company plan and (ii) to provide credit to each of our employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under our employee benefit plans during the relevant plan year up to and including the effective time of the merger.

Notwithstanding the foregoing, nothing in the merger agreement (i) obligates UHS to continue the employment of any specific person or (ii) prohibits or limits the ability of UHS to amend, modify or terminate any employee benefit plans or policies in accordance with their terms.

Indemnification and Insurance

For a period of six years following the effective time of the merger, UHS and the surviving corporation have agreed to indemnify and hold harmless, to the fullest extent permitted by law, each of the present and former directors and officers of the Company and its subsidiaries against any and all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the effective time of the merger. Also, the surviving corporation will honor and fulfill in all respects the obligations of the Company and its subsidiaries under all indemnification agreements between the Company or any of its subsidiaries and any of its or their respective present or former directors and officers.

The surviving corporation has agreed to either (i) cause to be obtained at the effective time of the merger “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the effective time of the merger, or (ii) maintain in effect for six years from the effective time of the merger, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the surviving corporation may substitute policies of at least the same coverage containing terms and conditions that are not less favorable than the current policies) with respect to matters occurring prior to the effective time of the merger. If the annual premiums of insurance coverage exceed 300% of the Company’s current annual premiums, UHS or the surviving corporation must obtain as much coverage as is possible under substantially similar policies for a cost not exceeding 300% of the current annual premiums paid by the Company.

Specific Performance; Remedies

In addition to any other right or remedy to which UHS, Merger Sub or we may be entitled (including monetary damages), each party is entitled to enforce any provision of the merger agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of the merger agreement without posting any bond or other undertaking. All expenses of the Company, UHS or Merger Sub incurred in connection with any such legal action brought by the Company, UHS or Merger Sub for specific performance or injunctive relief will be paid by us if UHS is successful on the merits of such legal action and will be paid by UHS if we are successful on the merits of such legal action.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after we have obtained our stockholders’ adoption of the merger agreement, there may be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by UHS, Merger Sub and us.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any obligation or other act of any other party;

•	waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any agreement or condition contained in the merger agreement.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with the notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	you must not vote in favor of the adoption of the merger agreement. A vote in person, or a proxy submitted by mail, over the Internet or by telephone, in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal and who has not commenced or joined an appraisal proceeding has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Common Stock. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of the shares. The written statement will be mailed to the requesting stockholder within 10 days after the written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of the petition will be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares and who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. When the value is determined, the Chancery Court will direct the payment of that value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, and in the case of stockholders holding certificated shares, upon surrender by the holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no appraisal proceeding has been timely filed or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

The Common Stock is listed for trading on the NASDAQ under the symbol “PSYS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ.

	High	Low

2008
First Quarter	$34.31	$27.17
Second Quarter	$39.62	$30.45
Third Quarter	$40.90	$32.89
Fourth Quarter	$39.00	$22.86
2009
First Quarter	$28.74	$12.49
Second Quarter	$23.25	$13.03
Third Quarter	$30.14	$20.98
Fourth Quarter	$27.99	$17.63
2010
First Quarter	$30.87	$20.50
Second Quarter	$33.25	$28.33
Third Quarter (through September 3, 2010)	$33.57	$32.65

The closing sale price of Common Stock on the NASDAQ on May 14, 2010, the last trading day prior to the announcement of the merger, was $32.63 per share. On March 9, 2006, which was the last trading day prior to the day we announced that we had been approached by third parties in connection with a potential acquisition of the Company, the closing price of our common stock was $23.91 per share. The $33.75 per share to be paid for each share of Common Stock in the merger represents a premium of approximately 41.15% to the closing price on March 9, 2010. The $33.75 per share to be paid for each share of Common Stock in the merger represents a premium of approximately 49.73% to the average closing price for the month ended March 9, 2010, a premium of approximately 50.67% to the average closing price for the three months ended March 9, 2010, and a premium of approximately 43.37% to the average closing price for the six-month period ended March 9, 2010. On September 3, 2010, the most recent practicable date before this proxy statement was printed, the closing price for the Common Stock on the NASDAQ was $33.43 per share. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

The Company has never declared or paid a cash dividend on the Common Stock. It is the present policy of our board of directors not to declare or pay cash dividends on the Common Stock, and we are currently restricted by the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of August 24, 2010 (unless otherwise noted) for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock;

•	each of our current directors and executive officers;

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 57,270,488 shares of Common Stock outstanding as of August 24, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person.

	Amount and
	Nature of
Name of Beneficial Owner,	Beneficial	Percent of
Executive Officer or Director	Ownership(1)(2)	Class

Joey A. Jacobs(3)	1,998,543	3.4%
Ronald M. Fincher(4)	322,250	*
Jack E. Polson(5)	518,707	*
Brent Turner(6)	425,758	*
Christopher L. Howard(7)	317,743	*
Christopher Grant, Jr.(8)	33,400	*
Edward K. Wissing(9)	39,400	*
Richard D. Gore(10)	52,400	*
Mark P. Clein(11)	38,804	*
William M. Petrie, M.D.(12)	59,128	*
David M. Dill(13)	42,400	*
Grupo Daniel Alonso S.L.(14)	3,141,261	5.5%
BlackRock, Inc.(15)	4,025,534	7.0%
SAC Capital(16)	4,873,406	8.5%
All directors and executive officers as a group (11 persons)(17)	3,848,533	6.4%

*	Less than 1%

(1)	All share information presented in this table has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

(2)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within sixty (60) days of August 24, 2010. Shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days of August 24, 2010 are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.

(3)	Includes options to purchase 1,362,931 shares of Common Stock, 397,500 shares of restricted stock and 126,596 shares of Common Stock held by two Grantor Retained Annuity Trusts, of which Mr. Jacobs is the trustee, for the benefit of certain of Mr. Jacobs’ family members.

(4)	Includes options to purchase 178,500 shares of Common Stock and 143,750 shares of restricted stock.

(5)	Includes options to purchase 328,499 shares of Common Stock and 133,334 shares of restricted stock.

(6)	Includes options to purchase 232,699 shares of Common Stock and 138,334 shares of restricted stock.

(7)	Includes options to purchase 132,499 shares of Common Stock and 131,334 shares of restricted stock.

(8)	Includes options to purchase 22,000 shares of Common Stock and 5,600 shares of restricted stock.

(9)	Includes options to purchase 30,000 shares of Common Stock and 5,600 shares of restricted stock.

(10)	Includes options to purchase 36,000 shares of Common Stock and 5,600 shares of restricted stock.

(11)	Includes options to purchase 22,000 shares of Common Stock and 5,600 shares of restricted stock.

(12)	Includes options to purchase 34,000 shares of Common Stock and 5,600 shares of restricted stock.

(13)	Includes options to purchase 34,000 shares of Common Stock and 1,720 shares of Common Stock held in a custodial account for his minor children and 5,600 shares of restricted stock. Mr. Dill disclaims beneficial ownership of the shares held in the custodial account for his minor children.

(14)	Based solely on information contained in a Schedule 13G filed by Grupo Daniel Alonso S.L. with the SEC on January 3, 2008. Grupo Daniel Alonso S.L. has sole voting power and sole dispositive power with respect to 3,141,261 shares of Common Stock. The address of Grupo Daniel Alonso S.L. is Avenida Conde Guadalhorce, 57-59, Aviles, Asturias, Spain 33400.

(15)	Based solely on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. Of these shares, BlackRock, Inc. has sole voting power with respect to 4,025,534 shares and sole dispositive power with respect to 4,025,534 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(16)	Based solely upon a Schedule 13G filed on March 22, 2010 by Steven A. Cohen, SAC Capital Advisors, L.P., SAC Capital Advisors, Inc., CR Intrinsic Investors, LLC, and Sigma Capital Management, LLC, to which we refer collectively as SAC Capital. Steven A. Cohen has shared voting power as to 4,873,406 shares and shared dispositive power as to 4,873,406 shares. SAC Capital Advisors, L.P. has shared voting power as to 4,268,406 shares and shared dispositive power as to 4,268,406 shares. SAC Capital Advisors, Inc. has shared voting power as to 4,268,406 shares and shared dispositive power as to 4,268,406 shares. SAC Capital Advisors, LLC has shared voting power as to 4,266,341 shares and shared dispositive power as to 4,266,341 shares. CR Intrinsic Investors, LLC has shared voting power as to 525,000 shares and shared dispositive power as to 525,000 shares. Sigma Capital Management, LLC has shared voting power as to 80,000 shares and shared dispositive power as to 80,000 shares. The address of SAC Capital is 72 Cummings Point Road, Stamford, Connecticut 06902.

(17)	Includes options to purchase 2,413,128 shares of Common Stock and 977,852 shares of restricted stock.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

APPROVAL OF AN AMENDMENT TO
THE EQUITY INCENTIVE PLAN
(PROPOSAL NO. 3)

The Company’s stockholders approved an amendment to the equity incentive plan at the Company’s annual meeting of stockholders in May 2010. The amendment increased the number of shares of Common Stock subject to grant under the equity incentive plan by 900,000 and restricted the repricing of options. As part of the resolution of certain stockholder lawsuits filed in connection with the merger, the Company agreed to allow the stockholders to revote on the proposal to amend the equity incentive plan. The explanation of the amendment below is qualified in its entirety by reference to the full text of the amendment to the equity incentive plan, which is attached as Annex D to this proxy statement. A copy of the equity incentive plan in effect prior to the adoption of the proposed amendment is attached hereto as Annex E to this proxy statement.

Description of the Amendment to the Equity Incentive Plan

The equity incentive plan permits awards (“Awards”) of (i) “incentive stock options” (“ISOs”) described in Section 422 of the Code, (ii) non-qualified stock options that are not qualified as ISOs under the Code (“NQSOs”) and (iii) Common Stock that is subject to restrictions on transfer and/or risk of forfeiture (“Restricted Stock”). The equity incentive plan is administered by the compensation committee and was designed to comply with Rule 16b-3 under the Exchange Act.

As of August 24, 2010, there were 13,116,666 shares of Common Stock reserved for issuance under the equity incentive plan, 12,549,070 shares of which were either subject to outstanding Awards or had been issued pursuant to the equity incentive plan as of such date. The amendment increases the number of shares of Common Stock subject to grant under the equity incentive plan by 900,000.

Without an increase in shares authorized under the equity incentive plan, the Company will be unable to grant an adequate number of future Awards to the Company’s employees. The board of directors believes that Awards are an essential part of the Company’s compensation program and provide meaningful inducements to employees to contribute to the Company’s growth and financial performance. The equity incentive plan has been a useful tool in achieving the Company’s business development goals by helping to attract and retain highly qualified employees. The Company believes that continued Award grants are necessary to attract and retain qualified individuals in the current economic environment.

The amendment also restricts the repricing of options. Pursuant to the amendment, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or cancel outstanding options in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options without stockholder approval.

General Description of the Equity Incentive Plan

The purpose of the equity incentive plan is to provide a performance incentive to employees and others who perform services that enhance the value of the Company’s stockholders’ equity. The compensation committee is authorized to administer the equity incentive plan and to grant Awards to the Company’s employees and to certain others who provide significant services to the Company. The equity incentive plan provides for the Award of ISOs, NQSOs and Restricted Stock. All of the Company’s employees and the employees of its subsidiaries and, in the case of Awards other than ISOs, any consultant or independent contractor providing services to the Company or one of its subsidiaries, are eligible for Awards under the equity incentive plan. ISOs may be granted only to the employees of the Company or its subsidiaries. As of June 30, 2010, we employed approximately 23,000 people.

The compensation committee determines which individuals are to receive Awards under the equity incentive plan, the type of Award to be granted (i.e., ISOs, NQSOs or Restricted Stock) and the exercise prices and vesting dates of each Award. The exercise price of ISOs may not be less than 100% of the fair market value of Common Stock on the trading day immediately preceding the date of grant (110% for individuals who own more than 10% of the Company’s total outstanding Common Stock). These and other terms are set forth in the equity incentive plan and a written agreement between the Company and the individual receiving the Award. The aggregate fair market value of Common Stock with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No option shall be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of the Company’s total outstanding shares of Common Stock).

As of August 24, 2010, we had options outstanding to purchase 6,375,106 shares of Common Stock with a weighted average exercise price of $26.85 and a weighted average remaining contractual term of 6.4 years and 1,316,477 shares of Restricted Stock outstanding. Also, as of August 24, 2010, we had 561,682 shares available for issuance under the equity incentive plan and the Psychiatric Solutions, Inc. Outside Directors’ Stock Incentive Plan. The exercise price under which options have been granted has been the closing price of the Common Stock on the day prior to the effective date of grant. Based upon the closing sale price of the Common Stock on August 24, 2010, the aggregate market value of the 6,375,106 shares of Common Stock underlying outstanding options granted pursuant to the equity incentive plan was approximately $211.7 million.

The amount of any Award under the equity incentive plan is subject to the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such Awards cannot be determined prior to their grant. As of August 24, 2010, approximately 300 employees, excluding the Company’s executive officers, held options to purchase an aggregate of 2,971,976 shares of Common Stock and an aggregate of 338,625 shares of Restricted Stock and the Company’s five executive officers held options to purchase an aggregate of 3,213,130 shares of Common Stock and an aggregate of 944,252 shares of Restricted Stock under the equity incentive plan.

Death and Disability

Upon the disability (as defined in the equity incentive plan) of a participant in the equity incentive plan, the participant shall have the right for 12 months after the date of his or her termination to exercise all options to purchase shares of Common Stock to the extent otherwise exercisable on the date of disability. If a participant in the equity incentive plan dies, all options to purchase shares of Common Stock shall be exercisable by the participant’s legal representatives, heirs, legatees or distributees for 12 months after the date of the participant’s death to the extent otherwise exercisable on the date of death.

Amendment and Termination of the Equity Incentive Plan

The equity incentive plan will continue indefinitely, but may be amended or terminated by the board of directors at any time and for any reason. No amendment that would have a material adverse effect on the rights of a participant under an outstanding Award will be effective without the participant’s consent. In addition, stockholder approval is required for any amendment that increases the aggregate number of shares of Common Stock authorized under the equity incentive plan, changes the class of employees eligible to receive ISOs or increases the period during which ISOs may be granted or exercised. The equity incentive plan will terminate upon the closing of the merger, if applicable.

Federal Income Tax Consequences of the Equity Incentive Plan

Tax consequences to the Company and to individuals receiving Awards will vary with the type of Award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an ISO, NQSO or share of Restricted Stock under the equity incentive plan. A grantee that exercises an ISO will not recognize income on its exercise. If he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO, any gain or loss on the sale of Common Stock will be subject to capital gains treatment. The exercise price of the ISO is the tax basis for purposes of determining capital gains.

An individual who disposes of Common Stock acquired upon exercise of an ISO before the holding periods described above are satisfied will have engaged in a “disqualifying disposition” and will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the exercise date over the exercise price and (ii) the excess of the sale price of the shares over the exercise price. Any additional gain or loss realized on the date of sale in a disqualifying disposition is subject to capital gains tax treatment.

Generally, the Company is not entitled to a tax deduction upon the grant of an option or the exercise of an ISO under the equity incentive plan. However, if the grantee engages in a disqualifying disposition, the Company may take a tax deduction for the amount of ordinary income recognized by the individual.

Upon exercise of a NQSO, an individual recognizes ordinary income on the difference between the fair market value of Common Stock and the exercise price paid under the NQSO, and the Company is generally entitled to deduct the amount recognized by the individual for tax purposes. With respect to Restricted Stock, unless the individual makes an election under Section 83(b) of the Code to be taxed at the time of grant, he or she will recognize ordinary income equal to the fair market value of Common Stock at the time the shares of Restricted Stock vest. In either case, the Company is generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of Common Stock acquired through an Award. For this purpose, the individual’s tax basis in Common Stock is its fair market value at the time the NQSO is exercised or the Restricted Stock vests (or is granted, if an election under Section 83(b) is made).

Registration Under the Securities Act of 1933

If the merger is not consummated, the Company intends to register the additional shares of Common Stock authorized for issuance under the equity incentive plan under the Securities Act of 1933 on a Registration Statement on Form S-8 after approval of the amendment to the equity incentive plan by the Company’s stockholders.

Required Vote

Approval of the amendment to the equity incentive plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the special meeting. An abstention will have the same legal effect as a vote against the proposed amendment to the equity incentive plan, and broker non-votes will have no effect on the outcome of the proposed amendment.

The Board of Directors recommends that the stockholders vote “FOR” approval of the amendment to the equity incentive plan.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in the proxy statement for the 2011 annual meeting must be submitted in writing to Christopher L. Howard, Executive Vice President, General Counsel and Secretary, Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and must be received by December 9, 2010 (if the annual meeting is within 30 days of May 18, 2011) or a reasonable time before the Company begins to print and send its proxy materials for the annual meeting (if the annual meeting is more than 30 days before or after May 18, 2011). Such proposals also must comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and the Company’s by-laws. For other stockholder proposals (outside of Rule 14a-8), the Company’s by-laws contain an advance notice provision which requires that a stockholder’s notice of a proposal to be brought before an annual meeting must be “timely.” To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date that we mailed our proxy statement for the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is called for a date that is not within 30 days before or after the first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder will be timely if received by our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of such meeting was first made, whichever first occurs. Under the Company’s by-laws, notice with respect to the 2011 annual meeting of stockholders must be received at our principal executive offices between the dates of December 9, 2010 and January 8, 2011, unless the 2011 annual meeting is called for a date that is not between April 19, 2011 and June 18, 2011. The notice must set forth the information required by the provisions of the Company’s by-laws dealing with stockholder proposals and nominations of directors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

We make available free of charge through our website, which you can find at www.psysolutions.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner to whom this proxy statement is delivered, may request additional copies of this proxy statement, without charge, by telephoning Innisfree toll-free at (877) 456-3510 (banks and brokers call collect at (212) 750-5833), by writing to Innisfree at 501 Madison Avenue, New York, New York 10022, or by accessing the Company’s website at www.psysolutions.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 8, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
UNIVERSAL HEALTH SERVICES, INC.,
OLYMPUS ACQUISITION CORP.
and
PSYCHIATRIC SOLUTIONS, INC.
Dated as of May 16, 2010

A-i

A-ii

Page

Section 9.11	Amendment	A-36
Section 9.12	Waiver	A-36
Section 9.13	Headings	A-36
Section 9.14	Counterparts	A-36
Exhibit A	Form of Amended and Restated Certificate of Incorporation
Exhibit B	Form of Amended and Restated By-Laws

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of May 16, 2010 (this “Agreement”), among UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation (“Parent”), OLYMPUS ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company at the Company Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, (i) the Board of Directors of Parent has approved this Agreement and (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement; and

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than the Shares described in Section 2.01(b) and Dissenting Shares) will be converted into the right to receive $33.75 per share in cash, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02  Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on the second business day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (subject to the satisfaction or waiver (where permissible) of the other conditions to Closing set forth in Article VII, other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (where permissible) of such conditions at the Closing), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Parent and the Company.

Section 1.03  Effective Time.  Immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 1.05  Certificate of Incorporation; By-Laws.  (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

Section 1.06  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock.  Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (except as set forth in Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $33.75 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 2.02(b).

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each Share held in the treasury of the Company and each Share owned by Merger Sub or Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02  Exchange of Certificates.  (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon (A) surrender of a Certificate to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if the Certificate or Book-Entry Shares representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or Book-Entry Share is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) No Further Rights.  From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability.  None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights.  Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation, the posting by such person of an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

Section 2.03  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.04  Company Stock Options and Restricted Stock.  (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), to (i) terminate the Psychiatric Solutions, Inc. Equity Incentive Plan, the Psychiatric Solutions, Inc. Outside Directors’ Stock Incentive Plan and the 2010 Long-Term Equity Compensation Plan (collectively, the “Company Stock Plans”), (ii) provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time, (iii) cancel, as of the Effective Time, each Company Stock Option that is outstanding and unexercised, as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries), subject, if applicable, to the payment pursuant to Section 2.04(b) and (iv) provide that each share of restricted Company Common Stock granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time shall become fully vested and transferable and that all restrictions on such restricted Company Common Stock shall lapse as of the Effective Time and accordingly will be eligible to receive the per share Merger Consideration pursuant to Section 2.01(a).

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per Share that is less than the per share Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Surviving Corporation promptly after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the product of (i) the difference between the per share Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of Shares that remain issuable upon exercise of such Company Stock Option. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements. In the event that the exercise price per share of a Company Stock Option is greater than or equal to the per share Merger Consideration, such Company Stock Option shall be canceled without consideration and have no further force or effect.

(c) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Company Common Stock or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

Section 2.05  Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of any Certificate or the Book-Entry Shares that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (provided that, disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent on its face), or as disclosed in the SEC Reports (but excluding any disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) filed prior to the date of this Agreement, and in each case subject to Section 3.09(a), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01  Organization and Qualification; Subsidiaries.  (a) Each of the Company and each Subsidiary of the Company is a corporation, limited liability company, general partnership, or limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means (i) any event, circumstance, state of facts, change or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) any event, circumstance, state of facts, change or effect that would prevent or materially delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect (except, in the case of clauses (A)(1), (A)(2) or (A)(4) below, to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other for-profit and comparable or similar companies operating in the industries in which the Company and its Subsidiaries operate, after taking into account the size of the Company relative to such other for-profit companies): (A) any event, circumstance, state of facts, change or effect resulting from or relating to (1) a change in general economic, political or financial market conditions, including interest or exchange rates, (2) a change generally affecting the industries in which the Company and its Subsidiaries operate (including seasonal fluctuations) or general economic conditions that generally affect the industries in which the Company and its Subsidiaries conduct their business, (3) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable Laws (or any interpretations thereof), (4) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (5) any Action, investigation, review or examination undertaken by a Governmental Authority, or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to any Company Health Care Business or Company Health Care Facility (a “Regulatory Condition”), that is currently pending or arises after the date of this Agreement, in each case to the extent such Regulatory Condition is consistent in nature, scope and impact on the Company and its Subsidiaries, taken as a whole, with Regulatory Conditions arising and fully resolved from time to time in the conduct of the business of the Company and its Subsidiaries on or before December 31, 2009, (6) any acts of terrorism or war or any weather related event, fire or natural disaster or any escalation thereof, (7) the announcement of the execution of this Agreement or the pendency or consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), including any Actions, challenges or investigations to the extent relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), (8) the identity of Parent or any of its affiliates as the acquiror of the Company or any facts or circumstances concerning Parent or any of its affiliates, or (9) compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, this Agreement or the taking of any action consented to or requested by Parent or (B) any failure, in and of itself, to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Company Common Stock (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether there is a Company Material Adverse Effect).

(b) A true and complete list of all the Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by the Company, each other Subsidiary of the Company and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule. None of the Company or any of its Subsidiaries directly or indirectly owns any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of the Company).

Section 3.02  Certificate of Incorporation and By-Laws.  The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries. Such Certificates of Incorporation and By-Laws or similar organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or similar organizational documents, except, in the case of any Subsidiary of the Company, for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.03  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 125,000,000 shares of Company Common Stock and (ii) 1,186,530 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(b) As of May 6, 2010, (i) 57,169,871 shares of Company Common Stock (including 1,302,327 shares of restricted Company Common Stock granted under the Company Stock Plans) were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Subsidiaries of the Company, (iv) 7,037,405 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (including 6,509,150 shares reserved pursuant to outstanding Company Stock Options. Since May 6, 2010, through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of May 6, 2010, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no material outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or of any Subsidiary of the Company, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other person. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, the Company Stock Plans, or as otherwise set forth above, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of any Company Common Stock. Section 3.03(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (other than any such indebtedness owed to the Company or any of its Subsidiaries, letters of credit and any other indebtedness with an aggregate principal amount not in excess of $1.0 million individually). None of the Company or any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any of its Subsidiaries. Section 3.03(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all outstanding Company Stock Options, and all shares of restricted Company Common Stock granted under the Company Stock Plans, and the number of unpurchased Shares subject to each such Company Stock Option and the grant date, exercise price, and expiration date of each such Company Stock Option.

(c) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Subsidiary of the Company free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 3.04  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the receipt of the Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the receipt of the Stockholder Approval with respect to the adoption of this Agreement and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.05  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and the Stockholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or common law, or any rule, regulation, standard, judgment, order, writ, injunction or decree of any Governmental Authority, including Health Care Laws (collectively, “Law”), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any such Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any such Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any such Subsidiary is a party or by which the Company or any such Subsidiary or any property or asset of the Company or any such Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially delay the consummation of the Transactions.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement by the Company’s stockholders, (iii) any filings required under the rules and regulations of the NASDAQ Stock Market, (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) applicable requirements, if any, of Health Care Laws; (vii) applicable requirements, if any, of Medicare, Medicaid, or any other similar state or federal health care program (each, a “Government Program”) in which the Company or any of its Subsidiaries participates; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06  Permits; Compliance.  Each of the Company and each Subsidiary of the Company is in possession of all licenses, interim licenses, qualifications, exemptions, registrations, permits, approvals, accreditations, certificates of occupancy and other certificates, franchises and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (i) and (ii), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, (x) each Company Healthcare Facility is in compliance with the requirements of and conditions for participating in the Government Programs such facility participates in as of the date of this Agreement and (y) all claims for payment or cost reports filed or required to be filed by each Company Healthcare Facility under any Government Program or any private payor program have been prepared and filed in accordance with all applicable Laws, except, in the case of clauses (x) and (y), for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.07  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any material fraud, within the knowledge of the Company, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Neither the Company nor any Subsidiary of the Company has any material liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for material liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2009 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, or subsequent SEC Reports, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2009 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.08  Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.09  Absence of Certain Changes or Events.  Since December 31, 2009, (a) there has not been any event, circumstance, state of facts, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (without any regard to the Company Disclosure Schedule or any disclosures in the SEC Reports), (b) except in connection with the Transactions, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 5.01(d), (f), (j) or (l) (only with regard to the foregoing subsections of Sections 5.01).

Section 3.10  Absence of Litigation.  There is no litigation, suit, action or proceeding before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11  Employee Benefit Plans.  (a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or termination or other material benefit plans, programs, policies or arrangements, and all bonus, incentive, deferred compensation, equity or equity-based compensation, employment, termination, severance, change in control, retention or other material contracts or agreements to which the Company, any Subsidiary of the Company or Company Controlled Entity (as defined below) is a party, with respect to which the Company, any Subsidiary of the Company or any Company Controlled Entity has any obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary of the Company or any Company Controlled Entity for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). For purposes hereof, “Company Controlled Entity” means any person or entity, other than the Company and its Subsidiaries, that, together with the Company, is treated as a single employer under Section 414 of the Code. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary.

(b) With respect to each material Plan, the Company has made available to Parent complete and accurate copies, as applicable, of (A) such Plan, including any material amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service of the United States (the “IRS”) that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(d) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

(e) With respect to any Plan, as of the date of this Agreement (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened in writing, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company, any Subsidiary of the Company nor any Company Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any employee to any material compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Plan or (C) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate any Plan.

(h) No amount or other entitlement that could be received as a result of the Transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Sections 409A or 4999 of the Code being imposed on such person.

Section 3.12  Labor and Employment Matters.  Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the knowledge of the Company, as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any of its Subsidiaries.

Section 3.13  Real Property.  Section 3.13 of the Company Disclosure Schedule sets forth a list of all real property owned by each of the Company and its Subsidiaries (the “Owned Real Property”) and all leasehold interests in real property leased, subleased, licensed or with respect to which a right to use or occupy has been granted to the Company or its Subsidiaries for which annual rent exceeds $50,000 (the “Real Property Leases”). Each of the Company or its Subsidiaries has sole and exclusive, good and clear, record and marketable title to all Owned Real Property, or, in the case of leased real property held under Real Property Leases, an enforceable leasehold interest in, or right to use, all such leased real property, subject only to Permitted Liens.

Section 3.14  Taxes.  (a) The Company and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such material Tax Returns are complete and accurate in all material respects. The Company and its Subsidiaries have timely paid or will timely pay all amounts of Taxes shown as due and payable on such Tax Returns by the Company and its Subsidiaries except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.

(b) The Company has made available to Parent copies of all federal income Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to with respect to such Tax Returns, by the Company or any of its Subsidiaries for all taxable years beginning on or after January 1, 2006. To the knowledge of the Company, the federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years through December 31, 2005. There are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of any material Tax of the Company or any of its Subsidiaries. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(c) Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) To the knowledge of the Company, no claim is pending by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(e) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period beginning after the Closing as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, for a taxable period ending on or before the Closing, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, or (3) installment sale or open transaction disposition made on or prior to the Closing.

(f) The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during a three-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment pursuant to Section 355(a) of the Code.

(g) Neither the Company nor any Subsidiary of the Company (A) is a party to or is bound by any material tax sharing, indemnification or allocation agreement with persons other than wholly owned Subsidiaries of the Company or (B) has any liability for taxes of any person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purposes of which agreements do not relate to Taxes).

(h) Neither the Company nor any Subsidiary of the Company has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or its Subsidiaries, including any amendment thereof.

Section 3.15  Material Contracts.  The Company has filed with the SEC copies of all material contracts that were required to be filed with the SEC during the three-year period ending on the date hereof (such filed contracts being “Material Contracts”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) none of the Company or any of its Subsidiaries has received any written claim of material default under or cancellation of any Material Contract and none of the Company or any such Subsidiary is in material breach or material violation of, or material default under, any Material Contract and (b) to the Company’s knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract.

Section 3.16  Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries, true and complete copies of which have been made available to Parent. With respect to each such insurance policy: (i) each policy with respect to the Company and its Subsidiaries is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary of the Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy; and (iii) no notice of cancellation or termination has been received.

Section 3.17  Environmental Matters.  Except, in the case of clauses (a) through (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each Subsidiary of the Company is and has been in compliance with all applicable Laws relating to the protection of human health and the environment or to occupational health and safety (“Environmental Laws”); (b) the Company and its Subsidiaries possess all permits and approvals issued pursuant to any Environmental Law that are required to conduct the business of the Company and its Subsidiaries as it is currently conducted, and are and have been in compliance with all such permits and approvals; (c) to the knowledge of the Company, no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or any analogous terminology under any applicable Environmental Law have occurred at, on, from or under any real property currently or formerly owned, operated or occupied by the Company or any of its Subsidiaries, for which releases the Company or any such Subsidiary may have incurred liability under any Environmental Law; (d) neither the Company nor any Subsidiary of the Company has received any written claim or notice from any Governmental Authority alleging that the Company or any such Subsidiary is or may be in violation of, or has any liability under, any Environmental Law, and (e) neither the Company nor any Subsidiary of the Company has entered into any agreement or is subject to any legal requirement that may require it to pay for, guarantee, defend or indemnify or hold harmless any person from or against any liabilities arising under Environmental Laws.

Section 3.18  Board Approval; Vote Required.  (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has as of the date of this Agreement duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”). The approval by the Company Board of this Agreement and the Merger represents all the action necessary to render inapplicable to this Agreement and the Merger the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement and the Merger, and, to the knowledge of the Company, no other state takeover statute applies to this Agreement or the Merger.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Stockholder Approval”).

Section 3.19  Opinion of Financial Advisor.  The Special Committee has received the opinion of Goldman Sachs & Co. to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders.

Section 3.20  Brokers.  No broker, finder or investment banker (other than Goldman Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01  Corporate Organization.  Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.02  Certificate of Incorporation and By-Laws.  Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and By-Laws of Merger Sub, each as amended to date. Such Certificates of Incorporation and By-Laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws except for any such violations which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement, and Merger Sub is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

Section 4.03  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.04  No Conflict; Required Filings and Consents; Agreements.  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.04(b) have been obtained and that all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) the premerger notification and waiting period requirements of the HSR Act; (iv) applicable requirements, if any, of Health Care Laws; (v) applicable requirements, if any, of any Government Program in which the Company or any of its Subsidiaries participates; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

Section 4.05  Information Supplied.  None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened in writing, against Parent or any of its affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. Neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

Section 4.07  Operations of Merger Sub.  Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.08  Financing.  Parent has delivered to the Company true and complete copies of an executed commitment letter, including excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other substantive provisions (excluding only those provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (together, the “Commitment Letter”), pursuant to which JPMorgan Chase Bank, N.A. has committed to provide Parent and Merger Sub with financing in an aggregate amount of $4,150.0 million. The Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent as of the date of this Agreement, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Commitment Letter. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have at the Closing and at the Effective Time immediately available funds in an amount sufficient to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. The financing contemplated by the Commitment Letter is subject to no contingency or conditions other than those set forth in the copies of the Commitment Letter delivered to the Company. As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the financing contemplated by the Commitment Letter will not be satisfied or that such financing will not be available to Merger Sub on the date of the Closing. For the avoidance of doubt, it shall not be a condition to Closing for Parent to obtain any financing.

Section 4.09  Brokers.  The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and to preserve substantially intact the current relationships of the Company and its Subsidiaries with any persons with which the Company or any such Subsidiary has material business relations. Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) amend or otherwise change its Amended and Restated Certificate of Incorporation, By-Laws or other similar organizational documents, or authorize or adopt (or publicly propose) a plan of complete or partial liquidation or dissolution of the Company;

(b) (i) issue, grant, sell, dispose of, deliver, encumber (other than Permitted Liens), or authorize any such issuance, grant, sale, disposition, delivery or encumbrance of, any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to employee stock options or restricted stock units, in each case, outstanding on the date of this Agreement and in accordance with their present terms) or (ii) sell, dispose of, transfer, abandon, lease, license or otherwise encumber (other than Permitted Liens), or authorize any such sale, disposition, transfer, abandonment, lease, license or encumbrance of, any properties, rights or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions to the Company or any other direct or indirect wholly owned Subsidiary of the Company by any direct or indirect wholly owned Subsidiary of the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any of its Subsidiaries (or any rights, warrants or options to acquire any such capital stock);

(e) (i) acquire (including by purchase, merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization (or any division or business thereof); (ii) except among the Company and any of its wholly owned Subsidiaries and except for borrowings under existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or calls, options, warrants or other rights to acquire debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (iii) except among the Company and any of its wholly owned Subsidiaries and as required in accordance with its terms, redeem, purchase, prepay, defease or cancel any indebtedness for borrowed money; (iv) except with respect to the Company or any of its wholly owned Subsidiaries, make any loans, advances, investments or capital contributions in any material amount in or to any person; (v) enter into, terminate, amend or fail to renew any contract material to the Company and its Subsidiaries, taken as a whole, or waive, release or assign any material rights or claims thereunder; or (vi) authorize, or make any commitment with respect to, capital expenditures that, individually or taken together, exceed by 10% the aggregate amount of the annual capital expenditures budget of the Company and its Subsidiaries, taken as a whole (a copy of which has been previously provided to Parent);

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except with respect to officers or employees below the level of facility executive officer or with respect to other officers or employees whose annual compensation after such increase does not exceed $100,000, in each case in the ordinary course of business consistent with past practice; (ii) grant any retention, severance, change in control, or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary of the Company; (iii) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan or collective bargaining agreement if it were in existence as of the date of this Agreement, for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries; or (v) take any action to accelerate the time of vesting or payment of (or fund or otherwise secure) any compensation or benefits under any Plan, except, in the case of the matters described in clauses (ii) and (iii), the entering into, or making available to, newly hired employees and promoted employees, in each case, who are not directors or executive officers (and who will not be directors or executive officers after such promotion), plans, agreements, benefits and compensation arrangements (including grants under the Company Stock Plan) in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business or except as required by applicable Law, make, change or rescind any material Tax election, file any amended material Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material income Tax liability or other Tax liability in excess of $1.0 million in the aggregate;

(h) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and its Subsidiaries and its and their respective properties, assets and businesses;

(i) pay, discharge or settle (x) any Action other than payments, discharges and settlements involving not more than $1.0 million in the aggregate (net of insurance proceeds, including any such proceeds from PSI Surety, Inc.) and that do not require any actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries, taken as a whole, or (y) any Action involving any holder or group of holders of Shares;

(j) except as required by GAAP or Law, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

(k) (i) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act without complying with the notice requirements and all other provisions of such act or (ii) except as required by Law, enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business; or

(l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02  Conduct of Business by Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, materially delay or prevent the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Proxy Statement; Company Stockholders’ Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), for the purpose of obtaining the Stockholder Approval, and, if there is present at such Company Stockholders’ Meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 7.01(a), shall not postpone or adjourn such meeting except to the extent required by Law. Subject to Section 6.03(b), the Company Board shall (i) recommend to holders of the Shares that they adopt this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit and obtain the Stockholder Approval. For clarity, the Company acknowledges that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

Section 6.02  Access to Information; Confidentiality.  (a) Except as otherwise prohibited by applicable Law or the terms of any contract entered into prior to the date hereof or as would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to), at Parent’s expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, with respect to any person, its “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated April 18, 2010 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.03  Solicitation.  (a) Except as permitted by this Section 6.03, from the date of this Agreement until the Effective Time or, if earlier, the termination of the Agreement in accordance with Article VIII, the Company agrees that neither it nor any of its Subsidiaries shall, nor shall it authorize or permit its Subsidiaries and Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal except to notify such person of the existence of this Section 6.03(a) (including, in each case, with respect to any person that has previously been invited into a process to make, or participate in any discussions regarding, an Acquisition Proposal); provided, however, that, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, nothing contained in this Agreement shall prevent the Company or the Company Board (acting through the Special Committee or otherwise) from furnishing information to, or engaging in negotiations or discussions with, any person that shall have submitted after the date hereof a written Acquisition Proposal that is not a result of a breach of this Section 6.03(a), if prior to taking such action (A) the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (B) the Company receives from such person an executed confidentiality agreement with terms no less favorable with regard to confidentiality than the Confidentiality Agreement. The Company shall provide to Parent, in accordance with the terms of the Confidentiality Agreement and on a prompt basis, any material non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Parent. The Company shall as promptly as practicable (and in any event within two business days) notify Parent, in the event that the Company or any of its Subsidiaries or Representatives receives any Acquisition Proposal, of the material terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal, and the Company shall keep Parent reasonably informed of any material developments with respect to any such Acquisition Proposal (including any material changes thereto). Except as set forth in this Section 6.03, neither the Company nor any Subsidiary of the Company shall enter into any Acquisition Agreement.

(b) Except as set forth in this Section 6.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (ii) approve or recommend any Acquisition Proposal; or (iii) approve or recommend, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, merger agreement, acquisition agreement or similar agreement with respect to any Acquisition Proposal, other than a confidentiality agreement in accordance with Section 6.03(a) (any such letter or agreement, an “Acquisition Agreement” and the actions described above in each of clauses (i), (ii) and (iii), collectively, the “Specified Board Actions”). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, (x) in response to the receipt of a written Acquisition Proposal that is not a result of a breach of Section 6.03(a), if the Company Board (acting through the Special Committee or otherwise) (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, then the Company Board (acting through the Special Committee or otherwise) may approve and recommend such Superior Proposal (or any Acquisition Agreement with respect to such Superior Proposal) and, in connection with the approval or recommendation of such Superior Proposal, withdraw or modify the Company Board Recommendation and/or cause the Company to terminate this Agreement (in each case subject to compliance with Section 8.03) or (y) other than in connection with an Acquisition Proposal, if the Company Board (acting through the Special Committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, then the Company Board (acting through the Special Committee or otherwise) may withdraw or modify the Company Board Recommendation (any action by or on behalf of the Company Board permitted by the foregoing clause (x) or (y), a “Specified Acquisition Action”); provided, however, that no Specified Acquisition Action may be taken until after the fifth business day (or such subsequent business days as provided for by clause (2) of this sentence) (the period inclusive of all such days, the “Notice Period”) following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such Specified Acquisition Action (a “Notice of Adverse Action”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the material terms and conditions of any such Superior Proposal (it being understood and agreed that (1) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) and (2) any amendment to the terms of such Superior Proposal shall require a new Notice of Adverse Action and a two-business day extension of the Notice Period then applicable). In determining whether to take a Specified Acquisition Action, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent to the Company in response to a Notice of Adverse Action or otherwise.

(c) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in the case of each of clause (c)(i) and (c)(ii) hereof, the requirements of Section 6.03(b) shall have been satisfied.

(d) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer (including any proposal from or to the Company’s stockholders) from any person other than Parent or Merger Sub relating to (A) any direct or indirect acquisition of (1) more than 15% of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or (2) more than 15% of any class of equity securities of the Company; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person beneficially owning, directly or indirectly, 15% or more of any class of equity securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal that (A) relates to more than 50% of the outstanding Shares or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, (B) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel and after taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Parent to the Company, prior to the expiration of the Notice Period, in response to such proposal or otherwise)) are more favorable to the Company’s stockholders than this Agreement and (C) the Company Board determines is reasonably capable of being consummated.

(e) The Company shall (i) promptly request each person that has executed a confidentiality agreement with the Company prior to the date of this Agreement in connection with a process relating to an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such person or its Representatives by or on behalf of the Company or any of its Subsidiaries, (ii) not amend or waive, and shall enforce, the provisions of each such confidentiality agreement, except that, without limiting any other provision of this Agreement, this clause (ii) shall not apply to any standstill provision contained therein to the extent compliance herewith would be inconsistent with the fiduciary duties of the Company Board under applicable Law and (iii) prohibit any access to any third party to any such physical or electronic data room, except as permitted herein.

Section 6.04  Directors’ and Officers’ Indemnification and Insurance.  (a) The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Articles VII and VIII of the Amended and Restated Certificate of Incorporation of the Company, as amended, and Article VII of the By-Laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries.

(b) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Person under this Section 6.04(b) shall be in addition to any rights such person may have under the Certificate of Incorporation or the By-Laws or similar organizational documents of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

Section 6.05  Employee Benefits Matters.  (a) Parent hereby agrees that, for a period of eighteen months immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Company and of each of the Company’s Subsidiaries as of the Effective Time (each, an “Employee”) with a base salary, employee benefits, incentive compensation and other variable compensation (other than, in each case, equity-based compensation) that, taken as a whole, is no less favorable to the base salary, employee benefits, incentive compensation and other variable compensation (other than, in each case, equity-based compensation), taken as a whole, provided to each such Employee immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries, including all severance agreements listed on Section 3.11(a) of the Company Disclosure Schedule and excluding any of the foregoing to the extent related to equity-based compensation. Parent hereby agrees that, for a period of eighteen months immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide each Employee with equity-based compensation that is no less favorable than the equity-based compensation then provided to other similarly situated employees of Parent and its Subsidiaries.

(b) Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, credit need not be recognized to the extent that such recognition would result in any duplication of benefits. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Subsidiary of the Company and all affiliates where service with the affiliate was credited under a comparable Plan of the Company prior to the Effective Time; provided, however, service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) after the Effective Time (collectively, “Purchaser Welfare Benefit Plans”) and in which an Employee may be eligible to participate on or after the Effective Time, Parent shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each participating Employee under any Purchaser Welfare Benefit Plan (other than any dependent life insurance plan) to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year up to and including the Effective Time.

(d) As of the Closing, Parent shall, or shall cause its affiliates (including the Surviving Corporation) to, satisfy all obligations of the Company and all of its Subsidiaries in respect of any accrued but unpaid vacation, holiday, sick leave, paid time off or similar liability as of the Closing.

(e) Nothing contained herein shall be construed as requiring Parent to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent or the Company or any of their respective Subsidiaries in accordance with their terms. Nothing in this Section 6.05 shall confer any rights or remedies of any kind upon any Employee or any other person other than the parties hereto and their respective successors and assigns.

(f) Prior to the Closing, the Company shall take all steps necessary to ensure that no holder of any options, warrants, rights or other instruments prior to the Closing shall have any right to acquire following the Closing any capital stock of the Company or any of its Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).

Section 6.06  Financing.  (a) The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing necessary to consummate the Transactions (the “Financing”) as may be reasonably requested by Parent and that is necessary or customary in connection with Parent’s efforts to obtain the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing Parent and its Representatives with real estate and other pertinent information regarding the Company and its Subsidiaries as is necessary or customary in connection with the Financing and any security required therefor, including (A) the financial statements and financial data described in Schedule 6.06(a) and (B) the historical financial statements, information reasonably necessary for the preparation of pro forma financial statements, business and other financial data of the Company and of the type required by Regulation S-X (other than Rule 3-10 thereof) and Regulation S-K under the Securities Act and, in all cases, of the type and form customarily included in offering documents for securities offerings by the Company under Rule 144A under the Securities Act (all information required to be delivered pursuant to this clause (ii) being referred to as the “Required Information”), (iii) executing and delivering any pledge and security documents, currency or interest rate hedging arrangements or other definitive financing documents or other certificates (including a certificate of the chief accounting officer of the Company with respect to solvency matters relating to the Company) and documents as may be reasonably requested by Parent, (iv) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, appraisals, lien searches, surveys and title insurance as reasonably requested by Parent and (v) assisting Parent and its financing sources in the preparation of (A) customary offering documents, bank information memoranda (including the execution of customary representation letters reasonably satisfactory to the Company in connection with such bank information memoranda) and similar documents for any of the Financing; provided that any such offering document, bank information memoranda or similar documents contains disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as primary obligors or guarantors; and (B) materials for rating agency presentations; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or any other fee or incur any other liability in connection with the Financing prior to the Effective Time; provided, further, that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the consummation of the Closing. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation or any actions contemplated by this Section 6.06(a). The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all information and documents requested under this Section 6.06(a) promptly and, in any event, at least 20 days prior to the date of the Closing.

(b) All information regarding the Company obtained by Parent or Merger Sub or its or their Representatives pursuant to Section 6.06(a) shall be kept confidential as and to the extent required by the Confidentiality Agreement; provided that the Company and Parent shall agree to amend or waive the Confidentiality Agreement to the extent such information is required under the federal securities Laws to be included in an offering document in connection with the Financing. Parent acknowledges and agrees that the Company shall not incur any liability to any person prior to the Effective Time in connection with any Financing. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(c) The Company shall commence as soon as reasonably practicable after the receipt of a written request from Parent to do so, offers to purchase and related consent solicitations with respect to any or all of the outstanding debt securities of the Company specified by Parent and permitted by applicable Law (collectively, the “Notes”) on the terms and subject to conditions reasonably requested by Parent (collectively, the “Debt Offers”). Parent shall prepare all necessary documentation in connection with the Debt Offer, subject to review by the Company. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the consummation of the Merger. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the actions contemplated by this Section 6.06(c). Parent acknowledges and agrees that the Company and its Subsidiaries shall not incur any liability to any person prior to the Effective Time with respect to any Debt Offer or any actions contemplated by this Section 6.06(c), and Parent agrees to indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers, the arrangement of the Debt Offers, information utilized in connection therewith and any actions contemplated by this Section 6.06(c).

Section 6.07  Further Action.  (a) Each party shall use reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers, (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith, (iv) obtain all necessary consents, approvals or waivers from third parties and (v) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each party hereto agrees to make as promptly as practicable after the date of this Agreement its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as practicable after the date of this Agreement its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law.

(b) Without limiting the generality of the undertaking of Parent pursuant to Section 6.07(a), Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto; provided, however, that any such sale, divestiture, disposition or other arrangement shall be conditioned upon the consummation of the Transactions. In addition, Parent shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether preliminary or permanent) that would prevent the Closing prior to the Termination Date. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall require, or be construed to require, Parent or any of its Subsidiaries to agree to or take any action that, individually or in the aggregate, would result in a Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, the Company or any of their respective Subsidiaries or the holding separate of the capital stock of the Company or any such Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or to own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company or its Subsidiaries or of Parent or its Subsidiaries, that, in the case of clause (i) and (ii), would, individually or in the aggregate, reasonably be expected to result in a Behavioral Health Business Material Adverse Effect.

(c) Each party shall promptly notify the other party hereto of any material communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement. Each party shall be entitled to review in advance any proposed substantive communication by any other party to any Governmental Authority in connection with the Transactions, and each party shall make any revisions thereto reasonably requested by the other party. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties to this Agreement will provide each other with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege concerns. In furtherance of the foregoing, all information exchanged between or among the parties under this Section 6.07 shall be subject to appropriate confidentiality arrangements. Notwithstanding anything to the contrary, the parties agree that, except as otherwise provided by Law, any and all proceedings, hearings and other dealings with Governmental Authorities relating to antitrust matters shall be led by Parent and its Representatives; provided, that Parent may make all final strategic decisions after consulting in good faith with the Company.

(d) Neither Parent nor Merger Sub shall enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Transactions, including any authorizations, consents, orders or approvals required by any Health Care Law or Government Program.

(e) With respect to any stockholder litigation against the Company and/or its directors relating to the Transactions, Company shall (i) promptly notify Parent of the initiation of any such litigation, (ii) promptly notify Parent of any material communication or development with respect to such litigation and (iii) consult in good faith with Parent with respect to any material decisions and the Company’s general strategy regarding such litigation.

Section 6.08  Obligations of Parent and Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.09  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the Nasdaq Stock Market, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements, and except with respect to the matters described in Sections 6.03, 8.01 and 8.03.

Section 6.10  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes of the Company or any of its Subsidiaries, as well as any transfer, recording, registration and other fees that may be imposed upon, payable by or incurred by the Company or any of its Subsidiaries in connection with this Agreement and the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval.  The Company shall have obtained the Stockholder Approval.

(b) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or taken any other action after the date of this Agreement which is in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c) U.S. Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in subsections (a) and (b) of Section 3.03 (Capitalization), in Section 3.04 (Authority Relative to This

Agreement) and in Section 3.18 (Board Approval; Vote Required) shall be true and correct in all respects (except for de minimis failures to be true and correct), and the representation and warranty of the Company set forth in subsection (a) of Section 3.09 (Absence of Certain Changes or Events) shall be true and correct in all respects, in each case as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and “Company Material Adverse Effect” set forth therein) as of the Closing as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such other representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

Section 7.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all respects, in each case as of the Closing, as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date ), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or taken any other action after the date of this Agreement permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such Law or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 8.01(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the principal cause of such action;

(d) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(e) by Parent if (i) any Specified Board Action shall have been taken by or on behalf of the Company Board or (ii) the Company shall have materially breached its agreements and covenants set forth in Section 6.03;

(f) by the Company at any time prior to the adoption of this Agreement by the Company’s stockholders in accordance with Section 6.03(b); provided, however, that any such purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.03; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of its agreements and covenants set forth in Section 6.03;

(g) by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its agreements or covenants set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is incapable of being cured prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, agreements or covenants hereunder; or

(h) by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties, or failed to perform any of its agreements or covenants set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is incapable of being cured prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, agreements or covenants hereunder.

Section 8.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.02(b), Section 6.06, this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided that nothing in Section 8.01 or this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of any representation, warranty or covenant set forth in this Agreement, or impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

Section 8.03  Fees and Expenses.  (a) All Expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the closing of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, one-half of all filing fees payable in connection with the filings made pursuant to the HSR Act with respect to the Transactions, and one-half of all Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement, shall be paid by each of the Company and Parent. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement. All payments required to be made by a party pursuant to this Section 8.03 shall be made by such party and no third party shall directly or indirectly make all or any portion of such payments. Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions.

(b) If this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 8.01(b), then, if (A) at or prior to the Termination Date an Acquisition Proposal shall have been publicly announced and not publicly withdrawn or shall have otherwise become publicly known (any person that shall have made such a proposal at or prior to the Termination Date, together with its affiliates, a “Competing Bidder”) and (B) within twelve months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay Parent the amount of $71.5 million (the “Company Termination Fee”);

(ii) by Parent or the Company pursuant to Section 8.01(d), then (A) the Company shall pay Parent all of its Expenses incurred in connection with the Transactions on or prior to the Termination Date (the “Expense Reimbursement”) and (B) if (1) at or prior to the date of the Company Stockholders’ Meeting, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn or shall have otherwise become publicly known and (2) within twelve months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay Parent the Company Termination Fee minus any Expense Reimbursement previously paid to Parent;

(iii) by Parent pursuant to Section 8.01(e), then, the Company shall pay Parent the Company Termination Fee;

(iv) by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee; or

(v) by Parent pursuant to Section 8.01(g), then, if (A) at or prior to the date of the Company Stockholders’ Meeting, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn or shall have otherwise become publicly known and (B) within twelve months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay Parent the Company Termination Fee.

(c) The Company Termination Fee and/or Expense Reimbursement payable by the Company under this Section 8.03 shall be paid to Parent or its designee by the Company in immediately available funds as follows:

(i) in the case of Section 8.03(b)(iv), the applicable payment shall be made concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(f);

(ii) in the case of Section 8.03(b)(ii)(A) or Section 8.03(b)(iii), the applicable payment shall be made on or prior to the date of the event giving rise to the obligation to make such payment; and

(iii) in the case of Section 8.03(b)(i), Section 8.03(b)(ii)(B) or Section 8.03(b)(v), (x) if the event giving rise to the obligation to make such payment is the Company entering into, or submitting to the stockholders of the Company for adoption, an agreement with respect to, or consummating, any Acquisition Proposal with a Competing Bidder, the applicable payment shall be made on or prior to the date of such event or (y) if the event giving rise to the obligation to make such payment is the Company entering into, or submitting to the stockholders of the Company for adoption, an agreement with respect to, or consummating, any Acquisition Proposal with any person other than a Competing Bidder, the applicable payment shall be made on or prior to the consummation of any Acquisition Proposal.

Notwithstanding anything to the contrary in this Agreement, the payment to Parent or its designees of the Company Termination Fee and/or the Expense Reimbursement shall be the sole and exclusive remedy of Parent for any loss suffered by Parent or Merger Sub as a result of the failure of the Merger and the other Transactions to be consummated and upon such payment in accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except in the case of fraud or a breach by the Company of this Agreement).

(d) The Company acknowledges and agrees that the agreements contained in subsections (b) and (c) of this Section 8.03 are an integral part of the Transactions, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to pay any amounts due and payable pursuant to subsections (b) and (c) of this Section 8.03, and, in order to obtain such payment, Parent commence a suit that results in a judgment against the Company for the Company Termination Fee or the

Expense Reimbursement, the Company shall pay to Parent their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee or Expense Reimbursement, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

(e) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(d), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(3) any merger, consolidation, business combination, recapitalization or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Universal Health Services, Inc.
367 South Gulph Road
PO Box 61558
King of Prussia, Pennsylvania 19406-0958
Facsimile No: (610) 382-4390
Attention: Debra Osteen

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile No: (212) 474-3700

Attention:	James C. Woolery, Esq. Minh Van Ngo, Esq.

if to the Company:

Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
Facsimile No: (615) 312-5720
Attention: Chris Howard, Esq.

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179

Attention:	Peter D. Lyons, Esq. Eliza W. Swann, Esq.

and

Waller Lansden Dortch & Davis LLP
511 Union Street
Suite 2700
Nashville, TN 37219
Facsimile No: (615) 244-6804

Attention:	James H. Nixon III, Esq. Keith E. Thompson, Esq.

Section 9.03  Certain Definitions.  (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Behavioral Health Business Material Adverse Effect” means any event, circumstance, state of facts, change or effect that is materially adverse to the business, financial condition or results of operations of the aggregate of (x) the behavioral health care services business of Parent and its Subsidiaries and (y) the Company and its Subsidiaries.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Health Care Business” means any health care business operated by the Company or any of its Subsidiaries.

“Company Health Care Facility” means any health care facility that is leased or owned, and operated, by the Company or any of its Subsidiaries.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any person or any part of its property under applicable Law.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated July 1, 2005 (as amended through the date hereof) among the Company, the other borrowers party thereto, the guarantors party thereto and the lenders and agents party thereto.

“Health Care Laws” means all relevant state and federal civil or criminal health care Laws applicable to any Company Health Care Business, including Medicaid, Medicare, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), any Law with respect to licensing a Company Health Care Business, or the regulations promulgated pursuant to such Laws, and comparable state Laws, and all statutes and regulations related to the education of, housing of, or care for youth.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry) of (i) Joey Jacobs, President and Chief Executive Officer, (ii) Ronald Fincher, Chief Operating Officer, (iii) Christopher Howard, Executive Vice President, General Counsel and Secretary, (iv) Jack Polson, Executive Vice President and Chief Accounting Officer, (v) Brent Turner, Executive Vice President, Finance & Admin, (vi) Kathy Bolmer, Executive Vice President, Quality & Compliance, and (vii) Steven Davidson, Chief Development Officer.

“Lien” means with respect to any asset, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq., as amended) and any statute succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq., as amended) and any statute succeeding thereto.

“Permitted Lien” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities Laws, (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, (h) restrictions not materially affecting the present use of such assets or properties, (i) Liens securing the Credit Agreement, and (j) Liens permitted pursuant to Section 8.01 of the Credit Agreement.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Special Committee” means the committee of the Company Board (the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management) formed for the purpose of, among other things, evaluating and making a recommendation to the full Company Board with respect to this Agreement.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an entity controlled by such person, directly or indirectly (including through one or more intermediaries), and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) The following terms have the meaning set forth in the Sections set forth below:

Location of
Defined Term	Definition

Acquisition Proposal	§ 6.03(d)(i)

Location of
Defined Term	Definition

Action	§ 3.10
Acquisition Agreement	§ 6.03(b)
Agreement	Preamble
Book-Entry Shares	§ 2.02(b)(ii)
Burdensome Condition	§ 6.07(b)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(b)(ii)
Closing	§ 1.02
Commitment Letter	§ 4.08
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.18(a)(iii)
Company Controlled Entity	§ 3.11(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	§ 3.01(a)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)(ii)
Company Stock Option	§ 2.04(a)(ii)
Company Stock Plans	§ 2.04(a)(i)
Company Stockholders’ Meeting	§ 6.01(b)
Company Termination Fee	§ 8.03(b)(i)
Competing Bidder	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Debt Offers	§ 6.06(c)
DGCL	Recitals
Dissenting Shares	§ 2.05(a)
Effective Time	§ 1.03
Employee	§ 6.05(a)
End Date	§ 8.01(b)
Environmental Laws	§ 3.17(a)
ERISA	§ 3.11(a)
Exchange Act	§ 3.05(b)(i)
Exchange Fund	§ 2.02(a)(ii)
Expenses	§ 8.03(a)
Expense Reimbursement	§ 8.03(b)(ii)
Financing	§ 6.06(a)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Government Program	§ 3.05(b)(vii)
HSR Act	§ 3.05(b)(v)
Indemnified Parties	§ 6.04(a)
IRS	§ 3.11(c)
Law	§ 3.05(a)(ii)

Location of
Defined Term	Definition

Material Contracts	§ 3.15
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Notes	§ 6.06(c)
Notice of Adverse Action	§ 6.03(b)
Notice Period	§ 6.03(b)
Owned Real Property	§ 3.13
Parent	Preamble
Paying Agent	§ 2.02(a)(i)
Plans	§ 3.11(a)
Proxy Statement	§ 3.05(b)(ii)
Purchaser Welfare Benefit Plans	§ 6.05(c)
Real Property Leases	§ 3.13
Regulatory Condition	§ 3.01(a)
Representatives	§ 6.02(a)(i)
Required Information	§ 6.06(a)(ii)
SEC	§ 3.05(b)(ii)
SEC Reports	§ 3.07(a)
Section 262	§ 2.05(a)
Securities Act	§ 3.07(a)(i)
Shares	§ 2.01(a)
Specified Board Action	§ 6.03(b)
Specified Acquisition Action	§ 6.03(b)
Stockholder Approval	§ 3.18(b)
Superior Proposal	§ 6.03(d)(ii)
Surviving Corporation	§ 1.01
Tax or Taxes	§ 3.14(i)(i)
Tax Returns	§ 3.14(i)(ii)
Termination Date	§ 8.01
Transactions	§ 3.01(a)
Voting Company Debt	§ 3.03(b)

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.04  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05  Disclaimer of Other Representations and Warranties.  Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

Section 9.06  Entire Agreement; Assignment.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.07  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and except for the right of (i) the Company, on behalf of the holders of equity interests in the Company, to pursue damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include claims for damages based on the consideration that would have otherwise been payable to the stockholders of the Company and other relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of holders of equity interests in the Company, in the event of a failure by Parent or Merger Sub to consummate the Merger as required by this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub and (ii) Parent to pursue damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include claims for damages based on the synergies and other benefits that would have otherwise accrued to Parent and other relevant matters), which shall be deemed in such event to be damages of holders of equity interests in Parent, in the event of a failure by the Company to consummate the Merger as required by this Agreement, which right is hereby acknowledged and agreed by the Company. For purposes of this Agreement, any action of the Special Committee shall be binding upon and shall constitute an act of the Company.

Section 9.08  Remedies; Specific Performance; Expenses.  The parties hereto acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Notwithstanding anything to the contrary in this Agreement, all Expenses of the Company, Parent and Merger Sub incurred in connection with any Action brought by the Company, Parent or Merger Sub relating to the terms and provisions of this Agreement provided for in the foregoing sentence shall be paid by the Company in the event that Parent is successful on the merits in such Action and shall be paid by Parent in the event that the Company is successful on the merits in such Action.

Section 9.09  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (or any proper appellate court thereof). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the courts described above, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the courts described above.

Section 9.10  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.12  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.13  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.

By	/s/ Joey A. Jacobs
Name:     Joey A. Jacobs

Title:	Chairman, President and Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

By	/s/ Steve Filton
Name:     Steve Filton

Title:	Senior Vice President and Chief Financial Officer

OLYMPUS ACQUISITION CORP.

By	/s/ Steve Filton
Name:     Steve Filton

Title:	Treasurer

ANNEX B

PERSONAL AND CONFIDENTIAL

May 16, 2010

Special Committee of the Board of Directors
Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, TN 37067

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Universal Health Services, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Psychiatric Solutions, Inc. (the “Company”) of the $33.75 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 16, 2010 (the “Agreement”), by and among Parent, Olympus Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Parent and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking and other financial services to Parent and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as co-manager with respect to Parent’s offering of 7.125% Notes due 2016 (aggregate principal amount $150,000,000) in May 2008. We also may provide investment banking and other financial services to the Company and Parent and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal operating forecasts for the Company prepared by its management (the “Operating Forecasts”) and capital structure assumptions provided by the Special Committee, each as approved for our use by the Special Committee. We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the behavioral health industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

B-1

Special Committee of the Board of Directors
Psychiatric Solutions, Inc.
May 16, 2010
Page Two

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Operating Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $33.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the $33.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise.

We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $33.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

Fifth Amendment to the
Psychiatric Solutions, Inc.
Equity Incentive Plan

This Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) is adopted by Psychiatric Solutions, Inc. (the “Company”).

Whereas, Psychiatric Solutions, Inc. (the “Company”) has established the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and

Whereas, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan and to restrict the repricing of Options.

Now, therefore, the Plan is hereby amended as follows:

(1) Section 5.2 of the Plan is hereby deleted in its entirety and the following inserted in its place and stead:

“5.2 Maximum Number of Shares.  The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 14,016,666 shares of Stock, subject to increases and adjustments as provided in Article VIII.”

(2) A new Section 6.8 is hereby added to the Plan as follows:

“6.8 Restrictions on Repricing of Options.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval.”

This amendment to the Plan was adopted by the Board of Directors of the Company on February 11, 2010, subject to stockholder approval. The amendment was adopted by the stockholders of the Company on          , 2010.

In Witness Whereof, this Amendment is hereby executed by the undersigned officer of the Company.

Psychiatric Solutions, Inc.

By:
Christopher L. Howard
Executive Vice President,
General Counsel and Secretary

D-1

ANNEX E

Psychiatric Solutions, Inc.
Equity Incentive Plan

PREAMBLE

WHEREAS, PMR Corporation (the “Company”) adopted the PMR Corporation Employees’ Incentive Stock Option Plan on February 1, 1990; WHEREAS, the PMR Corporation Employees’ Incentive Stock Option Plan was subsequently amended and renamed the PMR Corporation 1997 Equity Incentive Plan (the “Plan”);

WHEREAS, Psychiatric Solutions, Inc. adopted the Psychiatric Solutions, Inc. 1997 Incentive and Nonqualified Stock Option Plan for Key Personnel (the “Psychiatric Plan”) on April 9, 1997;

WHEREAS, the Company and Psychiatric Solutions, Inc. entered into a merger agreement pursuant to which Psychiatric Solutions, Inc. became a wholly owned subsidiary of PMR Corporation effective August 5, 2002 (the “Acquisition”);

WHEREAS, following the Acquisition, Psychiatric Solutions, Inc. changed its name to Psychiatric Solutions Hospitals, Inc. and the Company changed its name to Psychiatric Solutions, Inc.;

WHEREAS, the Company changed the name of the Plan to the Psychiatric Solutions, Inc. Equity Incentive Plan;

WHEREAS, the Company desires to amend and restate the Plan to (i) increase the number of shares of Stock subject to grant under the Plan, (ii) restrict the number of shares of Stock that can be granted to any individual pursuant to Options in a calendar year, (iii) modify the methods of payment for the exercise of Options, (iv) remove automatic vesting of Awards upon a change in control, and (v) extend the term of the Plan indefinitely;

WHEREAS, the Psychiatric Plan is hereby merged into the Plan and outstanding Awards under the Psychiatric Plan will be governed by the terms of this restated Plan; and

WHEREAS, the Company intends that this Plan and awards granted hereunder will (i) qualify as “performance-based compensation” described in section 162(m)(4)(C) of the Internal Revenue Code of 1986, and (ii) conform to the requirements for exemption set forth under Securities and Exchange Commission Rule 16b-3;

NOW, THEREFORE, the Company hereby amends and restates the Plan effective as of the date this restated Plan is approved by the stockholders of the Company as follows:

ARTICLE I.

DEFINITIONS

1.1 Affiliate.  A corporate parent, corporate subsidiary, limited liability company, partnership or other business entity that is wholly-owned or controlled by the Company.

1.2 Agreement.  A written agreement (including any amendment or supplement thereto) between the Company or Affiliate and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.3 Award.  A right that is granted under the Plan to a Participant by the Company, which may be in the form of Options or Restricted Stock.

1.4 Board.  The board of directors of the Company.

1.5 Code.  The Internal Revenue Code of 1986, as amended.

1.6 Committee.  A committee that is designated by the Board to serve as the administrator of the Plan. The Committee shall be composed of at least two individuals (or such number that satisfies Rule 16b-3 of the Exchange Act) who are members of the Board and are not employees of the Company or an Affiliate, and who are designated by the Board as the “compensation committee” or are otherwise designated to administer the Plan. In the absence of a designation of a Committee by the Board, the Board shall be the Committee.

1.7 Company.  Psychiatric Solutions, Inc. and its successors.

1.8 Date of Exercise.  The date that the Company accepts tender of the exercise price of an Option.

1.9 Exchange Act.  The Securities Exchange Act of 1934, as amended.

1.10 Fair Market Value.  On any given date, Fair Market Value shall be the applicable description below:

(a) If the Stock is traded on a trading exchange (e.g., the New York Stock Exchange) or is reported on the Nasdaq National Market System, another Nasdaq automated quotation system or the OTC Bulletin Board System, Fair Market Value shall be determined by reference to the closing price of the Stock on such exchange or system with respect to the date for which Fair Market Value is being determined (unless the Committee determines in good faith the fair market value of the Stock to be otherwise).

(b) If the Stock is not traded on a recognized exchange or automated trading system, Fair Market Value shall be the value determined in good faith by the Committee.

1.11 Incentive Option.  An Option that is intended to qualify as an “incentive stock option” within the meaning of section 422 of the Code. An Incentive Option, or a portion thereof, shall not be invalid for failure to qualify under section 422 of the Code, but shall be treated as a Nonqualified Option.

1.12 Nonqualified Option.  An Option that is not an Incentive Option.

1.13 Option.  The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the price set forth in an Agreement. As used herein, an Option includes both Incentive Options and Nonqualified Options.

1.14 Participant.  A director, officer, employee, consultant or advisor of the Company or of an Affiliate who satisfies the requirements of Article IV and is selected by the Committee to receive an Award.

1.15 Plan.  The Psychiatric Solutions, Inc. Equity Incentive Plan, which was previously named the PMR Corporation Employees’ Incentive Stock Option Plan.

1.16 Psychiatric Plan.  The Psychiatric Solutions, Inc. 1997 Incentive and Nonqualified Stock Option Plan for Key Personnel.

1.17 Restricted Stock.  A grant of Stock that is subject to restrictions on transfer and/or a risk of forfeiture by and to the Participant, as described in Section 4.4. Restricted Stock that is awarded to a Participant shall cease to be Restricted Stock at the time that such restrictions and risks of forfeiture lapse in accordance with the terms of the Agreement or Plan.

1.18 Stock.  The common stock of the Company.

1.19 Ten Percent Stockholder.  An individual who owns more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time he is granted an Incentive Option. For the purpose of determining if an individual is a Ten Percent Stockholder, he shall be deemed to own any voting stock owned (directly or indirectly) by or for his brothers and sisters (whether by whole or half blood), spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a stockholder, partner or beneficiary.

ARTICLE II.

PURPOSE

The purpose of this Plan is to encourage ownership of Stock of the Company by directors, officers, employees, consultants and advisors of the Company and any current or future Affiliate. This Plan is intended to provide an incentive and bonus for maximum effort in the successful operation of the Company and is expected to benefit the stockholders by associating the interests of the Company’s employees with those of its stockholders and by enabling the Company to attract and retain personnel of the best available talent through the opportunity to share, by the proprietary interests created by this Plan, in the increased value of the Company’s shares to which such personnel have contributed. The benefits of this Plan are not a substitute for compensation otherwise payable to Company employees pursuant to the terms of their employment. Proceeds from the purchase of Stock pursuant to this Plan shall be used for the general business purposes of the Company.

ARTICLE III.

ADMINISTRATION

3.1 Administration of Plan.  The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

(a) Interpret all provisions of this Plan;

(b) Prescribe the form of any Agreement and notice and manner for executing or giving the same;

(c) Make amendments to all Agreements;

(d) Adopt, amend, and rescind rules for Plan administration; and

(e) Make all determinations it deems advisable for the administration of this Plan.

3.2 Authority to Grant Awards.  The Committee shall have authority to grant Awards upon such terms the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise of all or any part of an Option.

3.3 Persons Subject to Section 16(b).  Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers and directors subject to section 16(b) of the Exchange Act, without so restricting, limiting or conditioning the Plan with respect to other Participants.

ARTICLE IV.

AWARD ELIGIBILITY AND LIMITATIONS

4.1 Participation.  The Committee may from time to time designate directors, officers, employees, consultants and advisors of the Company or one of its Affiliates to whom Awards are to be granted and who are eligible to become Participants. Such designation shall specify the number of shares of Stock, if any, subject to each Award. All Awards granted under this Plan shall be evidenced by Agreements that shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with the Plan.

4.2 Grant of Awards.  An Award shall be deemed to be granted to a Participant at the time that the Committee designates in a writing that is adopted by the Committee as the grant of an Award, and that makes reference to the name of the Participant and the number of shares of Stock that are subject to the Award.

Accordingly, an Award may be deemed to be granted prior to the approval of this Plan by the stockholders of the Company and prior to the time that an Agreement is executed by the Participant and the Company.

4.3 Limitations on Incentive Options.  A person who is not an employee of the Company or an Affiliate is not eligible to receive an Incentive Option. To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year (under all stock incentive plans of the Company and its Affiliates) exceeds $100,000 (or the amount specified in section 422 of the Code), determined as of the date an Incentive Option is granted, such Options shall be treated as Nonqualified Options. This provision shall be applied by taking Incentive Options into account in the order in which they were granted.

4.4 Restricted Stock.  An award of Restricted Stock to a Participant is a grant of Stock that is subject to forfeiture and/or restrictions on transfer that are identified in an Agreement. A Participant who receives Restricted Stock shall be treated as a stockholder of the Company for all purposes, except that the rights of the Participant may be limited under the terms of the Agreement. Unless otherwise specified in an Agreement, Participants shall be entitled to receive dividends on and exercise voting rights with respect to shares of Restricted Stock.

4.5 Additional Limitations on Grants.  No person may receive Options to purchase more than 500,000 shares of Stock (subject to increases and adjustments as provided in Article VIII) during any calendar year.

ARTICLE V.

STOCK SUBJECT TO PLAN

5.1 Source of Shares.  Upon the exercise of an Option or the grant of Restricted Stock, the Company shall deliver to the Participant authorized but previously unissued Stock or Stock that is held by the Company in treasury.

5.2 Maximum Number of Shares.  The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is increased by 900,000 shares to a total of 2,233,333 shares of Stock, subject to increases and adjustments as provided in Article VIII.

5.3 Forfeitures.  If any Option granted hereunder expires or terminates for any reason without having been exercised in full, or Restricted Stock is forfeited, the shares of Stock subject thereto shall again be available for issuance of an Award under this Plan.

ARTICLE VI.

OPTION EXERCISE AND STOCKHOLDER RIGHTS

6.1 Exercise Price.  The exercise price of an Incentive Option shall not be less than 100% of the Fair Market Value of a share of Stock on the trading day immediately preceding the date the Incentive Option is granted. In the case of a Ten Percent Stockholder, however, the exercise price of an Incentive Option shall not be less than 110% of the Fair Market Value of a share of Stock on the trading day immediately preceding the date the Incentive Option is granted. The exercise price of a Nonqualified Option shall be the price determined by the Committee at the time that such Award is granted, but shall not be less than 85% of the Fair Market Value of a share of Stock on the trading day immediately preceding the date the Nonqualified Option is granted.

6.2 Right to Exercise.  An Option may be exercisable on the date of grant or on such other date(s) established by the Committee or provided for in an Agreement.

6.3 Expiration of Option.  In general, the right to purchase Stock under an Option shall expire on the date specified in the Option. However, an Option shall expire sooner in the circumstances described in this Section.

(a) If as a result of voluntary or involuntary termination (other than death or disability) the Participant ceases to provide services to the Company or one of its Affiliates as an employee, a non-employee member of the Board or a consultant or independent advisor, the Option shall thereon terminate, except that the Option may be exercised by the Participant, to the extent otherwise exercisable on the date of termination, for a period of three months from the date of termination of the provision of services or until the expiration of the stated term of the Option, whichever period is shorter. Thereafter, the Option shall terminate and cease to be exercisable.

(b) If the Participant ceases to provide services to the Company or one of its Affiliates as an employee, non-employee member of the Board, consultant or independent advisor by reason of disability (as defined in section 22(e)(3) of the Code), the Participant shall have the right for 12 months after the date of such termination of the provision of services to exercise the Option to the extent otherwise exercisable on the date of disability. Thereafter, the Option shall terminate and cease to be exercisable.

(c) If the Participant dies, the Option shall be exercisable by the Participant’s legal representatives, heirs, legatees, or distributees for 12 months after the date of the Participant’s death to the extent otherwise exercisable on the date of death. Thereafter, the Option shall terminate and cease to be exercisable.

6.4 Maximum Exercise Period.  The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of 10 years (five years in the case of Incentive Options granted to a Ten Percent Stockholder) from the date it was granted. A Participant must exercise an Incentive Option while he is an employee of the Company or an Affiliate, or within three months of termination of employment with the Company and its Affiliates (one year in the case of termination due to disability or death).

6.5 Transferability.  Any Award granted under this Plan shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that a Nonqualified Option or Restricted Stock may be transferable to the extent provided in an Agreement. No right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation or liability of such Participant.

6.6 Stockholder Rights.  No Participant shall have any rights as a stockholder with respect to shares subject to Options prior to the Date of Exercise of such Option, and if requested, has given the representation described in Section 9.2 and/or executed a stockholders agreement described in Section 9.3. A Participant’s rights as a stockholder with respect to Restricted Stock shall be determined as provided in Section 4.4.

6.7 Employee Status.  The Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability, or other reasons shall be treated as a termination or interruption of employment for purposes of determining questions of forfeiture and exercise of an Award after termination of employment. With respect to an Incentive Option, such period of unemployment that is longer than three months following termination may be treated as employment if consistent with section 422 of the Code pursuant to a federal statute, Treasury Regulation, or a published ruling of the Internal Revenue Service that has general application.

ARTICLE VII.

METHOD OF EXERCISE

7.1 Exercise.  An Option granted hereunder shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of Articles VI and IX, an Option may be exercised in whole or in part at such times and in compliance with such requirements as the Committee shall determine.

7.2 Payment.  Except as otherwise provided by the Agreement, payment of the exercise price under an Option shall be made in cash, or, to the extent approved in writing in advance by the Committee, through one of the following methods:

(a) A transaction involving the pledge of shares and a loan through a broker described in Federal Reserve Regulation T and in accordance with the rules and regulations of the Securities and Exchange Commission, as amended from time to time;

(b) Actual or constructive delivery of Stock that was acquired at least six months prior to the exercise of the Option;

(c) Other consideration acceptable to the Committee; or

(d) A combination of the above methods of payment and/or cash.

Payment of the exercise price must include payment of any and all applicable tax withholdings, as described in Section 7.3, in cash unless the Company expressly consents in writing and in advance to alternative arrangements for withholdings.

7.3 Withholding Tax Requirements.  Upon the exercise of a Nonqualified Option or the lapse of restrictions on Restricted Stock, the Participant shall, upon notification of the amount due, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such withholding requirements shall not apply to the exercise of an Incentive Option, or to a disqualifying disposition of Stock that is acquired with an Incentive Option, unless the Committee gives the Participant notice that withholding described in this Section is required.

7.4 Issuance and Delivery of Shares.  Shares of Stock issued pursuant to the exercise of Options hereunder shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after a Participant exercises an Option hereunder, or is granted Restricted Stock, and executes any applicable agreement described in Section 9.2 or Section 9.3 that the Company requires.

ARTICLE VIII.

ADJUSTMENT UPON CORPORATE CHANGES

8.1 Adjustments to Shares.  The maximum number of shares of Stock with respect to which Awards hereunder may be granted and which are the subject of outstanding Awards shall be adjusted as the Committee determines (in its sole discretion) to be appropriate, in the event that:

(a) the Company or an Affiliate effects one or more Stock dividends, Stock splits, reverse Stock splits, subdivisions, consolidations or other similar events;

(b) the Company or an Affiliate engages in a transaction to which section 424 of the Code applies; or

(c) there occurs any other event that in the judgment of the Committee necessitates such action;

provided, however, that the Committee shall make adjustments to the limit specified in Section 5.2 that are proportionate to the modifications of the Stock that are on account of such corporate changes.

8.2 Substitution of Awards.

(a) The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Options shall be determined by the Committee in its sole discretion, subject only to the limitations of Article V.

(b) If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another person, or the sale of all or substantially all the

Company’s assets to another person, shall be effected such that holders of Stock shall be entitled to receive stock, securities or other property (including, without limitation, cash) with respect to or in exchange for Stock, then each holder of an Option shall thereafter have the right to purchase, upon the exercise of the Option in accordance with the terms and conditions specified in the Agreement governing such Option and in lieu of the shares of Stock immediately theretofore receivable upon the exercise of such Option, such shares of stock, securities or other property (including, without limitation, cash) as would be issuable or payable in such reorganization, reclassification, consolidation, merger or sale with respect to or in exchange for a number of outstanding shares of Stock equal to the number of shares of Stock that would have been immediately theretofore so receivable with respect to such Option had such reorganization, reclassification, consolidation, merger or sale not taken place. Such Option exchange will be made whether or not the Company is the survivor of the transaction, or survives only as a subsidiary.

8.3 No Adjustment upon Certain Transactions.  Notwithstanding Sections 8.1 and 8.2 above, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

8.4 Fractional Shares.  Only whole shares of Stock may be acquired through an Award. Any adjustments made pursuant to this Article will be made so that only the resulting number of whole shares of Stock represented by an Award will be issued hereunder. Any amounts tendered in the exercise of an Option remaining after the maximum number of whole shares have been purchased will be returned to the Participant in the form of cash.

ARTICLE IX.

LEGAL COMPLIANCE CONDITIONS

9.1 General.  No Award shall be exercisable, no Stock or Restricted Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock issued pursuant to this Plan may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations. No Award shall be exercisable, no Stock or Restricted Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

9.2 Representations by Participants.  As a condition to the exercise of an Award, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order against any shares of Stock may be placed on the official stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of options or stock hereunder.

9.3 Stockholders Agreement.  At the time of grant of an Award, exercise of an Option or vesting of Restricted Stock, the Company may require a Participant, as a condition of such grant, exercise or vesting, to execute a stockholders agreement containing terms and conditions generally applicable to some or all of the stockholders of the Company.

ARTICLE X.

GENERAL PROVISIONS

10.1 Effect on Employment.  Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

10.2 Unfunded Plan.  The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

10.3 Rules of Construction.  Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

10.4 Governing Law.  The internal laws of the State of Tennessee (without regard to the choice of law provisions of Tennessee) shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

10.5 Compliance with Section 16 of the Exchange Act.  In the event that any common class of equity securities of the Company becomes subject to registration under section 12 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

10.6 Amendment.  The Board may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the Participant’s consent, except as necessary for Incentive Options to maintain qualification under the Code; and provided, further, that the stockholders of the Company must approve the following:

(a) 12 months before or after the date of adoption, any amendment that increases the aggregate number of shares of Stock that may be issued under Incentive Options or changes the employees (or class of employees) eligible to receive Incentive Options; and

(b) before the effective date thereof, any amendment that increases the period during which Incentive Options may be granted or exercised.

10.7 Duration of Incentive Options.  Incentive Option awards shall not be made with respect to the shares of Stock specified in Section 5.2 more than ten years after the earlier of the date that this restated Plan is adopted by the Board or the date that the Plan is approved by stockholders. If the number of shares specified in Section 5.2 is increased by an amendment to this Plan, Incentive Options may be awarded with respect to such increased shares for a period of ten years after the earlier of the date that the amendment to the Plan is adopted by the Board or the date that the amendment is approved by stockholders in a manner that satisfies Treasury Regulation section 1.422-5. Incentive Options granted before such dates shall remain valid in accordance with their terms.

10.8 Effective Date of Plan.  This restated Plan shall be effective on the date it is approved by the stockholders of the Company. All Awards granted under the Psychiatric Plan shall be governed by the terms of this amended and restated Plan; provided, however, that the terms of this Plan shall apply only to the extent that the terms of this Plan would not have a material adverse effect on the rights of a Participant under an Award granted under the Psychiatric Plan, unless the Participant has given consent to the change.

Amendment to the
Amended and Restated
Psychiatric Solutions, Inc.

Equity Incentive Plan

WHEREAS, Psychiatric Solutions, Inc. (the “Company”) has established the Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective May 4, 2004, by deleting Section 5.2 in its entirety and inserting the following in its place and stead:

5.2 Maximum Number of Shares.  The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is increased by 700,000 shares to a total of 2,933,333 shares of Stock, subject to increases and adjustments as provided in Article VIII.

IN WITNESS WHEREOF, this Amendment is hereby adopted by the Company on March 23, 2004, but effective on the date written above.

Psychiatric Solutions, Inc.

By:	/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman of the Board, Chief Executive Officer and President

Second Amendment to the
Psychiatric Solutions, Inc.

Equity Incentive Plan

THIS AMENDMENT to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) is adopted by Psychiatric Solutions, Inc. (the “Company”) to be effective with respect to options granted on and after May 17, 2005.

WHEREAS, Psychiatric Solutions, Inc. (the “Company”) has established the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan;

NOW, THEREFORE, the Plan is hereby amended by deleting Section 5.2 in its entirety and inserting the following in its place and stead:

5.2 Maximum Number of Shares.  The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is increased by 2,000,000 shares to a total of 4,933,333 shares of Stock, subject to increases and adjustments as provided in Article VIII.

IN WITNESS WHEREOF, this Amendment is hereby executed by the undersigned officer of the Company on April 12, 2005, but effective on the date stated herein.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman of the Board, Chief Executive Officer and President

Third Amendment to the
Psychiatric Solutions, Inc.

Equity Incentive Plan

THIS AMENDMENT to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) is adopted by Psychiatric Solutions, Inc. (the “Company”) to be effective with respect to options granted on and after May 16, 2006.

WHEREAS, Psychiatric Solutions, Inc. (the “Company”) has established the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan;

NOW, THEREFORE, the Plan is hereby amended by deleting Section 5.2 in its entirety and inserting the following in its place and stead:

5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 11,116,666 shares of Stock, subject to increases and adjustments as provided in Article VIII.

IN WITNESS WHEREOF, this Amendment is hereby executed by the undersigned officer of the Company on February 23, 2006, but effective on May 16, 2006.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman of the Board, Chief Executive Officer and President

Fourth Amendment to the
Psychiatric Solutions, Inc.

Equity Incentive Plan

THIS AMENDMENT to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) is adopted by Psychiatric Solutions, Inc. (the “Company”).

WHEREAS, Psychiatric Solutions, Inc. (the “Company”) has established the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan.

NOW, THEREFORE, the Plan is hereby amended by deleting Section 5.2 in its entirety and inserting the following in its place and stead:

5.2 Maximum Number of Shares.  The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 13,116,666 shares of Stock, subject to increases and adjustments as provided in Article VIII.

This amendment to the Plan was adopted by the Board of Directors of the Company on February 26, 2008, subject to stockholder approval. The amendment was adopted by the stockholders of the Company on May 20, 2008 and shall be effective with respect to all options granted on and after February 25, 2008.

IN WITNESS WHEREOF, this Amendment is hereby executed by the undersigned officer of the Company.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, General Counsel and Secretary

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PSYCHIATRIC SOLUTIONS, INC. 6640 CAROTHERS VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. SUITE 500 FRANKLIN, TN 37067 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends a vote FORproposals 1, 2 and 3. For 0 Against 0 Abstain 1 To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of May 16, 0 2010, by and among the Company, Universal Health Services, Inc., a Delaware corporation (“UHS”), and Olympus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of UHS (“Merger Sub”), as the merger agreement may be amended from time to time. 00 00 00 2 To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. To consider and vote on the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan previously approved by stockholders at the Company’s 2010 3 Annual Meeting of Stockholders. NOTE: To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof. Yes 0 No Please indicate if you plan to attend this meeting 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . PSYCHIATRIC SOLUTIONS, INC. PROXY FOR SPECIAL MEETING OF STOCKHOLDERS October 5, 2010 The undersigned hereby appoints Brent Turner and Christopher L. Howard, or either of them, with full power of substitution and resubstitution, as proxies to vote all shares of capital stock of Psychiatric Solutions, Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at our corporate headquarters located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, on Tuesday, October 5, 2010, at 9:00 a.m. (Central Time), and at any adjournment thereof, on the matters indicated on the reverse side and such other business as may properly come before the Special Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. Continued and to be signed on reverse side 00000743602 R2.09.05.010